UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant     ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MID-ATLANTIC REALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Shares of Beneficial Interest, $.01 par value

(2)	Aggregate number of securities to which transaction applies:

18,409,676 Common Shares of Mid-Atlantic Realty Trust (includes 327,459 shares underlying options to purchase Common Shares)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$21.00 per Common Share (with respect to outstanding options, the per share price was based on the difference between $21.00 per share and the per share exercise price of in-the-money options)

(4)	Proposed maximum aggregate value of transaction:

$382,004,538

(5)	Total fee paid:

$30,905

☐    Fee paid previously with preliminary materials.

☐ Check	box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MID-ATLANTIC REALTY TRUST

170 West Ridgely Road, Suite 210

Lutherville, Maryland 21093

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Mid-Atlantic Realty Trust to be held at                                          , on             , 2003, at              .m., local time.

At the Special Meeting, you will be asked to approve the merger of Mid-Atlantic Realty Trust with and into Kimco Acquisition Real Estate Investment Trust, a subsidiary of Kimco Realty Corporation, a publicly traded Maryland corporation headquartered in New Hyde Park, New York. If the merger is completed, each of our outstanding common shares of beneficial interest, par value $.01 per share, will be converted into the right to receive $21.00 in cash, without interest, as more fully described in the enclosed proxy statement.

Our board of trustees has unanimously approved the merger and declared the merger advisable and in the best interests of our shareholders and unanimously recommends that our shareholders approve the merger. Among the factors considered by our board of trustees in evaluating the merger was the opinion, dated June 18, 2003, of Wachovia Capital Markets, LLC, our financial advisor, which provides that, as of that date, the cash consideration to be received by our common shareholders in the merger was fair, from a financial point of view, to such holders. The written opinion of Wachovia Securities, LLC is attached as Appendix B to the accompanying proxy statement and should be read carefully and in its entirety.

The affirmative vote of holders of at least two-thirds of the common shares outstanding and entitled to vote at the Special Meeting is necessary to approve the merger. If the merger is approved by the requisite holders of our common shares at the Special Meeting, the closing of the merger will occur as soon as all of the other conditions to the closing of the merger are satisfied or waived, but in no event prior to September 15, 2003.

We urge you to read carefully the attached proxy statement and Amended Agreement and Plan of Merger, a copy of which is included in the proxy statement as Appendix A. The enclosed proxy statement provides you with a summary of the merger, the amended merger agreement and additional information about the parties involved.

It is very important that your shares be represented at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are requested to promptly complete, sign and date the enclosed proxy card and return it in the envelope provided.

This proxy statement is dated              2003 and is first being mailed to shareholders on or about             , 2003.

Sincerely,

F. Patrick Hughes,

President and Chief Executive Officer

MID-ATLANTIC REALTY TRUST

170 West Ridgely Road, Suite 210

Lutherville, Maryland 21093

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

            , 2003

Dear Shareholder:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Mid-Atlantic Realty Trust, a Maryland real estate investment trust, will be held at                                         , on             ,             , 2003, at              a.m., local time, for the following purposes:

1.    To consider and vote upon a proposal to approve the merger of Mid-Atlantic Realty Trust with and into Kimco Acquisition Real Estate Investment Trust, a Maryland real estate investment trust and subsidiary of Kimco Realty Corporation, a Maryland corporation, with Kimco Acquisition Real Estate Investment Trust being the surviving entity, pursuant to the Amended Agreement and Plan of Merger dated as of  July 14, 2003, among Kimco Realty Corporation, Kimco Acquisition Real Estate Investment Trust and Mid-Atlantic Realty Trust; and

2.    To transact such other business as may properly be brought before the meeting or any adjournments or postponement of that meeting or matters incidental thereto.

Only the shareholders of record of Mid-Atlantic Realty Trust at the close of business on the record date,             , 2003 are entitled to notice of and to vote at the Special Meeting and any adjournments or postponement of that meeting.

All shareholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, date, sign and return the enclosed proxy, or vote by telephone or via the Internet in accordance with the instructions provided, as promptly as possible. We have enclosed a postage-prepaid envelope for that purpose. If you attend the Special Meeting, you may vote in person even if you have already returned a proxy.

BY ORDER OF THE BOARD OF TRUSTEES

Paul F. Robinson,

Secretary

Our board of trustees has unanimously approved and recommends that you vote “FOR” approval of the merger.

i

ii

MID-ATLANTIC REALTY TRUST

170 W. Ridgely Road, Suite 210

Lutherville, Maryland 21093

PROXY STATEMENT

Special Meeting of Shareholders

To Be Held On                     , 2003

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire document, as well as the additional documents to which we refer you, including the amended agreement and plan of merger attached as Appendix A, which we refer to throughout this proxy statement as the merger agreement. We encourage you to read the merger agreement in its entirety as it is the legal document that governs the merger and the other transactions contemplated by the merger agreement. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. This proxy statement is first being mailed to our shareholders on or about                     , 2003.

The Parties to the Merger (page 11)

•	Mid-Atlantic Realty Trust. We are a Maryland real estate investment trust, which owns, acquires, develops, redevelops, leases and manages primarily neighborhood or community shopping centers in the Middle Atlantic region of the United States. We conduct substantially all of our activities through our subsidiary, MART Limited Partnership. Our principal executive offices are located at 170 West Ridgely Road, Suite 210, Lutherville, Maryland 21093 and the telephone number of our offices is (410) 684-2000. Mid-Atlantic Realty Trust is sometimes referred to in this proxy statement as “MART.”

•	Kimco Realty Corporation. Kimco Realty Corporation, a Maryland corporation, is a publicly traded real estate investment trust that owns and operates neighborhood and community shopping centers. The principal executive offices of Kimco Realty Corporation are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0042 and its telephone number is (516) 869-9000. Kimco Realty Corporation is sometimes referred to in this proxy statement as “Kimco.”

•	Kimco Acquisition Real Estate Investment Trust. Kimco Acquisition Real Estate Investment Trust is a Maryland real estate investment trust formed by Kimco Realty Corporation for the purpose of acquiring us. We refer to this company throughout this proxy statement as the Acquisition Subsidiary. The principal executive offices of the Acquisition Subsidiary are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0042 and its telephone number is (516) 869-9000.

The Merger (page 13)

•	We will be merged with and into the Acquisition Subsidiary, with the Acquisition Subsidiary being the surviving entity, pursuant to an agreement and plan of merger, dated as of June 18, 2003, among Kimco, Acquisition Subsidiary and us. Following the merger, our separate corporate existence will cease and the Acquisition Subsidiary will continue as a subsidiary of Kimco.

•

At the effective time of the merger, each of our outstanding common shares of beneficial interest, par value $.01 per share, will be converted into the right to receive $21.00 in cash, without interest. The merger agreement provides that the quarterly dividend will be suspended, and we will not pay our regular September dividend. However, if the closing does not occur on September 15, 2003, the purchase price per share will be increased by an amount equal to the current annual dividend rate per share of $1.24, divided by 365, or $.0034 per day for each day following September 15, 2003 until the merger is closed.

•	After the completion of the merger, the holders of our common shares will have no continuing equity interest in, and will not share in future earnings, dividends or growth, if any, of the surviving entity, Acquisition Subsidiary. In addition, after the merger has been completed, our common shares will no longer be listed on the New York Stock Exchange or registered with the Securities and Exchange Commission.

Recommendation of Our Board of Trustees and Reasons for the Merger (page 17)

•	After an evaluation of a variety of business, financial and market factors and consultation with our legal and financial advisors, at a meeting on June 18, 2003, our board of trustees determined that the merger is advisable and fair to and in the best interests of our company and its shareholders. Our board of trustees unanimously approved the merger, the merger agreement and the transactions contemplated by that agreement and unanimously voted to recommend that our shareholders approve the merger.

Opinion of Financial Advisor (page 19)

•	On June 18, 2003, Wachovia Capital Markets, LLC, which is sometimes referred to in this document as “Wachovia Securities”, rendered an opinion to our board of trustees that, as of the date of that opinion, the $21.00 per share in cash to be received by holders of our common shares is fair, from a financial point of view, to such holders.

•	The full text of the written opinion of Wachovia Securities which sets forth the assumptions made, matters considered and limitations on the opinion and on the review undertaken in connection with the opinion, is attached as Appendix B to, and is incorporated by reference in, this proxy statement. The opinion of Wachovia Securities does not constitute a recommendation as to how any holder of our common shares should vote with respect to the merger. You should carefully read the opinion in its entirety.

Availability of Funds (page 24)

•	Kimco has advised us that at the closing of the merger it will have adequate cash reserves or borrowing availability under existing credit facilities and/or standard and customary lending commitments sufficient in the aggregate to pay the aggregate merger consideration and all other payments contemplated by the merger agreement.

Interests of Certain Persons in the Merger (page 24)

•	In addition to their interests as shareholders, certain of our officers, employees and trustees have interests in the merger that differ from your interests as a shareholder. Our board of trustees was aware of these interests and considered them, among other matters, in approving the merger, the merger agreement and the transactions contemplated by that agreement. None of our trustees, officers or employees owns any interests in MART Limited Partnership; accordingly, they will not participate in any benefits offered to the limited partners.

•

Severance Payments.    Pursuant to employment agreements with F. Patrick Hughes, our president and chief executive officer, and Paul F. Robinson, our executive vice president and general counsel, dated as of October 1, 1992, and amended on December 1, 1995 and July 14, 1998, if either executive resigns from his employment or if the employment of either executive is otherwise terminated as a result of the merger, he will be entitled to continue to receive his salary and all other compensation and benefits payable to the executive for the next two years; at the executive’s option, he can receive these compensation payments in a lump sum at closing, discounted to present value. Under these employment agreements, if they terminate their employment prior to the merger, Mr. Hughes will receive $1,456,847 and Mr. Robinson will receive $1,040,703.

•	Cash Bonus Plan. In May 2001, our board of trustees adopted a cash incentive pool plan called the Mid-Atlantic Realty Trust Cash Bonus Plan. The Cash Bonus Plan was adopted to provide incentives to our employees, to align the interests of our shareholders with management and employees, to ensure employee retention in the event a proposal is made for our company to engage in an extraordinary transaction, such as the merger, and to protect the acquiring company from competition by senior management and certain other employees. The board believes that the preservation of the corporate enterprise through the retention of employees and non-competition covenants enhances the value of our company to an acquirer, and preserves the value of our company if an extraordinary transaction does not close because we will be able to continue with our operations and our employees in the same manner we had operated prior to the time the proposal was made. Under the Cash Bonus Plan, an incentive pool in the amount of 1% of the total consideration of the transaction will be created in order for our trustees, management and other employees to participate with the shareholders in the value of the transaction. As a condition of participating in the plan and receiving any payments under the plan, the non-trustee participants in the plan (excluding employee participants that are primarily engaged in finance, administration and accounting functions for our company) must enter into certain non-compete covenants with respect to MART and Kimco. Under this plan, and the terms of the merger, 16% of the incentive pool, or an estimated $1,087,698 is allocated to our trustees (excluding Mr. Hughes), 50% of the incentive pool, or an estimated $3,399,050, is allocated to senior management (Mr. Hughes and Mr. Robinson) and 34% of the incentive pool, or an estimated $2,311,352, is allocated to other officers and employees. These amounts will be paid at closing.

•	Stock Options. As of the closing of the merger, all outstanding stock options will be converted into the right to receive an amount in cash equal to the number of common shares underlying each stock option multiplied by the excess, if any, of $21.00 over the option exercise price per share applicable to that option. Our trustees and executive officers hold options to purchase our common shares, which will entitle those holders to an aggregate cash payment of $1,886,458 at the closing of the merger, of which approximately $475,697 will be paid to executive officers (Mr. Hughes and Mr. Robinson) and approximately $1,410,760 will be paid to trustees (excluding Mr. Hughes). Most of our employees also have been granted stock options, and such employees will be entitled to an aggregate cash payment of $391,523 at the closing of the merger.

•	Restricted Shares. Our trustees, executive officers and most other employees hold restricted shares that will vest on an accelerated basis at closing, all of which will be treated the same as common shares held by other persons. The total number of unvested restricted shares held by trustees (excluding Mr. Hughes) is 4,146 shares, by executive officers (Mr. Hughes and Mr. Robinson) is 172,747 shares and by other employees is 35,705 shares.

•	Board Appointment. Kimco has agreed to appoint one of our trustees to the board of directors of Kimco effective as of the closing of the merger. No trustee has at this time been selected by Kimco.

•	Indemnification. In addition, under the terms of the merger agreement, our trustees and officers will be entitled to indemnification in certain circumstances, as more fully described in the section entitled “Terms of the Merger—Indemnification.”

•

Pursuant to the severance arrangements and Cash Bonus Plan described above, our senior management will receive at closing cash payments in connection with the merger as follows: Mr. Hughes will receive approximately $3,496,277, and Mr. Robinson will receive approximately $2,400,323 (the severance portion of these payments will only be paid if the executives decide to resign as a result of the merger). Under the Cash Bonus Plan, each trustee will receive at closing a cash payment of $181,283.

The Special Meeting (page 31)

•	The Special Meeting of our common shareholders will be held at , on , , 2003, at a.m., local time. At the Special Meeting, the holders of our common shares will be asked to vote upon a proposal to approve the merger and the merger agreement.

Record Date and Voting Power (page 31)

•	Our board of trustees has fixed the close of business on , 2003 as the record date for determining shareholders entitled to notice of, and to vote at, the Special Meeting.

•	On the record date, we had outstanding common shares held by approximately shareholders of record. We have no other class of voting securities outstanding.

•	Shareholders of record on the record date will be entitled to one vote per common share on any matter that may properly come before the Special Meeting and any adjournment or postponement of that meeting.

Quorum, Vote Required and Voting Agreements (page 31)

•	Our declaration of trust and bylaws require (1) the presence, in person or by duly executed proxy, of the holders of common shares representing at least a majority of the votes entitled to be cast at the Special Meeting in order to constitute a quorum, and (2) the affirmative vote of the holders of common shares representing not less than two-thirds of the shares outstanding and entitled to be vote at the Special Meeting in order to approve the merger.

•	Kimco has entered into a voting agreement with each of our trustees and Paul F. Robinson. In these agreements, our trustees and executive officers have agreed to vote the shares owned by them in favor of the merger and the other transactions contemplated by the merger agreement and to vote against any acquisition proposal from a third party. The trustees and executive officers also granted Kimco an irrevocable proxy to vote their shares in favor of the merger. The voting agreement excludes any shares as to which the trustee or executive officer is a beneficial owner solely because he currently serves in a fiduciary capacity with respect to the person or entity that directly owns the shares. The voting agreement does not prevent any trustee signatory from exercising his duties and obligations as a trustee of our company or otherwise taking any action, subject to the applicable provisions of the merger agreement, in his capacity as a trustee of our company. The trustees and officers have agreed not to transfer or pledge their shares before the merger, except that they may transfer their shares to immediate family members if the transferee agrees to be bound by the voting agreement, and may transfer up to 5% of their shares subject to the voting agreement to charitable organizations.

Proxies, Voting and Revocation (page 31)

•	Common shares represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting and at any adjournments or postponements of that meeting, in accordance with those instructions on the proxies. If a proxy is duly executed and submitted without instructions, the common shares represented by that proxy will be voted “FOR” the approval of the merger and in the discretion of management with respect to any other matter that comes before the meeting, including any adjournments or postponements of the meeting or matters incident to the conduct of the meeting. Proxies are being solicited on behalf of our board of trustees.

•

Your vote is important!    Whether or not you expect to attend in person, we urge you to vote your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will help ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense of additional solicitation. If you prefer, an addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote your shares by mail. Sending in your proxy card will not prevent you from voting at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

•	You can also vote via the Internet or by telephone in accordance with the instructions provided. Voting via the Internet or by telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Also, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Instructions to vote via the Internet or by telephone will be provided by (1) your broker, (2) our transfer agent, Continental Stock Transfer & Trust Company, or (3) our proxy solicitor, . Please do not return the enclosed proxy card if you vote over the Internet or by telephone.

•	A proxy may be revoked by the person who executed it at, or before, the Special Meeting by: (a) delivering to our secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy; (b) duly executing, dating and delivering to our secretary a subsequent proxy; or (c) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

Effective Time (page 32)

•	The merger will become effective upon the acceptance for record of the articles of merger by the State Department of Assessments and Taxation of the State of Maryland in accordance with the Maryland General Corporation Law, or at such later time which Kimco and we shall have agreed upon and designated in the articles of merger in accordance with Maryland law as the effective time of the merger, which is expected to be as soon as practicable after the shareholder approval of the merger and the satisfaction or waiver of all other conditions to closing of the merger. Although we can provide no assurances, we are working to complete the merger during the third calendar quarter of 2003, but in no event earlier than September 15, 2003.

Exchange of Stock Certificates (page 33)

•	Prior to the effective time of the merger, Kimco will deposit with , who is acting as the exchange agent in the merger, cash in an amount sufficient to pay the holders of common shares and options to purchase common shares outstanding immediately prior to the effective time of the merger, the merger consideration to which they are entitled under the merger agreement.

•	Promptly after the effective time of the merger, the exchange agent will send to each shareholder of record a letter of transmittal and detailed instructions specifying the procedures to be followed in surrendering their certificates. You should not send any stock certificates to the exchange agent or to anyone else until you receive the letter of transmittal. Upon the surrender of a stock certificate, the exchange agent will issue to the surrendering holder the merger consideration.

Conditions to the Merger (page 38)

•	We will not complete the merger unless a number of conditions are satisfied or waived, including approval of the merger by our shareholders and other customary closing conditions described more fully in the section entitled “Closing Conditions”.

Solicitation of Proposals from Other Parties (page 39)

•	We have agreed, except in limited circumstances, not to solicit or encourage any proposals relating to alternative business combinations or other similar transactions with a party other than Kimco while the merger is pending.

Termination of the Merger Agreement (page 40)

•	Kimco and MART may terminate the merger agreement by mutual agreement and under certain other circumstances.

Termination Fee; Expenses (page 40)

•	As a condition to Kimco’s willingness to enter into the merger agreement, we have agreed to pay Kimco a termination fee of $15.5 million and/or expenses of up to $2.5 million if the merger agreement is terminated under certain circumstances.

No Appraisal Rights (page 44)

•	No dissenters’ or appraisal rights are available in connection with the merger or any of the transactions contemplated by the merger agreement.

Regulatory Approvals (page 44)

•	There are no federal or state regulatory requirements to be complied with in order to complete the merger other than the filing of the articles of merger with the State Department of Assessments and Taxation of the State of Maryland.

Federal Income Tax Consequences (page 44)

•	If the merger is completed, the exchange of our common shares by our shareholders in return for the merger consideration will be a taxable transaction under the Internal Revenue Code of 1986. Generally, a taxpayer will recognize capital gain or loss to the extent the per share merger consideration differs from the taxpayer’s basis in our common shares. Because of the complexities of the tax laws, we advise you to consult your own tax advisors concerning the any federal, state, local, foreign and other tax consequences resulting from the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Upon what am I being asked to vote?

A:  You are being asked to approve the merger of MART with and into the Acquisition Subsidiary. After the merger, the Acquisition Subsidiary, as the surviving entity, will continue as a subsidiary of Kimco Realty Corporation and you will no longer own an equity interest in the surviving entity. Our board of trustees has unanimously approved the merger and recommends that you vote “FOR” the approval of the merger.

Q:  What will happen in the merger?

A:  Upon completion of the merger, we will be merged with and into the Acquisition Subsidiary, and our shareholders will receive a cash payment of $21.00, without interest, for each common share that they hold.

Q:  What will happen to my MART common shares after the merger?

A:  Following completion of the merger, your common shares of beneficial interest will represent solely the right to receive the cash merger consideration, and trading in our common shares on The New York Stock Exchange will cease. Price quotations for our common shares will no longer be available and we will cease filing periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Q:  Does our board of trustees recommend the approval of the merger?

A:  Yes. Our board of trustees unanimously recommends that our shareholders approve the merger. Our board of trustees considered many factors in deciding to recommend the approval of the merger, including the premium to the then current market price offered by Kimco, forward funds from operations multiples, net asset value estimates, and comparable company merger transactions.

Q:  Why has the merger been proposed?

A:  Our board of trustees has proposed the merger because it believes that the merger represents the strategic alternative that is in the best interest of our shareholders. The merger consideration to be received by our shareholders represents a premium to the historical and recent market price of our common shares. Our board of trustees determined in its business judgment that the merger presents the strategic alternative that is in the best interest of our shareholders, and that the proposed transaction is even more favorable to shareholders than continuing to operate as an independent company.

Q:  What is the premium to the market price of our common shares offered by Kimco in the merger?

A:  The $21.00 cash per share merger consideration represents an approximate 8.5% premium over the closing price of our common shares on June 18, 2003, the last trading day before the public announcement of the signing of the merger agreement, and an approximate 8% premium over the average daily closing price of our common stock over the 30 trading day period ending June 18, 2003 and an approximate 26% premium over the closing price of our common shares on January 8, 2003, the day on which Kimco and MART entered into the confidentiality agreement.

Q:  What vote is required to approve the merger?

A:  Approval of the merger requires the affirmative vote of holders of common shares, representing not less than two-thirds of the shares then outstanding and entitled to vote on the matter. We urge you to complete, execute and return the enclosed proxy card to assure the representation of your common shares at the Special Meeting. The merger does not require the approval of the limited partners of our operating partnership.

Q:  What rights do I have if I oppose the merger?

A:  You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, or by voting against the merger in person at the Special Meeting. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law.

Q:  What will I receive in the merger?

A:  As a holder of our common shares, you will receive $21.00 in cash, without interest, for each common share that you own. This is referred to as the merger consideration. For example, if you own 100 common shares, upon completion of the merger, you will receive $2,100 in cash. Additionally, if the closing does not occur on September 15, 2003, the purchase price per share will be increased by an amount equal to the current annual dividend rate per share of $1.24, divided by 365, or $.0034 per day for each day following September 15, 2003 until the merger is closed.

Q:  If the merger is completed, when can I expect to receive the merger consideration for my shares?

A: Promptly after the effective time of the merger, you will receive detailed instructions regarding the surrender of your share certificates. You should not send your share certificates to us or anyone else until you receive these instructions. Kimco will arrange for             , the exchange agent in the merger, to have the merger consideration sent to you as promptly as practicable following receipt of your share certificates and other properly completed required documents.

Q:  When do you expect the merger to be completed?

A:  Although we can provide no assurances, we are working to complete the merger during the third calendar quarter of 2003, but in no event earlier than September 15, 2003.

Q:  What will happen to my quarterly dividends?

A:  The merger agreement provides that the quarterly dividend will be suspended following our last dividend paid on June 16, 2003 in an amount of $0.31 per share, and we will not pay our regular September dividend. However, if the closing does not occur on September 15, 2003, the purchase price per share will be increased by an amount equal to the current annual dividend rate per share of $1.24, divided by 365, or $.0034 per day for each day following September 15, 2003 until the merger is closed. If the merger agreement is terminated at any time, we will determine whether to declare and pay any dividends going forward.

Q:  What are the tax consequences of the merger to me?

A:  Depending on your individual tax status, your receipt of the merger consideration will be a taxable transaction for federal income tax purposes. To review the tax consequences of the merger to you in greater detail, see pages 44 through 45. Your tax consequences will depend on your personal situation. You should consult your own tax advisors for a full understanding of the tax consequences of the merger to you.

Q:  What happens if I sell my shares before the Special Meeting?

A:  The record date for the Special Meeting is earlier than the expected completion date of the merger. If you held your common shares on the record date but have transferred those shares after the record date and before the merger, you will retain your right to vote at the Special Meeting but not the right to receive the merger consideration. The right to receive the merger consideration will pass to the person to whom you transferred your common shares.

Q:  If my common shares are held in “street name” by my broker, will my broker vote my shares for me?

A:  Your broker will not vote your common shares unless you provide instructions on how to vote. You should instruct your broker how to vote your common shares by following the directions your broker provides. If you do not provide instructions to your broker, your common shares will not be voted and this will have the same effect as a vote against the merger.

Q:  What do I need to do now?

A:  This proxy statement contains important information regarding the merger and the merger agreement, as well as information about us and Kimco. It also contains important information about what our board of trustees considered in approving the merger. We urge you to read this proxy statement carefully, including its appendices. You may also want to review the documents referenced under “Where You Can Find More Information.”

After reviewing the proxy statement and related documents, please vote your common shares in accordance with the directions provided.

Q:  How do I vote?

A:  Just indicate on your proxy card how you want to vote, sign your proxy card and mail it in the enclosed postage-paid envelope as soon as possible so that your common shares will be represented at the Special Meeting, or cast your vote by telephone or via the Internet in accordance with the provided instructions. You may attend the Special Meeting and vote your common shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to, and including, the day of the Special Meeting and either submit a subsequent proxy to change your vote or attend the Special Meeting and vote in person. You should be aware that the failure to vote, an abstention or a broker non-vote will have the same effect as a vote against the merger.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you would like additional copies of this document, or if you would like to ask any additional questions about the merger, you should contact:

Mid-Atlantic Realty Trust	[NAME OF SOLICITATION AGENT]

170 W. Ridgely Road, Suite 210	[ADDRESS]
Lutherville, Maryland 21093
(410) 684-2000	[phone]

Attention: F. Patrick Hughes, President	Attention: [ ]

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement contains certain forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of MART, Kimco and the Acquisition Subsidiary and members of their respective management teams, as well as the assumptions on which those statements are based. Those forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, and actual results may differ materially from those contemplated by the forward-looking statements. Important factors currently known to management of MART, Kimco and the Acquisition Subsidiary that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to the occurrence of a material adverse change in MART’s business, results, of operations, properties, assets, liabilities (contingent or otherwise) of financial condition, the receipt of the required approval of MART’s shareholders and MART’s satisfying the conditions to closing set forth in the merger agreement. MART, Kimco and the Acquisition Subsidiary undertake no obligation to update or revise forward-looking statements in this proxy statement to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time.

THE PARTIES TO THE MERGER

Mid-Atlantic Realty Trust

We are a self-administered and self-managed real estate investment trust, or REIT, which owns, acquires, develops, redevelops, leases and manages primarily neighborhood or community shopping centers in the Middle Atlantic region of the United States. Substantially all of our interests in commercial properties are held directly or indirectly by MART Limited Partnership, and substantially all of our operations relating to these properties are conducted through that partnership, which we refer to as the “operating partnership.” We are the sole general partner of the operating partnership and we own an approximately 86% interest in the operating partnership.

We have an equity interest in 41 operating shopping centers, 36 of which are wholly owned by us and five in which we have interests ranging from 50% to 93%, as well as other commercial properties. We also own approximately 80 acres of undeveloped land in parcels varying in size from three to thirty-one acres. Approximately 97% of our revenue for the year ended December 31, 2002 was from our shopping centers. Our neighborhood and community centers typically provide daily necessities, consumer products or value-oriented merchandise through tenants such as supermarkets, drugstores, discount retailers, restaurants and vendors of consumer goods and services.

Our properties have a gross leasable area of operating properties of approximately 5.3 million square feet. At March 31, 2003, our properties were 93% leased, had an average base rent of $10.81 per lease square foot, and were subject to aggregate mortgage indebtedness of approximately $192.3 million.

Our principal office is located at 170 W. Ridgely Road, Suite 210, Lutherville, Maryland 21093 and the telephone number of our offices is (410) 684-2000.

Kimco Realty Corporation

Kimco, a Maryland corporation, is a publicly traded owner and operator of neighborhood and community shopping centers. Kimco is a self-administered real estate investment trust, which began its operations through a predecessor in 1966. As of April 21, 2003, Kimco’s portfolio was comprised of 630 property interests including 558 neighborhood and community shopping center properties, one regional mall, 41 retail store leases, 25 ground-up development projects and five parcels of undeveloped land totaling approximately 91 million square feet of leasable space located in 41 states, Canada and Mexico. Kimco Realty Corporation’s ownership interests in real estate consist of its consolidated portfolio, portfolios in which it owns an economic interest, such as;

Kimco Income REIT, the RioCan Venture, Kimco Retail Opportunity Portfolio, and other properties or portfolios where Kimco also retains management.

Kimco conducts its operations from its headquarters in New Hyde Park, New York and regional offices in Hartford, Connecticut; Margate, Orlando and Tampa, Florida; Albany, New York; Philadelphia, Pennsylvania; Dallas, Texas; Dayton and Cleveland, Ohio; Lisle and Chicago, Illinois; Charlotte and Cary, North Carolina; Phoenix, Arizona; Jonesboro, Georgia; Woodbridge, Virginia; Los Angeles, San Francisco and Sacramento, California and Baltimore, Maryland.

Kimco’s principal offices are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0042 and its telephone number is (516) 869-9000.

Kimco Acquisition Real Estate Investment Trust

Kimco Acquisition Real Estate Investment Trust, or the Acquisition Subsidiary, is a Maryland real estate investment trust recently formed by Kimco solely for the purpose of acquiring us in the merger. The principal executive offices of the Acquisition Subsidiary are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0042 and its telephone number is (516) 869-9000.

THE MERGER

General

We will be merged with and into the Acquisition Subsidiary, with the Acquisition Subsidiary being the surviving entity. The merger will be completed when the articles of merger have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland in accordance with the Maryland General Corporation Law, which is expected to occur as soon as practicable after the shareholder approval of the merger and the satisfaction or waiver of all other conditions to closing the merger, but not earlier than September 15, 2003.

As of the effective time of the merger, holders of our common shares will have no further ownership interest in MART or in the surviving entity. Instead, each holder of common shares issued and outstanding immediately prior to the effective time of the merger will be entitled to receive $21.00 in cash per share, without interest. In connection with the merger, all of our outstanding stock options immediately prior to the effective time of the merger will be converted into the right to receive an amount in cash equal to the number of common shares underlying each stock option multiplied by the excess, if any, of the $21.00 over the option exercise price per share applicable to that option.

Background of the Merger

Since our initial public offering in 1993, we have received numerous inquiries by investment banks and others about the possibility of pursuing various types of business combinations and other strategic transactions.

In the latter half of 2000, our board of trustees discussed our future capital needs as those needs related to fulfilling obligations to committed projects as well as the effect that fulfilling such obligations would have on our balance sheet and debt ratios. At that time, however, our board of trustees believed that the trading price of our shares was too low for an equity offering, as such an offering would, in its opinion, be excessively dilutive to existing shareholders. In November of 2000, our average closing share price was $11.47 per share. Further, fulfilling our capital requirements by increasing indebtedness might have caused our ratio of total secured indebtedness to estimated property value to exceed prudent limits and might have hindered growth of funds from operations as well as future increases in the trading price of our common shares.

Accordingly, we engaged Wachovia Securities on November 15, 2000 to advise us in seeking to identify institutional joint venture partners with whom to invest in a joint venture to be formed and managed by us. From November 2000 through June 2001, Wachovia Securities evaluated the assets which might be contributed to such a joint venture and the possible business terms of such a joint venture. During that period, Wachovia also solicited interest from several institutional investors. One privately held commercial real estate company, whose partner was an institutional investment fund, expressed interest in pursuing a transaction with our company. In February 2001, we entered into a confidentiality agreement with this company and provided it with due diligence information on certain projects. In May 2001, we began providing this company with due diligence materials regarding additional projects.

During the time that we were providing information to the private company, we also explored the possibility of raising capital through a private placement of preferred stock or convertible debt. In June and July of 2001, we and Wachovia Securities had discussions with several institutional investors regarding their possible interest in making an investment of this nature in our company. We ultimately decided not to pursue a preferred stock or convertible debt placement due to pricing and structuring requirements that we did not believe to be attractive for our company or in the best interests of our shareholders.

In August 2001, the private company provided us with an indication of its interest to buy our company at a proposed price of approximately $16.00 in cash per common share, subject to our ability to sell one of our larger assets. After consulting with Wachovia Securities and our legal counsel and engaging in a substantive discussion concerning the value of our underlying assets and our likely prospects assuming a continuation of our current business plan, we rejected the offer based on its determination that the proposed purchase price would not provide adequate value to the shareholders in light of the value of the underlying assets; however, we continued to have discussions with this private company in an effort to improve the terms of its proposal. The average closing price of our common shares for the month of August 2001 was $13.80 per share.

In November 2001, while we were continuing our discussions with the private company, we were approached by Kimco, which also expressed an interest in exploring the possibility of a business combination transaction. We entered into a confidentiality agreement with Kimco and provided it with due diligence information. Also in November 2001, both the private company and Kimco presented indications of interest to us but, based on the belief that the amounts proposed did not adequately reflect the underlying value of our company, we ceased discussions with both parties.

In the first quarter of 2002, in view of the trading price of our common shares and REIT stocks in general, Wachovia Securities co-managed an offering of 2,300,000 of our common shares at a price of $15.10 per share, which resulted in aggregate net proceeds for us of $32,836,000. At the same time, we began discussion with banks (including Wachovia Securities) for an extension and increase to our revolving line of credit, which was due to mature in April, 2003. The combination of the common share offering, falling interest rates and our confidence in recasting our revolving line of credit effectively ended our search for external funds to fulfill our existing development and corporate obligations.

In November 2002, Kimco approached us and Wachovia Securities and conveyed a renewed interest in pursuing an acquisition of our company at a price significantly above its initial expression of interest in late 2001. The average closing price of our common shares for the month of November 2002 was $15.97 per share. In December 2002, we asked Wachovia Securities to provide us with a list of other entities that it believed might be interested in acquiring us at an attractive valuation. Based on a review of the list provided, we asked Wachovia Securities to approach Kimco and certain other parties to assess their interest in pursuing a business combination transaction. In January 2003, Wachovia Securities had discussions with four real estate operating companies, including three public REITs, and five institutional investors regarding their interest in pursuing a business combination transaction. The operating companies expressed high levels of interest, while all of the institutions expressed concern regarding the high price that our portfolio would command. We entered into confidentiality agreements with each of the four real estate operating companies, including Kimco, and provided each of these companies with access to our properties and certain due diligence information.

On January 23, 2003, Kimco submitted a proposal, which contemplated an acquisition of the entire company at $20.00 per share, subject to the satisfactory completion of due diligence and the negotiation of mutually satisfactory definitive documentation containing customary terms, provisions and conditions. This indication of interest included a proposed 30-day exclusive negotiation period, during which Kimco would conduct due diligence and definitive documentation would be negotiated. As of January 27, 2003, after conducting a due diligence review of our company, each of the other three entities indicated to Wachovia Securities that they would be unable to meet the $20.00 per share price offered by Kimco. The average closing price for our common shares during the month of January 2003 was $17.02 per share.

On January 27, 2003, a special meeting of our board of trustees, at which our financial and legal advisors were present, was held for the purpose of discussing the exclusive negotiation letter agreement with Kimco. In Kimco’s proposed transaction, 60% of the proposed $20.00 per share price would be paid in cash and 40% would be paid in shares of Kimco common stock. Our financial advisors reported to our board that no other bidders offered a comparable bid and they did not believe that any other bidders would make a proposal that would exceed the Kimco bid. Our board then reviewed Kimco’s performance historically and determined that Kimco has exhibited growth in funds from operations and dividend rates higher than ours and that Kimco has a more diversified portfolio. The board also considered our long term growth prospects compared to the consideration offered by Kimco. Representatives from Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, our outside counsel, reviewed with our board its fiduciary duties under Maryland law. Our board authorized our officers to continue to negotiate with Kimco for a higher price.

Our board held a telephonic meeting on January 31, 2003 to discuss further the exclusive negotiation agreement with Kimco and our response to Kimco’s proposal. At this meeting, the board also considered the proposed merger consideration and possible different permutations for the merger consideration. After discussions with our financial and legal advisors and management, our board authorized management to further pursue negotiations with Kimco and to attempt to obtain a higher price for our shareholders. On February 4, 2003, after additional discussions between Kimco, Wachovia Securities and our management, Kimco submitted a revised indication of interest proposing a purchase price of $20.30 per share in cash, or, alternatively, a 60% cash/40% stock allocation of consideration, valued at $20.00 per share, subject to the satisfactory completion of due diligence and the negotiation of mutually satisfactory definitive documentation containing customary terms, provisions and conditions.

Our board of trustees held a telephonic meeting on February 5, 2003 to discuss the revised proposal from Kimco. The board reviewed and discussed our prospects, current and prospective trading values for our common shares, present and anticipated future state of the market, economic conditions, industry conditions and other factors affecting our industry and us. The board discussed the present economic conditions affecting our business and our tenants, including in particular the retail discount industry and stores, and the retail food business and retail stores generally, the changing nature of competition in those industries (in which many of our anchor tenants operate), the interest rate environment and other business and economic factors and prospects affecting our industry and business. The board unanimously authorized Mr. Hughes and senior management to proceed toward negotiating with Kimco for an all cash transaction at $20.30 per share on the basis outlined in the proposal letter, and authorized Mr. Hughes to execute the proposed exclusive negotiation agreement with Kimco. On February 6, 2003, we executed the exclusive negotiation agreement with Kimco which contemplated a 30-day period for the negotiation of mutually satisfactory definitive documentation relating to an acquisition of our company in which the holders of common shares would receive $20.30 per share in cash. The closing price of our common shares on February 6, 2003 was $17.28 per share.

During the week of February 10, 2003, Kimco began an extensive due diligence review of our business, properties and operation, which included a review of legal and financial documents, and we began negotiating with Kimco the terms of a merger agreement. During the course of Kimco’s due diligence review, Goodwin Procter LLP, Kimco’s legal advisor, was in frequent contact with our senior management and Wachovia Securities to discuss our operations, capital structure and other matters raised in the course of due diligence. On February 13, 2003, Goodwin Procter LLP, transmitted an initial draft of the merger agreement to us and to Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC and Hunton & Williams LLP, our legal advisors. We and our advisors reviewed that draft and proposed initial comments to Kimco and its advisors on February 20, 2003.

On February 24, 2003, Royal Ahold NV, the parent company of our largest tenant, Royal Ahold USA, announced that it had identified significant potential accounting irregularities at its US Foodservice unit and that its CEO and CFO would resign as a result. In early March 2003, Kimco informed us that it was unable to move forward on the proposed terms because of this announcement. Negotiations between the parties ceased at this time. The exclusive negotiation agreement expired on March 7, 2003.

In April 2003, a representative of one of the real estate operating properties that had performed due diligence on our company met with Mr. Hughes, expressed continued interest in a transaction, and indicated that it would be interested in a transaction at a price less than $20.00 per share. There were no further negotiations.

During the week of May 5, 2003, Kimco expressed to Mr. Hughes and Wachovia Securities a renewed interest in pursuing the acquisition on the same terms as previously proposed, and Mr. Hughes advised Kimco that we were no longer interested in pursuing a business combination transaction at a $20.30 price. On May 23, 2003, Kimco orally expressed preliminary interest in pursuing a business combination transaction in which the holders of our common shares would receive $20.75 per share in cash. On May 30, 2003, after further negotiations, Kimco presented a revised written indication of interest in pursuing an all cash acquisition transaction at $21.00 per share, subject to suspension of our dividend following the payment of our June 16, 2003 dividend payment, and subject to the satisfactory completion of due diligence and the negotiation of mutually satisfactory definitive documentation containing customary terms, provisions and conditions. On behalf of the company, Mr. Hughes responded by presenting a counteroffer that provided that, if the merger did not close by September 15, 2003, shareholders would be entitled to receive an amount equal to their dividend pro rated on a daily basis for the number of days that elapse following September 15, 2003 prior to the closing date. Kimco agreed to continue discussions concerning a potential acquisition transaction on this basis.

On June 2, 2003, our board held a telephonic meeting at which Mr. Hughes informed the Board of Kimco’s revised indication of interest. The board discussed the merits of the proposal with management, our long-term prospects, and the ability to conclude a transaction rapidly, as well as any potential disruptions in our operations during another round of negotiations. Representatives from Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC again reviewed with our board its fiduciary duties under Maryland law. The board granted management the authority to move forward with the negotiation of the merger agreement.

On June 3, 2003, Goodwin Procter LLP sent a version of the merger agreement previously circulated on February 13, 2003, which included some revisions proposed by our legal advisors in the February 20, 2003 draft previously distributed by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC. We and our advisors reviewed that draft and provided comments to Kimco on June 10, 2003.

On June 11, 2003, our representatives, representatives of Kimco and each of our respective advisors had a telephone conference to discuss the terms of the draft merger agreement, including the scope of our representations and warranties, our covenants regarding our conduct of business prior to the closing of the merger, the conditions to closing, the treatment of holders of common units of MART Limited Partnership, events permitting either party to terminate the merger agreement, including in the event we were to receive a superior proposal from a third party, the circumstances under which we would be required to pay a termination fee and/or reimburse expenses and the amount of any such payments.

Between June 11, 2003 and June 17, 2003, our representatives, representatives of Kimco and each of our respective advisors were in frequent contact negotiating certain unresolved issues relating to the draft merger agreement, and additional revised drafts were circulated by Kimco’s legal advisor, Goodwin Procter LLP.

At a meeting on June 18, 2003, our board of trustees considered the proposed transaction with Kimco. Prior to the meeting, the board of trustees had received a summary of the proposed transaction and a complete draft of the merger agreement and related documents. At this meeting, Representatives from Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC and Hunton & Williams LLP reviewed the terms of the proposed merger with our board, the terms of the proposed exchange offer with the holders of common units of MART Limited Partnership, and again reviewed with our board its fiduciary duties under Maryland law. Representatives of Wachovia Securities reviewed their financial analysis of the transaction with our board. Representatives from Wachovia Securities rendered to our board an oral opinion, subsequently confirmed in writing as of that date, that as of June 18, 2003, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the merger consideration to be received by the holders of our common shares pursuant to the original merger agreement was fair, from a financial point of view, to such holders. Members of the board asked a series of questions concerning this financial analysis, each of which was addressed by Wachovia Securities. Members of our board of trustees were asked if they had each received all of the information they believed was necessary to consider and vote on the proposed transaction; they indicated that they had. The board discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction. The factors considered are described in more detail in the section entitled “Recommendation of Our Board of Trustees and reasons for the Merger.” Our board of trustees then unanimously approved the merger, the merger agreement and the other transactions contemplated by that agreement.

Late in the afternoon of June 18, 2003, MART and Kimco executed the definitive merger agreement. A press release announcing the merger was issued at 4:15 p.m. (Eastern Time) on June 18, 2003.

Recommendation of Our Board of Trustees and Reasons for the Merger

As described above in the section entitled “Background of the Merger,” our board of trustees unanimously approved the merger, the merger agreement and the transactions contemplated by that agreement at a meeting held on June 18, 2003. Our board of trustees believes that the terms of the merger, the merger agreement and the other transactions contemplated by that agreement are fair, from a financial point of view, to, and in the best interests of, our company and our shareholders. Accordingly, our board of trustees recommends approval by our shareholders of the merger and the transactions contemplated by the merger agreement.

In reaching its conclusion to approve the merger and the merger agreement, our board of trustees consulted with our management, our legal counsel and accountants, and was advised by Wachovia Securities, our financial advisor in this transaction. Our board of trustees considered our short-term and long-term interests and those of our shareholders.

After taking into consideration all of the factors described below, our board of trustees determined that the potential benefits of the merger outweighed the potential detriments associated with the merger. In particular, our board of trustees considered the following factors, all of which it deemed favorable, in reaching its decision to approve the merger and the merger agreement:

•	Value of Merger Consideration as Compared to Historical and Recent Market Price of our Common Shares. The consideration to be received by our shareholders in the merger represents a premium of:

•	8.5% over the closing price of $19.35 on June 18, 2003, which was the last trading day prior to the public announcement of the merger;

•	8% over the average of the daily closing prices of our common shares ($19.44) over the 30 day trading period ending June 18, 2003;

•	26% over the closing price on January 8, 2003, which was the date on which the parties executed the confidentiality agreement;

•	21.5% over the closing price of February 6, 2003, which was the date on which the parties executed the exclusive negotiation agreement;

•	9.8% over the closing price on May 30, 2003, which was the date on which Kimco approached MART to renew negotiations;

•	24.6% over the closing price of $16.86 on December 18, 2002, which was six months before the announcement of the merger; and

•	15.3% over the average of the daily closing prices of our common shares ($18.22) for the period from January 1, 2003 to June 18, 2003.

•	Our Business, Financial Condition and Prospects. Our board of trustees believes that the merger represents a more desirable alternative for our shareholders than continuing to operate as an independent public company under our current business plan. Although we have grown over the last several years and achieved a corresponding increase in return to our shareholders, in our board’s view, we now face a challenging economic and capital environment in which it will be increasingly difficult to execute our current business plan and maintain levels of return to our shareholders consistent with historic performance.

Our board of trustees also took into consideration the increasingly prevalent view that institutional REIT investors are becoming more focused on companies with larger market capitalizations that offer greater liquidity. Also, other competing companies in our markets have a lower cost of capital. Our board also considered recent legislation by Congress that lowered the taxability of dividends issued by non-REIT companies in the United States which may adversely impact the trading values of REIT stocks.

•	Other Strategic Alternatives Available to Us. Our board of trustees also considered other strategic alternatives to the merger that might be available to us, including:

•	diversifying our business into new geographic markets and/or property types;

•	acquiring a portfolio of properties through the acquisition of another REIT;

•	entering into joint ventures with institutional investors and other sources of private equity capital;

•	pursuing other business combination transactions with larger and smaller REITs; and

•	continuing to seek acquisitions of individual properties or portfolios of properties.

After considering the potential benefits and risks to us and our shareholders associated with each of these alternatives, our board of trustees determined that the merger represented the alternative that is in the best interests of our shareholders.

•	Wachovia Securities’ Analysis and Fairness Opinion. Our board of trustees considered in reaching its determination, the opinion, analyses and presentations of Wachovia Securities described in “—Opinion of Financial Advisor” below, including the opinion of Wachovia Securities to the effect that, as of the date of its opinion, and based upon and subject to those matters stated in the opinion, the $21.00 per share in cash to be received by holders of our common shares is fair, from a financial point of view, to such holders. A copy of the fairness opinion of Wachovia Securities is attached as Appendix B to this proxy statement.

•	The Financial Ability and Willingness of Kimco to Consummate the Transaction. Our board of trustees considered the fact that Kimco would be able to obtain funding for the transaction from its $500 million revolving credit facility or other interim loan facilities. Our board of trustees also considered the debt-to-capital ratio for Kimco of 27.7%, which is one of the lowest in its peer group.

•	Our Termination Rights in the Event of a Superior Acquisition Proposal and Termination Fee. Prior to the Special Meeting, if we receive an unsolicited inquiry or proposal from a third party regarding another potential business combination that is reasonably likely to lead to a more favorable transaction to our shareholders, then our board is permitted, consistent with its fiduciary duties, to negotiate and provide information to such third party and, subject to the satisfaction of certain conditions, enter into an agreement with respect to a more favorable transaction with a third party, subject to the payment of a $15.5 million termination fee and up to a $2.5 million break-up expense reimbursement to Kimco.

•	Necessary Shareholder Approval. The merger agreement is subject to the approval of our shareholders and our shareholders have the option to reject the merger transaction.

Our board of trustees also considered the following potentially negative factors in its deliberations concerning the merger and the merger agreement:

•	Holders of Common Shares Unable to Share in Future Growth. Our board of trustees acknowledged that the merger would preclude the holders of our common shares from having the opportunity to participate in the future growth of our assets.

•	The Tax Consequences to Our Shareholders. Our board of trustees acknowledged that the merger is a taxable transaction and, as a result, some holders of our common shares may be required to pay taxes on any capital gain as a result of their receipt of the cash consideration in the transaction.

•	Significant Costs Involved. Our board of trustees considered the significant costs involved in connection with completing the merger, the substantial management time and effort required to effect the merger and the related disruption to our operations.

Our board of trustees also considered the potential benefits to certain trustees and officers discussed in the section entitled “Interests of Certain Persons in the Merger,” including the severance payments to be paid to Messrs. Hughes and Robinson under their respective executive employment agreements, payments to trustees, senior management and employees under our Cash Bonus Plan, and the acceleration of the vesting of all outstanding options to acquire common shares and restricted shares.

In the opinion of our board of trustees, the above factors, among others, represent the material potential adverse consequences which could occur as a result of the merger. In considering the merger, our board of trustees considered the impact of these and other factors on our shareholders.

In view of the wide variety of factors considered by our board of trustees, our board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our board of trustees viewed its position and recommendation as being based on the totality of the information presented to it, and considered by it. After taking into consideration all the factors set forth above, our board of trustees determined that the potential benefits of the merger outweighed the potential detriments associated with the merger.

In the event the merger is not completed for any reason, we will continue to pursue our business objectives of increasing funds from operations per share and enhancing shareholder value, and operating our properties for long-term growth of funds from operations with an intact executive and employee group. In addition, we may seek to enter into other acquisition or business combination opportunities or to seek to raise capital through debt or equity financings.

Opinion of Financial Advisor

Because of the fact that Wachovia Securities rendered its opinion as of June 18, 2003, all references in this section to the merger agreement are to the original merger agreement dated June 18, 2003 and not the amended merger agreement dated July 14, 2003.

Our board of trustees retained Wachovia Securities to act as our exclusive financial advisor in connection with the merger. The board selected Wachovia Securities to act as our exclusive financial advisor based on its qualifications, expertise and reputation and its knowledge of our company’s business and affairs. At the meeting of our board of trustees on June 18, 2003, Wachovia Securities rendered its oral opinion, subsequently confirmed in writing as of that date, that as of June 18, 2003, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, the merger consideration to be received by holders of our common shares pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Wachovia Securities’ opinion, dated as of June 18, 2003, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Wachovia Securities, is attached as Appendix B to this proxy statement. We urge you to read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

Wachovia Securities’ opinion, which was directed solely to our board, addressed only the fairness, from a financial point of view, to the holders of our common shares, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, and did not address any other aspect of the merger.

At the direction of our board of trustees, Wachovia Securities’ opinion did not address our underlying business decision to proceed with or effect the merger, nor did it constitute a recommendation to any holder of our common shares as to how such shareholder should vote with respect to the merger. Wachovia Securities was neither asked to, nor did it, offer any opinion as to any term of the merger agreement or the form of the merger, other than as to the fairness, from a financial point of view, to the holders of our common shares, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, of the merger consideration to be received by such holders. In rendering its opinion, Wachovia Securities assumed, with the consent of our board of trustees, that each party to the merger agreement would comply with all the material terms of the merger agreement.

In arriving at its opinion, Wachovia Securities, among other things:

•	Reviewed the merger agreement, including the financial terms of such agreement.

•	Reviewed certain business, financial and other information, including financial forecasts, regarding our company that were publicly available or furnished to Wachovia Securities by our management, and discussed our business and prospects with our management.

•	Considered certain financial data for our company and compared that data with similar data regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant.

•	Compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant.

•	Calculated a net asset value per common share for our company based on our projected net operating income, adjusted for capital reserves.

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed to be relevant.

In connection with its review, Wachovia Securities relied upon the accuracy and completeness of the foregoing financial and other information and did not assume any responsibility for any independent verification of such information. With respect to our financial forecasts, which were provided to Wachovia Securities by our management, Wachovia Securities assumed that such forecasts were reasonably prepared and reflected the best current estimates and judgments of our management as to the future financial performance of our company. Wachovia Securities discussed our financial projections with our company’s management, but assumed no responsibility for and expressed no view as to financial projections of our company or the assumptions upon which they were based. In arriving at its opinion, Wachovia Securities conducted physical inspections of certain of the properties or facilities of our company, but did not make any comprehensive evaluations or appraisals of the assets or liabilities of our company.

Wachovia Securities also assumed that the merger contemplated by the merger agreement would be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions would be imposed that would have a material adverse effect on the merger or other actions contemplated by the merger agreement. Wachovia Securities’ opinion is necessarily based on economic, market, financial and other conditions and the information made available to it as of June 18, 2003. Although subsequent developments may affect Wachovia Securities’ opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion.

Wachovia Securities’ opinion does not address the relative merits of the merger or other actions contemplated by the merger agreement compared with other business strategies that may have been considered by our management and/or our board of trustees or any committee thereof.

The following summaries of Wachovia Securities’ financial analyses present some information in tabular format. In order to fully understand the financial analyses used by Wachovia Securities, the tabular information must be read together with the text of each summary. The tabular information alone does not constitute a complete description of the financial analyses. Accordingly, the information provided in the tables and the accompanying narrative discussion must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Wachovia Securities’ opinion.

In connection with the preparation and delivery of its opinion, Wachovia Securities performed a variety of financial and comparative analyses, which are described below.

In arriving at its opinion, Wachovia Securities did not ascribe a specific range of value to our company, but rather made its determination as to the fairness, from a financial point of view, to the holders of our common shares, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, of the merger consideration to be received by such holders pursuant to the merger agreement, on the basis of the multiple financial and comparative analyses described below.

Comparable Companies Analysis.    Using publicly available information and estimates of 2003 and 2004 funds from operations (“FFO”) published by First Call, Wachovia Securities analyzed the market value and trading multiples of selected publicly traded REITs that own retail real estate and that Wachovia Securities believed were reasonably comparable to our company. These companies included:

Equity One, Inc.	Federal Realty Investment Trust

Heritage Property Investment Trust	Kimco Realty Corporation

New Plan Excel Realty Trust, Inc.	Pan Pacific Retail Properties, Inc.

Ramco-Gershenson Properties Trust	Regency Centers Corporation

Saul Centers, Inc.	Weingarten Realty Investors

For each of the comparable companies, Wachovia Securities calculated the multiple of market value (based on June 17, 2003 closing share prices) to projected FFO for 2003 and 2004, as reported by First Call. Wachovia Securities calculated a range consisting of the high, median and low multiples for the comparable companies and applied this range to the consensus First Call 2003 and 2004 FFO/share estimates for MART of $1.85 and $1.94, respectively, resulting in the following range of implied share prices for our common shares:

	2003 FFO Multiple	Implied MART Share Price
High	12.4x	$22.93
Median	11.4x	$21.10
Low	9.8x	$18.10

	2004 FFO Multiple	Implied MART Share Price
High	11.6x	$22.57
Median	10.6x	$20.65
Low	9.3x	$18.12

None of the companies utilized in the above analysis for comparative purposes is identical to our company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies as well as the potential trading value of our shares. In addition, the multiples of common share price to projected 2003 and 2004 FFO per share for the comparable companies are based on projections prepared by securities analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

Selected Transactions Analysis.    Using publicly available information, Wachovia Securities examined selected transactions involving publicly traded real estate companies announced from January 14, 1998, to the date of its opinion. These transactions were deemed relevant by Wachovia Securities principally based on the consistency of property types owned by the targets with those owned by our company. The selected transactions were:

Target	Acquiror

Center Trust, Inc	Pan Pacific Retail Properties, Inc.

IRT Property Company	Equity One, Inc.

JDN Realty Corporation	Developers Diversified Realty Corporation

United Investors Realty Trust	Equity One, Inc.

First Washington Realty Trust	U.S. Retail Partners

Bradley Real Estate Trust	Heritage Property Investment Trust

New Plan Realty Trust	Excel Realty Trust

Price REIT	Kimco Realty Corporation

Using publicly available information and estimates of future financial results published by First Call, Wachovia Securities calculated, among other things, a range consisting of the high, median and low forward FFO multiples for the targets (based on the value of the consideration received in each transaction and First Call FFO estimates for the year in which the transaction was announced) for the selected transactions and applied this range to the consensus First Call 2003 FFO/share estimate for our company of $1.85, resulting in the following range of implied share prices for our common shares.

	Transaction FFO Multiple	Implied MART Share Price
High	11.6x	$21.52
Median	9.5x	$17.55
Low	7.0x	$13.04

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between our businesses, operations and prospects and those of the comparable acquired companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that could affect our acquisition values and those of such acquired companies.

Premiums Paid Analysis.    Wachovia Securities reviewed the same transactions used in the Selected Transaction Analysis to analyze the premium or discount paid by the acquiror in relation to the closing market price of the target company’s common shares 1 day, 30 days, 60 days and 90 days prior to the announcement of the respective transactions.

Using publicly available information, Wachovia Securities calculated, among other things, a range consisting of the high and low premium paid in these transactions and applied this range to our common share closing market prices for June 17, 2003 and the 10, 30, 60 and 90 days prior to that date. This analysis resulted in the following range of implied share prices for each common share of MART.

	1 day	10 days	30 days	60 days	90 days
High	$25.49	$24.90	$25.09	$24.50	$24.03
Median	$20.88	$22.42	$21.90	$21.38	$20.08
Low	$17.97	$17.42	$16.40	$17.32	$15.36

Net Asset Valuation Analysis.    Using information provided by us, Wachovia Securities calculated the net asset value per share of our company. For this calculation, Wachovia Securities applied a range of capitalization rates from 8.25% to 9.25% to our management’s projected twelve month forward net operating income. The resulting gross real estate value was added to the gross value of our other assets, less our outstanding debt and our obligations pursuant to joint ventures, marked-to-market adjustments for debt and certain other liabilities, to arrive at an equity net asset value per share. In applying the range of capitalization rates, Wachovia Securities took into consideration current market conditions and property characteristics. The net asset valuation analysis produced an estimated per share value range of $17.58 to $20.95 for our shares.

General.    The summary set forth above does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material elements of the presentation that Wachovia Securities made to our board on June 18, 2003, in connection with the delivery of Wachovia Securities’ fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Wachovia Securities considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. The analyses described above must be considered as a whole, and considering portions of these analyses, without considering all of them, would create an incomplete view of the process underlying Wachovia Securities’ analyses and opinion.

In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. No company, transaction or business used in the analyses described above is identical to our company or the proposed merger. Any estimates contained in Wachovia Securities’ analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to the holders of our common shares, as of the date of the opinion, and subject to and based on the assumptions made, procedures followed, matters considered and limitations of the review undertaken in such opinion, of the merger consideration to be received by such holders pursuant to the terms of the merger agreement and were conducted in connection with the delivery by Wachovia Securities of its opinion dated June 18, 2003, to our board of trustees. Wachovia Securities’ analyses do not purport to be appraisals or to reflect the prices at which our common shares might actually trade. The consideration to be paid to holders of our common shares in the merger agreement was determined through negotiations between us, Kimco, members of their respective senior management teams and respective advisors, and was unanimously approved by our board of trustees. Wachovia Securities did not recommend any specific consideration to our board or that any given consideration constituted the only appropriate consideration for the merger.

Wachovia Securities’ opinion was one of the many factors taken into consideration by our board of trustees in making its determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of our board of trustees with respect to the value of our shares or of whether the board would have been willing to agree to a different form of consideration.

Wachovia Securities is a nationally recognized investment banking and advisory firm and a subsidiary of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) may maintain relationships with us or Kimco, as well as any of their principals or affiliates. Additionally, in the ordinary course of its business, Wachovia Securities may trade in our securities and those of Kimco for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

An affiliate of Wachovia Securities is a participating lender in our credit facility. Wachovia Securities has also acted as lead manager for our most recent public equity offering in March 2002. In addition, Wachovia Securities maintains active equity research on us.

An affiliate of Wachovia Securities is a participating lender in a credit facility maintained by Kimco. Wachovia Securities has also acted as (i) co-lead manager for a $50 million note offering by Kimco in April 2003 and (ii) senior co-manager for a $175 million preferred stock offering by Kimco in April 2003. In addition, Wachovia Securities maintains active equity research on Kimco.

We have paid Wachovia Securities a fee of $500,000, which represents a non-refundable cash fee paid to Wachovia Securities upon the delivery of its fairness opinion to our board of trustees. The full amount of this fee became fully earned and payable at the time Wachovia Securities rendered its fairness opinion, and no part of such fee was contingent upon the approval or consummation of the merger. We have also agreed to pay Wachovia Securities a customary fee for its financial advisory services, which includes financial and market-related advice in connection with the merger, upon consummation of the merger. We have also agreed to reimburse Wachovia Securities for its expenses incurred in performing its services and to indemnify Wachovia Securities and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Wachovia Securities or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Wachovia Securities’ engagement and any related transactions.

Availability of Funds

Kimco has advised us that at the closing of the merger it will have adequate cash reserves or borrowing availability under existing credit facilities and/or standard and customary lending commitments sufficient in the aggregate to pay the aggregate merger consideration and all other payments contemplated by the merger agreement.

On June 27, 2003, Kimco closed a public offering of 1,800,000 shares of its common stock at a price of $37.00 per share. The net proceeds to Kimco from this offering, after deducting estimated offering expenses, will be approximately $66.0 million. Kimco has announced that it might use all or a portion of the net proceeds from this offering to fund a portion of the capital required for the merger.

Structure of the Merger

In the merger, we will be merged with and into the Acquisition Subsidiary, with the Acquisition Subsidiary as the surviving entity. As a result of the merger, our separate legal existence will cease and all of our subsidiaries will become subsidiaries of the Acquisition Subsidiary.

In the merger, each of our common shares issued and outstanding immediately prior to the effective time of the merger will be canceled, retired and converted into the right to receive the merger consideration. Not less than 10 business days prior to the Special Meeting, Kimco, at its option, is entitled to revise the structure of the merger, subject to certain restrictions that are designed to ensure that no adverse impact on our shareholders will occur as a result.

Interests of Certain Persons in the Merger

In addition to their interests in the merger as shareholders, certain of our trustees and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. Our board of trustees was aware of these interests and considered them, among other matters, in adopting the merger agreement. These interests include the following.

Severance Payments.    We have employment agreements with F. Patrick Hughes, our president and chief executive officer, and Paul F. Robinson, our executive vice president, general counsel and secretary, originally entered into on October 1, 1992 with BTR Realty, Inc., MART’s predecessor company, and adopted by MART at its inception in September 1993, and amended on December 1, 1995 and July 14, 1998. The agreements provide that in the event the executive resigns or his employment is terminated due to a change of control of MART, he will be entitled to continue to receive his salary and all other compensation payable to the executive for the next two years. At the election of the executive, such continued salary and compensation may be payable in a lump sum, discounted to present value. The merger will constitute a change of control under these agreements.

The employment agreements contain non-competition agreements that have a duration of 18 months following the termination of each executive’s employment with our company. Each executive has agreed that: (i) during the employment period, he will not compete with our company; (ii) during the 18 month non-compete period, he will not own an interest in, develop, lease or operate any property, project or development which is located within a two mile radius of, and competes with, any of our properties, projects or developments; (iii) during the 18 month non-compete period, he will not engage in any transaction involving any property or project under consideration, study, contract or negotiation by our company during the 12 months prior to the executive’s termination; and (iv) during the employment period and the 18 month non-compete period, he will not solicit or attempt to solicit anyone who was an employee, officer or trustee of our company during the 12 months prior to the executive’s termination of employment. Upon a change of control, the agreements contained in clauses (ii)-(iv) above will lapse; however, these provisions that lapse under the employment agreements will continue in effect as to Mr. Hughes and Mr. Robinson under the Cash Bonus Plan discussed below.

The lump sum cash severance payment under the “change in control” provisions of the employment agreements for each of Mr. Hughes and Mr. Robinson is an amount equal to the sum of the salary payments which each would have been entitled to receive during the remainder of the employment period, discounted to present rate value at a rate of 11% per annum, plus (i) incentive compensation (including but not limited to, bonuses and the right to receive payments under any profit sharing plans and to exercise any stock options and stock appreciation rights) to which he would have been entitled had he remained in the employ of our company for the remainder of the employment period, and (ii) the employee benefits (including coverage under any disability, life, sickness, accident and health insurance programs) to which he would have been entitled had he remained in the employ of our company for the remainder of the employment period.

Under the employment agreements, Mr. Hughes and Mr. Robinson will be entitled to receive severance payments equal to approximately $1,456,847 and $1,040,703, respectively.

Cash Bonus Plan.    In May 2001, our board of trustees adopted a cash incentive pool plan called the Mid-Atlantic Realty Trust Cash Bonus Plan. The Cash Bonus Plan was adopted to align the interests of shareholders with those of management and employees in the event a proposal is made for our company to engage in an extraordinary transaction, such as the proposed merger, and to protect the interests of our company in that event. This is accomplished by incentivizing management to perform in a manner that would enhance and maximize shareholder values by providing the highest possible consideration, rather than focusing on the management issues, and by ensuring the retention of valued employees to keep the value of our company intact. Ensuring the retention of valued employees also serves to keep the value of our company intact in the event an extraordinary transaction fails to close; in that event, we will be able to continue with our operations and our employees in the same manner we had operated prior to the time the proposal was made. The Cash Bonus Plan is also intended to protect an acquiring company from competition by senior management and certain other employees and contains certain non-competition covenants for senior management and certain other employees, which are described in detail below, designed to preserve the value of our company’s enterprise during the period following the announcement of an extraordinary transaction through a transition period. The board believes that the preservation of the corporate enterprise through the retention of employees and non-competition covenants enhances the value of our company to an acquirer and preserves the value of our company if an extraordinary transaction does not close.

Pursuant to the Cash Bonus Plan, promptly following the shareholder approval of the merger, an incentive pool in the amount of 1% of the total proposed consideration of the transaction (equity plus assumption of debt)

will be created in order for trustees, management and other employees to participate with the shareholders in the value of the transaction. Of such pool, 16% is be allocated to Trustees (excluding Mr. Hughes), 50% to senior management (Mr. Hughes and Mr. Robinson) and 34% to other officers and employees. Payments under the Cash Bonus Pool will be made at the closing. Based on a total transaction value of approximately $680 million, payments to be made under the Cash Bonus Plan are as follows:

TRUSTEES

David F. Benson	$181,283
Marc P. Blum	$181,283
Robert A. Frank	$181,283
LeRoy E. Hoffberger	$181,283
M. Ronald Lipman	$181,283
Daniel S. Stone	$181,283

SENIOR MANAGEMENT:
F. Patrick Hughes	$2,039,430
Paul F. Robinson	$1,359,620

OTHER OFFICERS AND EMPLOYEES:
Other Officers and Employees	$2,311,352

The Cash Bonus Plan also contains certain non-competition covenants that are applicable to senior management participants and employee participants whose primary responsibilities with our company prior to the extraordinary transaction is in the development, redevelopment or leasing groups (specifically excluding employee participants that are primarily engaged in finance, administration and accounting functions for MART).

Each senior management participant has agreed that for a period of three years from and after the closing of the merger, he will not (i) either individually, or as owner, partner, or executive officer of an entity, own an interest in, or develop, lease or operate, a property, project or development which is located within a ten-mile radius of and which directly competes with any property, project or development in which our company has an interest or is developing, leasing or operating; (ii) either individually, or as owner, partner, or executive officer of an entity, engage in any transaction involving any property or project under consideration, study, contract or negotiation by our company or our affiliates during the 12 months preceding the closing of the merger; and (iii) solicit, hire or otherwise engage the services of any person who was an employee of ours or any of our affiliates during the 12 months preceding the closing of the merger who is offered and accepts employment with us or our successor, and who becomes an employee of our company or our successor, after the closing of the merger. Each employee participant subject to the non-compete restriction has made the same covenant, except the covenant is for a period of one year, and the geographic scope with respect to clause (i) above is a two-mile radius.

Stock Options.    At the effective time of the merger, all of our stock options outstanding immediately prior to the effective time will be converted into the right to receive an amount in cash equal to the number of common shares underlying each stock option multiplied by the excess, if any, of $21.00 over the option exercise price per share applicable to that option. As a result, the options set forth in the following table held by our officers will become fully vested and our officers and trustees will receive approximately (i.e., before withholding) the indicated cash payment in settlement of his options. The aggregate cash payment to be received by our trustees and officers at the closing is approximately $1,886,458. These options were granted over a period of nine years from September 1993 through November 2002.

Name	Number of Option Shares	Option Shares Exercise Price		Option Settlement Amount
Executive Officers:

F. Patrick Hughes	14,000 39,772	$ $	11.50 17.40	$ $	133,000 143,179

Paul F. Robinson	10,667 27,273	$ $	11.50 17.40	$ $	101,336 98,182

Non-Employee Trustees:

David F. Benson	2,000 2,000 12,000 10,000 12,000 3,409	$ $ $ $ $ $	8.94 9.75 10.00 10.50 13.38 17.40	$ $ $ $ $ $	24,125 22,500 132,000 105,000 91,500 12,272

Marc P. Blum	2,000 2,000 12,000 10,000 12,000 3,409	$ $ $ $ $ $	8.94 9.75 10.00 10.50 13.38 17.40	$ $ $ $ $ $	24,125 22,500 132,000 105,000 91,500 12,272

Robert A. Frank	10,000 3,409	$ $	13.38 17.40	$ $	76,250 12,272

LeRoy E. Hoffberger	4,000 12,000 3,409	$ $ $	10.00 13.38 17.40	$ $ $	44,000 91,500 12,272

M. Ronald Lipman	3,409		$17.40		$12,272

Daniel S. Stone	2,000 2,000 12,000 10,000 12,000 3,409	$ $ $ $ $ $	8.94 9.75 10.00 10.50 13.38 17.40	$ $ $ $ $ $	24,125 22,500 132,000 105,000 91,500 12,272

Other Employees	75,293		—		$391,523

Restricted Shares.    Immediately prior to the effective time of the merger, each outstanding share of restricted common stock issued pursuant to either the 1997 Restricted Share Plan or the 1993 Omnibus Share Plan will become fully vested and all related restrictions will lapse, including those related to the satisfaction of certain performance criteria. These shares will be treated for all purposes in the merger as unrestricted common shares and will represent the right to receive the merger consideration upon delivery of the certificates representing the restricted common shares to the exchange agent. The total number of unvested restricted shares held by trustees is 4,146 shares, by executive officers is 172,747 shares and by other employees is 35,705 shares.

The number of restricted shares granted, the grant date and the vesting schedule for restricted shares granted to each of our non-employee trustees, executive officers and other employees is set forth below:

Name	Number of Restricted Shares	Grant Date	Vesting Schedule
Each Non-Employee Trustee	691	01/10/03	20% vest on each of 01/10/04 through 01/01/08.

Executive Officers:

F. Patrick Hughes	8,057	01/01/03	20% vest on each of 01/01/04 through 01/01/08.

	15,000	09/29/00	10% vested on 01/01/01 and 90% vest at a rate of 10% on each of 01/01/02 through 01/01/10.

	200,000	11/14/97	15% vested on 01/01/98, and 85% vest or vested at a rate of 8.5% on each of 01/01/99 through 01/01/08.

Paul F. Robinson	5,525	01/01/03	20% vest on each of 01/01/04 through 01/01/08.

	10,000	09/29/00	10% vested on 01/01/01 and 90% vest at a rate of 10% on each of 01/01/02 through 01/01/10.

	133,333	11/14/97	15% vested on 01/01/98, and 85% vest or vested at a rate of 8.5% on each of 01/01/99 through 01/01/08.

Other Employees	35,705	11/14/97- 01/01/03	Vesting schedules vary and include 10 years at 10% each year beginning on the grant date; 11 years at 15% on the grant date and 8.5% over the next 10 years; and five years at 20% each year beginning on the first anniversary of the grant date.

Board Appointment.    Kimco has agreed to appoint one of our trustees to the board of directors of Kimco, to be selected by Kimco in its sole discretion with written notice to MART prior to the closing, subject to the consent of the nominee. No trustee has at this time been selected by Kimco.

Indemnification.    In addition, under the terms of the merger agreement, our trustees and officers will be entitled to indemnification in certain circumstances, as more fully described in the section entitled “Terms of the Merger—Indemnification.”

No interests in MART Limited Partnership.    None of our trustees or officers own partnership interests in MART Limited Partnership. Accordingly, they would realize no benefit from an exchange offer made to limited partners of MART Limited Partnership, as described under “Terms of the Merger—Covenants Under the Merger Agreement—MART Limited Partnership Exchange Offer.”

Voting Agreements with Senior Management

Kimco has entered into a voting agreement with each of our trustees and Paul F. Robinson, our executive vice president. In this agreement, our trustees and executive officers have agreed to vote the shares owned by them in favor of the merger and the other transactions contemplated by the merger agreement and to vote against any acquisition proposal. The trustees and executive officers also granted Kimco an irrevocable proxy to vote their shares in favor of the merger, excluding any shares as to which the trustee or executive officer is a beneficial owner solely because he currently serves in a fiduciary capacity with respect to the person or entity that directly owns the shares (e.g., a trustee of a trust, director or officer of an investment company, or director or officer of a foundation).

The voting agreement does not prevent any trustee signatory from exercising his duties and obligations as a trustee of our company or otherwise take any action, subject to the applicable provisions of the merger agreement, in his capacity as a trustee of our company. Finally, the trustees and officers agreed not to transfer or pledge their shares before the merger; however, trustees may transfer shares to members of their immediate family if the transferee agrees to be bound by the voting agreement and may transfer up to 5% of their shares subject to the voting agreement to an organization that is tax exempt pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986. In the aggregate, our trustees and Mr. Robinson own approximately 726,981 of our common shares that are subject to the voting agreement, representing approximately four percent of our outstanding common shares.

Certain Effects of the Merger

If the merger is completed, holders of our common shares will not have an opportunity to continue their equity interest in the surviving entity and, therefore, will not have the opportunity to share in our future earnings, dividends or growth, if any. In addition, upon completion of the merger, our common shares will no longer be listed on the New York Stock Exchange and will cease to be registered with the Securities and Exchange Commission.

Method of Accounting

The merger will be accounted for by Kimco Realty Corporation under the purchase method of accounting.

Shareholder Lawsuits Regarding the Proposed Merger

On June 19, 2003, two putative class action complaints were filed in the Circuit Court of Baltimore County, Maryland against MART, MART Limited Partnership and each of our trustees. One complaint, Case No. C-03-006687, is styled as Lon C. Engel, Trustee of the Cindy Dubansky Trust, on behalf of the Trust and all others similarly situated, vs. David F. Benson, Marc P. Blum, Robert A. Frank, LeRoy E. Hoffberger, F. Patrick Hughes, M. Ronald Lipman, Daniel S. Stone, MART Limited Partnership, and Mid-Atlantic Realty Trust. The second complaint, as amended, Case No. C-03-006690, is styled as Hercules Barberis, on behalf of himself and all others similarly situated, vs. David F. Benson, Marc P. Blum, Robert A. Frank, LeRoy E. Hoffberger, F. Patrick Hughes, M. Ronald Lipman, Daniel S. Stone, MART Limited Partnership, Mid-Atlantic Realty Trust, and Kimco Realty Corporation. On June 20, 2003, a third putative class action complaint was filed in the Circuit Court of Baltimore County, Maryland, Case No. C-03-6740, styled as Hilda Rosenberg, on behalf of himself and all others similarly situated, vs. David F. Benson, Marc P. Blum, Robert A. Frank, LeRoy E. Hoffberger, F. Patrick Hughes, M. Ronald Lipman, Daniel S. Stone, MART Limited Partnership, and Mid-Atlantic Realty Trust.

Each complaint challenges the adequacy of the merger consideration to be received by our shareholders and further alleges that our directors breached their fiduciary duties to shareholders by failing to ascertain the true value of our company or whether there were any other bidders for our company, accepting an inadequate takeover premium, not conducting an active market check, and by failing to adequately disclose to our public shareholders all material terms of the transaction, including how and why insiders will benefit. The complaint also alleges that the trustees have breached their fiduciary duties by pursuing a course of business designed to eliminate the public shareholders to the unfair benefit of the limited partners of MART Limited Partnership because the limited partners allegedly would be offered an opportunity to participate in the future growth of the company not being made available to the company’s public shareholders. Among other things, the complaint seeks class action status, a court order enjoining the sale of the company, unspecified monetary damages, and the payment of attorney’s fees. The second complaint also alleges that Kimco knowingly aided and abetted the breaches of our directors’ fiduciary duties. We believe the allegations are without merit and intend to vigorously defend the actions.

Because the completion of the merger is conditioned upon no temporary restraining order, ruling or preliminary or permanent injunction or other legal restraint being in effect which prevents, materially delays or impairs the completion of the transactions contemplated by the merger agreement, if the plaintiff in the litigation moves for such relief, and such relief is granted, the merger may be delayed or in some instances the merger agreement may be terminated.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The Special Meeting will be held at                                         , on             ,                          , 2003, at        .m., local time.

Purpose of the Special Meeting

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the merger of our company with and into the Acquisition Subsidiary, with the Acquisition Subsidiary being the surviving entity.

Record Date and Voting Power

Our board of trustees has fixed the close of business on             , 2003 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. As of the record date, there were              outstanding common shares held by approximately              shareholders of record. Common shares are our only outstanding class of stock. Shareholders of record on the record date will be entitled to one vote per common share of beneficial interest on any matter that properly comes before the Special Meeting and any adjournment or postponement of that meeting.

Quorum, Vote Required and Voting Agreements

Our declaration of trust, as amended, and bylaws require (a) the presence, in person or by duly executed proxy, of the holders of common shares representing at least a majority of the votes entitled to be cast at the Special Meeting in order to constitute a quorum, and (b) the affirmative vote of the holders of our common shares representing not less than two-thirds of the shares outstanding and entitled to vote at the Special Meeting in order to approve the merger. For purposes only of determining the presence or absence of a quorum for the transaction of business, we intend to count abstentions as present at the Special Meeting. Abstentions and broker non-votes are not, however, counted as favorable votes and, therefore, have the same effect as a vote against the proposal. Broker non-votes are proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Kimco has entered into a voting agreement with each of our trustees and Paul F. Robinson, our Executive Vice President. In this agreement, our trustees and executive officers have agreed to vote the shares owned by them in favor of the merger and the other transactions contemplated by the merger agreement and to vote against any acquisition proposal. The trustees and executive officers also granted Kimco an irrevocable proxy to vote their shares in favor of the merger. The voting agreement excludes any shares as to which the trustee or executive officer is a beneficial owner solely because he currently serves in a fiduciary capacity with respect to the person or entity that directly owns the shares (e.g., a trustee of a trust, director or officer of an investment company, or director or officer of a foundation). The voting agreement does not prevent any trustee signatory from exercising his duties and obligations as a trustee of our company or otherwise take any action, subject to the applicable provisions of the merger agreement, in his capacity as a trustee of our company. Finally, the trustees and officers agreed not to transfer or pledge their shares before the merger; however, trustees may transfer shares to members of their immediate family if the transferee agrees to be bound by the voting agreement and may transfer up to 5% of their shares subject to the voting agreement to a charitable organization.

Proxies, Voting and Revocation

Your Vote is Important! Our common shares represented at the Special Meeting by properly executed proxies received prior to, or at, the Special Meeting, and not revoked, will be voted at the Special Meeting, and at any adjournment or postponement of that meeting, in accordance with the instructions on those proxies. If a proxy is duly executed and submitted without instructions, common shares represented by that proxy will be voted “FOR” the approval of the merger. Proxies are being solicited on behalf of our board of trustees.

If you prefer, an addressed envelope, for which no postage is required if mailed in the United States, is enclosed if you wish to vote your shares by mail. Sending in your proxy card will not prevent you from voting at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

You can also vote via the Internet or by telephone in accordance with the instructions provided. Voting via the Internet or by telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Also, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Instructions to vote via the Internet or by telephone will be provided by (1) your broker, (2) our transfer agent, Continental Stock Transfer & Trust Company, or (3) our proxy solicitor,                     . Please do not return the enclosed proxy card if you vote over the Internet or by telephone. A proxy may be revoked at any time before it is voted at the Special Meeting.

A proxy may be revoked by the person who executed it at, or before, the Special Meeting by:

•	delivering to our corporate secretary a written notice of revocation of a previously-delivered proxy bearing a later date than the proxy;

•	duly executing, dating and delivering to our corporate secretary a subsequent proxy; or

•	attending the Special Meeting and voting in person. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a previously delivered proxy.

Any written notice revoking a proxy should be delivered to Mid-Atlantic Realty Trust, 170 W. Ridgely Road, Suite 210, Lutherville, Maryland 21093, Attention: Paul F. Robinson, Secretary.

Solicitation of Proxies and Expenses

We will bear the entire cost of solicitation of proxies from our shareholders. We have retained                                          to assist in soliciting proxies and will pay approximately $             plus reasonable out of pocket expenses in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names our common shares beneficially owned by others to forward to those beneficial owners. We will reimburse persons representing beneficial owners of our common shares for their expenses in forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our trustees, officers or other regular employees. No additional compensation will be paid to our trustees, officers or other regular employees for these services.

TERMS OF THE MERGER

The terms of and conditions to the merger are contained in the merger agreement, a copy of which is attached to this proxy statement as Appendix A and incorporated in this document by reference. Set forth below is a description of the material terms and conditions of the merger. This description is qualified in its entirety by, and made subject to, the more complete information set forth in the merger agreement.

Effective Time

The merger will become effective when the State Department of Assessments and Taxation of the State of Maryland has accepted the articles of merger for record in accordance with the Maryland General Corporation Law, or at such later time which Kimco and us shall have agreed upon and designated in the articles of merger in accordance with Maryland law. At that time, we will be merged with and into the Acquisition Subsidiary, with the Acquisition Subsidiary being the surviving entity. We expect the merger to become effective as soon as practicable after approval of the merger by our shareholders and the satisfaction or waiver of all other conditions to closing the merger, but not prior to September 15, 2003.

Conversion of Shares Pursuant to the Merger

At the effective time of the merger, each of our issued and outstanding common shares will be converted into the right to receive $21.00 in cash, without interest, plus, in the event the merger does not close before or on September 15, 2003, an amount equal to the current annual dividend rate per share of $1.24, divided by 365, or $.0034 per day for each day following September 15, 2003 until the merger is closed. As of the closing of the merger, each outstanding option will be converted into the right to receive an amount in cash equal to the number of common shares underlying such option multiplied by the excess, if any, of $21.00 over the option exercise price per share applicable to that option. Our executive officers and other key employees hold restricted shares that will vest on an accelerated basis at closing, all of which will be treated the same as common shares held by other persons.

Exchange of Stock Certificates

Kimco has designated                                      to act as exchange agent for the merger. Prior to the effective time, Kimco will deposit with the exchange agent, for the benefit of the holders of our common shares and for exchange in accordance with the terms of the merger agreement, cash in an amount sufficient to pay the merger consideration in exchange for our outstanding common shares and options. Promptly following the effective time of the merger, the exchange agent will mail a letter of transmittal to each record holder of certificates representing MART common shares containing, among other things, instructions as to the surrender of the share certificates in exchange for the merger consideration. Delivery of the share certificates will be effected, and risk of loss and title to the share certificates will pass, only upon proper delivery of the share certificate to the exchange agent. You are urged not to surrender your share certificates until you receive a letter of transmittal and instructions.

Upon the surrender to the exchange agent of your share certificate, together with a duly executed and properly completed letter of transmittal and any other required documents, and subject to any required withholding of taxes, you will be paid the merger consideration for each common share previously represented by your certificate, and the certificate will then be canceled.

No interest will be paid or accrued on the cash payable upon the surrender of your certificate. If payment is to be made to a holder other than the registered holder of the certificate surrendered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting that exchange pay transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the surviving entity that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions stated above, each certificate will, after the effective time of the merger, represent only the right to receive the merger consideration.

After the effective time of the merger, no transfers of certificates that previously represented our common shares will be permitted or recorded on our share ledger. If, after the effective time, certificates are presented to the surviving entity or the exchange agent for payment, they will be canceled and exchanged for the merger consideration, without interest; however, no holder of a share certificate will have any greater rights against the surviving entity than may be accorded to general creditors of the surviving entity under applicable law.

Representations and Warranties

The merger agreement contains customary representations and warranties given by us, Kimco, and the Acquisition Subsidiary, as to, among other things:

•	existence, good standing and corporate power;

•	authorization and enforceability of the merger agreement;

•	the payment of brokers and similar fees; and

•	except as disclosed, absence of material litigation.

In addition, the merger agreement contains representations and warranties by us, as to, among other things:

•	our subsidiaries;

•	our capitalization;

•	our compliance with laws;

•	the accuracy of our filings with the Securities and Exchange Commission;

•	absence of certain changes since the end of our most recent fiscal year;

•	tax matters and compliance with certain tax laws, including qualification as a REIT;

•	our real property and properties under development;

•	our leases;

•	our employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	our compliance with labor matters;

•	our compliance with environmental matters;

•	our insurance coverage;

•	matters relating to certain of our contracts and commitments;

•	transactions with our trustees, officers and other affiliates;

•	the required vote of our shareholders;

•	our board’s receipt of an opinion of Wachovia Securities to the effect that the merger consideration was fair, from a financial point of view, to the holders of our common shares;

•	the inapplicability of the Maryland Control Share Acquisition Statute and the Maryland Business Combination Statute to the merger; and

•	the exemption of the merger and the transactions contemplated by the merger agreement under Rule 16b-3 of the Securities Exchange Act of 1934 from the provisions of Section 16(b) of the Securities Exchange Act of 1934.

Covenants Under the Merger Agreement

Conduct of the Business Before the Merger.    We have agreed that prior to the merger, we and our subsidiaries will:

•	conduct our business and our subsidiaries’ business in the ordinary course substantially consistent with past practice;

•	use, and cause our subsidiaries to use, commercially reasonable efforts to preserve intact our business organizations and goodwill and keep available the services of our officers and employees;

•	promptly notify Kimco of any material adverse change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects of our business or our properties, any material governmental complaints, investigations or hearings, or the breach or inaccuracy of any representation or warranty contained in the merger agreement;

•	promptly deliver to Kimco (1) prior notice of any draw by us on our revolving line of credit, (2) on a weekly basis, a status report of activity relating to the revolving line of credit and (3) on a monthly basis, internally prepared balance sheet, statement of operations and statement of cash flows;

•	deliver to Kimco no later than 15 days after the end of each calendar month a report that updates all leasing activity, copies of notices of any offers to purchase, inquiries or letters of intent relating to any property owned by us or our subsidiaries, and such other information relating to our properties as reasonably requested by Kimco;

•	consult in good faith, cooperate and confer on a regular basis with one or more designated representatives of Kimco to report operational matters of materiality, including, but not limited to, our leasing operations, acquisition, disposition, budget and capital improvement activities, and any proposals to engage in material transactions, whether or not in the ordinary course of business;

•	promptly notify Kimco of any and all material correspondence or material communications received from any equity holder of any of our subsidiaries and give reasonable prior notice (not less than 48 hours) to Kimco of any intended material correspondence or communications to any equity holder of any of our subsidiaries;

•	promptly deliver to Kimco copies of any material correspondence received from any tenant leasing more than 20,000 square feet of space;

•	use commercially reasonable efforts to comply with all material loan documents to which we or any of our subsidiaries are a party and to comply with all material ground leases, material contracts and agreements, easements or other rights which are necessary to permit the lawful use and operation of the buildings and improvements on any of our properties or which are necessary to permit the lawful use and operation of all driveways, roads, parking areas, out lots, and other means of egress and ingress to and from any of our properties;

•	take all action necessary to terminate any management contracts with persons other than us or our subsidiaries relating to our properties;

•	maintain fire and extended coverage casualty insurance on our real properties and make claims in due course; and

•	subject to any existing contractual insurer requirements, shall give Kimco the opportunity to participate in the defense of any derivative, class action claims or other claims by our shareholders against MART and/or our trustees arising out of or in connection with any of the transactions contemplated by the merger agreement and we will shall not settle any such claim without the approval of Kimco, which approval shall not be unreasonably withheld.

In addition, we have agreed that prior to the merger, we and our subsidiaries will not:

•	amend our charter, bylaws, joint venture documents, partnership agreements or equivalent documents, except as contemplated by the merger agreement;

•	acquire or enter into any option or contract to acquire or exercise an option to acquire additional real property (except for certain current development projects), encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, shopping centers or any other type of real estate projects without the prior written consent of Kimco;

•	incur additional indebtedness without the prior written consent of Kimco; provided, however, that we may draw up to an aggregate $2,000,000 on our revolving line of credit for working capital purposes as well as such additional funds, in compliance with our existing pro forma budgets, as are necessary for completion of construction of, or acquisition of, the budgeted projects currently under development;

•	except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of the merger agreement, issue any of our shares, including under the our Dividend Reinvestment Plan and Stock Purchase Plan;

•	effect any share split, reverse share split, share dividend, recapitalization or other similar transaction, grant any option, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of our shares of beneficial interest;

•	increase any compensation or enter into or amend any employment agreement with any of our executive officers or trustees, grant any bonuses other than in the ordinary course of business and consistent with past practice, to any of our employees, or to any of our executive officers or trustees;

•	adopt any new employee benefit plan or amend any existing employee benefit plan in any material respect;

•	declare, set aside or pay any dividend or make any other distribution or payment with respect to any of our shares or allow any of our subsidiaries to pay or make any distribution or dividend, other than corresponding regular quarterly distributions payable to common unit holders of MART Limited Partnership in an amount per common unit not to exceed the amount payable to our shareholders in such quarter;

•	directly or indirectly redeem, purchase or otherwise acquire any of our shares of beneficial interest or capital stock or partnership or other interest of any of our subsidiaries, except for the redemption of MART Limited Partnership common units in accordance with the terms of the partnership agreement or any of our convertible debentures in accordance with the terms of the trust indenture dated September 9, 1993;

•	sell, lease or otherwise dispose of (1) any of our real property or any portion thereof or any of the capital stock of or partnership or other interests in any of our subsidiaries or (2) any of our other assets, except in the ordinary course of business, provided, however, that we may enter into bona fide leases, in arms-length transactions with third parties on market rates, terms and conditions, which do not violate any exclusives or restrictions and which do not include tenant improvement allowances or leasing commissions in excess of $25,000, provided further that we notify Kimco promptly after we enter into any such lease;

•	enter into any letters of intent relating for leases to tenants occupying more than 5,000 square feet of any of our properties or enter into leases for space in excess of 10,000 square feet without the prior consent of Kimco;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	pay, discharge or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, our most recent consolidated financial statements (or the notes thereto) filed by us pursuant to the Exchange Act or the Securities Act or in the ordinary course of business consistent with past practice or arising from the transactions contemplated by the merger agreement;

•	enter into any commitment which may result in total payments or liability by or to us in excess of $50,000 per commitment or $200,000 in the aggregate, except for (1) the renewal of casualty and property insurance held by us in the ordinary course of business, (2) as may be required in connection with the redemption of any common units of MART Limited Partnership or the redemption of any of our convertible debentures, and (3) otherwise in accordance with our 2003 budget and pro forma budgets for projects under development;

•	enter into or amend or otherwise modify any agreement or arrangement with any officer, trustee, director, consultant or affiliate of our company or any of our subsidiaries;

•	terminate any employee under circumstances which would result in severance payments, without prior notice and consultation with Kimco;

•

forgive any existing indebtedness to us or any of our subsidiaries, guarantee the indebtedness of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or make any investments in excess of $50,000 in the aggregate;

•	make or rescind any election relating to taxes;

•	change our accounting methods;

•	settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, subject to certain exceptions;

•	change any of our methods of reporting income or deductions for federal income tax purposes;

•	authorize, recommend or propose an intention to adopt a plan of complete or partial liquidation of us or our subsidiaries; and

•	agree in writing or otherwise to take any action inconsistent with any of the foregoing.

The covenants in the merger agreement relating to the conduct of our business are very detailed and the above description is only a summary. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business” in Appendix A included in this proxy statement.

Other Covenants.    The merger agreement contains a number of mutual covenants between Kimco and MART, including covenants relating to:

•	preparing and filing this proxy statement; and

•	using commercially reasonable efforts to do all things required to complete the transactions contemplated by the merger agreement.

In addition, the merger agreement requires us to (1) convene the Special Meeting, (2) ensure that no Maryland anti-takeover laws apply, or become applicable, to the transactions contemplated by the merger agreement, (3) provide Kimco access to our books, records and other information, and (4) cooperate with Kimco in connection with any request to lenders and ground lessors for consents and estoppels as Kimco may reasonably request (at Kimco’s cost).

We have also agreed to cause an internal restructuring by forming separate Maryland business trusts and conveying and contributing all of our interest to certain real property owned of record directly by MART (i.e. real property not owned indirectly by MART via direct ownership by its subsidiary MART Limited Partnership) to such business trusts in exchange for outstanding shares of beneficial interest of such trusts, and five days prior to the closing, contribute all of the beneficial interests in the business trusts to MART Limited Partnership.

MART Limited Partnership Exchange Offer.    Kimco agreed that, as soon as practicable following execution of the merger agreement, it would present a proposal for an exchange offer to the existing holders or representatives of the holders of greater than 50% of the units of limited partnership interests in MART Limited Partnership (other than those held by MART) that would, subject to certain conditions, provide such holders with the opportunity to elect to receive the same cash consideration for each outstanding unit as the holders of common shares will receive for each outstanding common share or, alternatively, the opportunity (in lieu of cash) to exchange their common units for preferred units in MART LP upon closing of the transaction. Following the closing, holders of the preferred units would be entitled to quarterly distributions, subject, however, to a redemption right by the partnership. In addition (and subject to existing tax protection covenants under certain agreements with limited partners), limited partners who elected to receive preferred units would not have an ongoing economic interest in the partnership’s business or assets and would not share in any appreciation in the economic value of the partnership (subject to existing tax protection covenants under certain contribution agreements). Limited partners who did not elect either of these options would continue to hold common units, subject, however, to the terms and conditions of the partnership agreement of MART Limited Partnership, as it may be amended from time to time, and with no guarantee as to either the amount of any distributions or the value at which the common units would be redeemed if presented for redemption by the limited partners.

Kimco was not, however, obligated to commence the proposed exchange offer unless and until it received executed voting agreements (or other support agreements) relating to the proposed exchange offer from holders of greater than 50% of the common units of limited partnership interests (other than those held by MART). Kimco has satisfied its obligations to meet with, and has presented the proposed exchange offer to, holders or representatives of holders of greater than 50% of the common units of limited partnership interest. Completion of the merger does not require the consent of the limited partners, and neither the commencement nor the completion of the proposed exchange offer to the limited partners is a condition to either party’s obligation to consummate the merger. None of our trustees, officers or employees own any interests in MART Limited Partnership; accordingly, they would not benefit from any transaction involving the limited partners.

Conditions to the Merger

The obligation of Kimco and MART to complete the merger is subject to the satisfaction of following conditions:

•	requisite shareholder approval has been obtained;

•	Kimco, Acquisition Subsidiary and MART are not subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other legal restraint (excluding orders, rulings, injunctions, restraints or prohibitions arising out of or relating to derivative, class action or other claims by security holders of MART Limited Partnership) which prohibits, prevents, materially delays or impairs the merger or any of the contemplated transactions related to the merger; and

•	all required governmental approvals have been obtained.

The obligation of Kimco to complete the merger is subject to the satisfaction of the following additional conditions:

•	Kimco shall have obtained a certificate signed by our chief executive officer stating that (i) our representations and warranties contained in the merger agreement, qualified as to materiality or a material adverse effect are true and correct in all respects and the representations and warranties contained in the merger agreement that are not so qualified are true and correct in all material respects as of the closing date, (ii) we have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by us on or prior to the closing date and (iii) there has not been any change concerning or other event affecting us or any of our subsidiaries, that has had or could reasonably be expected to have a material adverse effect on us;

•	Kimco shall have received an opinion from our counsel relating to our qualification as a REIT under the Code and the treatment of our subsidiaries as partnerships rather than associations taxable as corporations or publicly traded partnerships for federal income tax purposes;

•	we shall have received all of the lender consents required by the merger agreement;

•	we shall have effected an internal restructuring through the conveyance of certain properties owned directly by MART to subsidiaries of MART Limited Partnership, in accordance with the merger agreement;

•	we shall have caused each officer, trustee or other employee who has an outstanding loan from, or other debt obligations to, us or any of our subsidiaries, for any purpose, to repay such loan;

•	we shall have delivered to Kimco a payoff letter with respect to our unsecured revolving credit agreement dated January 31, 2003 with Allfirst Bank; and

•	none of Kimco, Acquisition Subsidiary or us shall be subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of competent jurisdiction or other legal restraint or prohibition arising out of or relating to derivative, class action or other claims by security holders of MART Limited Partnership, which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by the merger agreement.

Our obligation to complete the merger is subject to the satisfaction of the following additional conditions:

•	we shall have obtained a certificate signed by Kimco’s chief executive officer stating that (i) Kimco and Acquisition Subsidiary’s representations and warranties contained in the merger agreement qualified as to materiality or a material adverse effect are true and correct in all respects and the representations and warranties contained in the merger agreement that are not so qualified are true and correct in all material respects as of the closing date, and (ii) Kimco and Acquisition Subsidiary have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by either of them on or prior to the closing date.

Solicitation of Proposals from Other Parties

In accordance with the merger agreement, we have agreed that, until the termination of the merger agreement, neither we nor any of our subsidiaries will, nor will we instruct or authorize any of our respective officers, trustees, directors, affiliates, employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or other representatives to, directly or indirectly, initiate, solicit, encourage or facilitate any proposals, discussions or negotiations or the making of any proposal or offer with respect to, or that may reasonably be expected to lead to, any direct or indirect:

•	merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction;

•	sale, lease, exchange, mortgage, pledge, transfer or other disposition (which we refer to as a “transfer”) of any of its assets in one or a series of transactions that, if consummated, would result in a transfer of 25% or more of our consolidated assets; or

•	tender offer, share exchange, exchange offer or similar transaction or series of related transactions that, if consummated, would relate to 25% or more of our outstanding common shares.

Each of the foregoing transactions is referred to as an “acquisition proposal.”

We have also agreed not to engage in any negotiations with any third party that may reasonably be expected to lead to an acquisition proposal, or enter into any letter of intent, agreement in principle or agreement relating to an acquisition proposal, except as provided in the merger agreement.

If we receive an unsolicited bona fide written acquisition proposal, we may, with prior written notice to Kimco, furnish information to, or enter into or participate in discussions or negotiations with, the third party making the proposal if our board of trustees determines in good faith, that:

•	after consultation with and based on the advice of our legal advisors, such action is consistent with the board of trustees’ fiduciary duties to our shareholders; and

•	after consultation with and based on the advice of our financial advisor, such acquisition proposal, if consummated, would be more favorable to our shareholders than the proposed merger from a financial point of view (taking into account all financial and strategic considerations and other relevant factors including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal, which we refer to as a “superior proposal”), and provided that we enter into a confidentiality agreement with the third party. We must keep Kimco reasonably informed of the status of any such discussions or negotiations, and promptly inform Kimco (but in any event, within 24 hours) of all material developments, including the material terms of any such proposal made by any such third party and our responses thereto.

Under the merger agreement, our board of trustees, in order to comply with its fiduciary duties, may prior to the Special Meeting and in response to an unsolicited bona fide written superior proposal of a third party, withdraw, modify, amend or qualify its recommendation of the merger in a manner adverse to Kimco and recommend such a superior proposal, provided that (i) we provide Kimco with at least three business days’ prior written notice of the board’s intent to withdraw, modify, amend or qualify its recommendation of the merger or any transactions contemplated by the merger agreement in a manner adverse to Kimco and to recommend the superior proposal, (ii) in the event that, during the three business days, Kimco fails to make a counterproposal to the superior proposal or makes a counterproposal that our board, in good faith and after consultation with and based on the advice of our financial advisor, determines that the counterproposal is not at least as favorable to our shareholders as the superior proposal from a financial point of view, and (iii) we terminate the merger agreement and pay to Kimco a $15.5 million termination fee and up to $2.5 million break-up expenses.

Termination of the Merger Agreement

We or Kimco may terminate the merger agreement, whether before or after receiving shareholder approval, if:

•	the parties mutually agree in writing to terminate the merger agreement;

•	the other party has breached any representation, warranty, covenant or agreement made by such party in the merger agreement, or any representation and warranty becomes untrue, in either case such that certain conditions to closing are incapable of being satisfied or cured by December 15, 2003;

•	any United States federal or state court of competent jurisdiction or other governmental entity issues a judgment, injunction, order decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such judgment, injunction, order, decree, ruling or other action has become final and nonappealable;

•	the merger is not completed by December 15, 2003; or

•	the merger fails to receive the requisite vote for approval by our shareholders.

In addition, we may terminate the merger agreement if, prior to the Special Meeting, our board of trustees withdraws, modifies, amends or qualifies its approval of the merger in a manner adverse to Kimco and recommends that our shareholders approve or accept a superior proposal and we pay Kimco the termination fee and break-up expenses.

Kimco may also terminate the agreement if:

•	our Board of Trustees fails to make, or withdraws, modifies, amends or qualifies its approval of, or recommendation of the merger or any of the transactions contemplated by the merger agreement in a manner adverse to Kimco;

•	we fail to include the recommendation of our board of trustees that our shareholders approve the merger in this proxy statement; or

•	our board of trustees (1) recommended that our shareholders accept or approve an acquisition proposal or (2) failed to recommend that our shareholders reject or not accept an acquisition proposal that has been made public within seven business days of the acquisition proposal having been made public.

Termination Fee; Expenses

Termination Fee

We must pay Kimco a termination fee in the amount of $15,500,000 in any of the following circumstances:

(a) if Kimco Realty Corporation terminates the merger agreement as a result of:

•	our willful breach of a representation, warranty, covenant or agreement made by us in the merger agreement that is incapable of being satisfied or cured by December 15, 2003;

•	(1) the failure of our board of trustees to make, or the withdrawal, modification, amendment or qualification of, its approval or recommendation of the merger or any of the transactions contemplated by the merger agreement in a manner adverse to Kimco; (2) our failure to include the recommendation of our board of trustees that our shareholders approve the merger in this proxy statement; (3) the recommendation of our board of trustees that our shareholders accept or approve an acquisition proposal, or (4) the failure of our board of trustees to recommend that our shareholders reject or not accept an acquisition proposal that has been made public within seven business days of the acquisition proposal having been made public; or

•	the failure to receive approval of our shareholders for the merger in circumstances in which the board of trustees fails to make, or withdraws, modifies or qualifies its approval or recommendation of the merger in a manner adverse to Kimco;

(b) if we terminate the merger agreement in circumstances in which prior to the Special Meeting, our board of trustees withdraws, modifies, amends or qualifies its approval of the merger in a manner adverse to Kimco and recommends that our shareholders approve or accept a superior proposal; or

(c) if prior to the Special Meeting, we receive an acquisition proposal or a person or entity has publicly disclosed an acquisition proposal or intent or desire to make an acquisition proposal and at any time prior to the 12 month anniversary of the termination of the merger agreement by either party for failure to receive the requisite shareholder approval, we enter into a letter of intent, agreement in principle or agreement relating to an acquisition proposal with a party other than Kimco, or our board of trustees recommends or resolves to recommend that our shareholders approve an acquisition proposal with a party other than Kimco (less any costs and expenses already paid to Kimco by us).

Expenses

If any of the foregoing events occur in which we must pay the termination fee to Kimco, we must also reimburse Kimco for its out-of-pocket expenses incurred in connection with the merger and related transactions, in an amount not to exceed the lesser of the actual amount of the costs and expenses incurred and $2,500,000.

Additionally, we have agreed to pay Kimco’s out-of-pocket expenses incurred in connection with the merger and related transactions, in an amount not to exceed the lesser of the actual amount of the costs and expenses incurred and $2,500,000:

•	if Kimco terminates the merger agreement because of a material breach (including, without limitation, a willful breach) of a representation, warranty, covenant or agreement by us that that is incapable of being satisfied or cured by December 15, 2003; or

•	if either party terminates the merger agreement because the merger was not consummated by December 15, 2003 and the only closing condition that had not been waived or satisfied was that one of Kimco, Acquisition Subsidiary or us is subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of competent jurisdiction or other legal restraint or prohibition arising out of or relating to derivative, class action or other claims by the security holders of MART Limited Partnership, which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by the merger agreement.

If we terminate the merger agreement as a result of a material breach (including willful breach) of a representation, warranty, covenant or agreement by Kimco that is incapable of being satisfied or cured by December 15, 2003, then Kimco is required to reimburse us for our out-of-pocket expenses incurred in connection with the merger and related transactions, in an amount not to exceed the lesser of the actual amount of the costs and expenses incurred and $2,500,000.

Liquidated Damages

The parties have agreed that the payment of the termination fee and/or the reimbursement of expenses following a termination of the merger agreement in the circumstances described above will be the sole and exclusive remedy of the party receiving that payment and will constitute liquidated damages with respect to any claim that the party receiving that payment may have against the other party with respect to damages arising out of the merger agreement or related transactions.

Treatment of Stock Options and Restricted Stock

The merger agreement provides that at the effective time of the merger, each option issued under our 1993 Omnibus Share Plan and 1995 Non-Qualified Stock Option Plan that is outstanding immediately prior to the effective time of the merger, whether or not then exercisable, and which has not been exercised or canceled prior to that time, will be converted into the right to receive an amount in cash equal to the number of common shares underlying each option multiplied by the excess, if any, of $21.00 over the option exercise price per share applicable to that option. The cash payment will be treated as compensation and will be net of any applicable tax. If the exercise price of any option equals or exceeds the merger consideration ($21.00), no cash will be paid to the holder.

Our executive officers and other key employees hold restricted shares that will vest on an accelerated basis at closing, all of which will be treated the same as common shares held by other persons.

Termination of Dividend Reinvestment and Share Purchase Plan

On June 18, 2003, our Board of Trustees suspended our Dividend Reinvestment Plan and Share Purchase Plan.

Certain Employee Benefits

The merger agreement provides that upon and after the effective time of the merger, Kimco will provide benefits to our employees with at least the types and levels maintained by Kimco for similarly situated employees of Kimco. At the time our employees participate in any employee benefit plan of Kimco, each employee will be given credit under any Kimco employee benefit plan for all service prior to the effective time of the merger with us and any of our subsidiaries as service rendered to Kimco for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicable waiting periods for participation. In addition, Kimco will not treat any of our employees as a new employee for purposes of any exclusions or waiting periods under any health or similar employee benefit plan of Kimco for a pre-existing medical condition if our employee was enrolled in a health plan of ours on the effective date.

Kimco has agreed to honor any existing obligation to pay our terminated employees for properly accrued vacation in accordance with our policy in connection with their terminations. Kimco has also agreed to pay to any of our employees entitled to participate in our Development/Redevelopment Bonus Plan who are terminated by Kimco prior to the completion of a development or redevelopment project the bonus each terminated employee would have been entitled to receive as if such project had been completed as of the employment termination date.

Indemnification

In the merger agreement, Kimco and the Acquisition Subsidiary each has agreed that all rights of indemnification existing in favor of the trustees, directors or officers of us or any of our subsidiaries as provided in our organizational documents in effect as of the date of the merger agreement with respect to matters occurring at or prior to the effective time of the merger will survive the merger and will continue in full force and effect for a period of six years after the effective time and, as of the effective time, will become the joint and several obligations of Kimco and Acquisition Subsidiary. During the six-year period, neither Kimco nor the Acquisition Subsidiary will amend, repeal or otherwise modify the provisions for indemnification in any manner that would materially and adversely affect the rights under those provisions of individuals who at any time prior to the effective time were trustees, directors or officers of us or any of our subsidiaries in respect of actions or omissions occurring at or prior to the effective time, unless required by law. In the event of any claim or claims asserted or made prior to the effective time or before the end of the six-year period, the rights to indemnification will continue until the disposition of any and all claims. Any indemnification or payment or reimbursement of expenses shall be furnished pursuant to our declaration of trust, bylaws and other organizational documents in effect on the date of the merger agreement and otherwise in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Maryland corporate law for directors of Maryland corporations.

At or prior to the effective time, Kimco has agreed to purchase directors’ and executive officers’ liability insurance policy coverage for our trustees and executive officers for a period of six years following the effective time, which will provide the trustees and executive officers with coverage on terms no less favorable to such trustees and executive officers as currently provided by us, provided, however, that in fulfilling such obligations, Kimco shall not be required to pay aggregate premiums in excess of $142,500 (150% of the premiums paid by us in our last full fiscal year).

Waiver and Amendment

At any time prior to the effective time of the merger, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other parties set forth in the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

Any waiver of the conditions set forth in the merger agreement must be in writing and signed by the party providing the waiver.

The merger agreement may be amended by the parties in writing by action of their board of directors or trustees, as the case may be, at any time, but after shareholder approval, no amendment may be made which alters the amount or changes the form of the merger consideration or by law requires further approval of shareholders without, in either case, obtaining such further approval.

Amended Agreement and Plan of Merger

On July 14, 2003, MART, Kimco and Acquisition Subsidiary entered into an amended agreement and plan of merger. In the amended merger agreement, the parties revised the closing conditions in Sections 8.1(b) and 8.3(i) to correct the agreement to reflect the parties’ original intent that (1) except with respect to the matters addressed in clause (2) below, each of MART and Kimco have a separate waivable right to assert a closing condition and decline to consummate the proposed merger in the event that any party to the amended merger agreement is subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other legal restraint or prohibition which prohibits, prevents materially delays or impairs the consummation of the transactions contemplated by the amended merger agreement, including, without limitation, any orders, rulings, injunctions, restraints or prohibitions arising out of or relating to derivative, class action or other claims by security holders of MART, and (2) Kimco has the waivable right to assert a closing condition and decline to consummate the proposed merger in the event that any party to the amended merger agreement is subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other legal restraint or prohibition arising out of or relating to derivative, class action or other claims by security holders of the MART Limited Partnership, which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by the amended merger agreement. No other provisions of the merger agreement were amended.

NO APPRAISAL RIGHTS

No dissenters’ or appraisal rights are available in connection with the merger or any of the transactions contemplated by the merger agreement. Maryland law does not provide for dissenters’ or appraisal rights because our common shares are listed on The New York Stock Exchange.

REGULATORY APPROVALS

There are no federal or state regulatory requirements which remain to be complied with in order to consummate the merger, other than the filing of the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material U.S. federal income tax considerations of the merger generally relevant to holders of our common shares, assuming that the merger is consummated as contemplated by the merger agreement and this proxy statement. This discussion is based upon interpretations of the Code, Treasury regulations promulgated under the Code, judicial decisions and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the merger. Your tax treatment may vary depending upon your particular situation. Also, shareholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. shareholders, banks, thrifts, insurance companies, persons that hold our common shares as part of a “straddle”, a “hedge”, a “constructive sale” transaction or a “conversion transaction”, persons that have a “functional currency” other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the merger to holders of our common shares that do not hold those shares as a capital asset. A U.S. shareholder is a U.S. citizen or resident as defined within the Code, a domestic corporation, an estate the income of which is includable in its gross income for U.S. federal income tax purposes without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all the substantial decisions of the trust. A non-U.S. shareholder is any shareholder that is not a U.S. shareholder.

THIS U.S. FEDERAL INCOME TAX DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO A HOLDER OF OUR COMMON SHARES. EACH SHAREHOLDER IS URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS AND CHANGES IN APPLICABLE TAX LAWS.

Consequences to U.S. Shareholders

For U.S. shareholders, the merger will be treated as a taxable sale of their common shares in exchange for the merger consideration. As a result, each U.S. shareholder will recognize capital gain or loss with respect to its common shares, measured by the difference between the tax basis in the common shares exchanged and the amount of cash received for that stock. The gain or loss on that disposition will constitute long-term capital gain or loss if the common shares had been held for more than one year as of the effective time of the merger. However, a shareholder who has held our common shares for six months or less at the effective time of the merger, taking into account the holding period rules of Section 246(c)(3) and (4) of the Code, and who recognizes a loss with respect to those common shares will be treated as recognizing long-term capital loss to the extent of any capital gain dividends received from us with respect to those common shares.

In the case of shareholders who hold multiple blocks of our common shares (i.e., our common shares acquired separately at different times and/or prices) gain or loss must be calculated and accounted for separately for each block of our common shares.

Consequences to Non U.S. Shareholders

Any merger consideration paid to non-U.S. shareholders will be subject to income tax withholding at the rate of 35% if the shareholder’s common shares constitute a U.S. real property interest. Because of the difficulties of determining whether a particular non-U.S. shareholders’ common shares constitute a U.S. real property interest, non-U.S. shareholders should anticipate that 35% of their merger consideration will be withheld and paid over to the IRS. A non-U.S. shareholder may be entitled to a refund or credit against the shareholder’s U.S. tax liability with respect to the amount withheld, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. shareholders should consult their own tax advisors regarding withholding tax considerations.

Backup Withholding

A shareholder may be subject to a 28% backup withholding tax on any merger consideration payable to the shareholder. Backup withholding generally will not apply to payments made to certain exempt recipients such as a corporation or financial institution or to a shareholder who certifies a correct taxpayer identification number and certain other required information or provides a certificate of foreign status. If backup withholding applies, the amount withheld is not an additional tax, but is creditable against the shareholder’s U.S. federal income tax liability. Shareholders should consult their own tax advisors to ensure compliance with these procedures.

SECURITY OWNERSHIP OF MANAGEMENT AND

CERTAIN BENEFICIAL OWNERS

The following table sets forth as of July 14, 2003, certain information known to us regarding the beneficial ownership of our common shares by the beneficial holders of more than 5% of our common shares; each of our trustees; each of our executive officers for which compensation information is required to be disclosed in our proxy statement for our annual meeting; and all of our trustees and executive officers as a group.

Immediately prior to the effective time of the merger, each outstanding share of restricted common stock, as noted in the footnotes to the table below, will become fully vested and all related vesting restrictions will lapse, including those related to the satisfaction of certain performance criteria. Unless otherwise indicated, each person owns directly the shares shown after his name in the following table: For purposes of calculating beneficial ownership, Rule 13d-3 of the Securities Exchange Act of 1934 requires inclusion of shares that may be acquired by a shareholder within 60 days upon the exercise or conversion of such shareholder’s warrants, options and convertible securities (assuming the non-exercise and non-conversion of all other outstanding warrants, options and convertible securities). The following table does not reflect that certain common shares may be deemed to be beneficially owned by Kimco pursuant to the voting agreements. See “The Merger and Related Transactions—Voting Agreements with Senior Management.”

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)(3)		Percent of Class
5% Shareholders
David L. Babson & Co., Inc. (4)	2,118,400		11.7%

Trustees and Executive Officers
David F. Benson	40,802		0.2%
Marc P. Blum	438,172	(5)	2.4%
Robert A. Frank	48,857		0.3%
LeRoy E. Hoffberger	219,796	(6)	1.2%
F. Patrick Hughes	327,494		1.8%
M. Ronald Lipman	72,324		0.4%
Daniel S. Stone	47,091		0.3%
Paul F. Robinson	198,192		1.1%
Deborah Cheek	6,607		0.0%
All Trustees and Executive Officers as a Group (9 persons included)	1,429,322	(7)	8.4%

(1)	Unless otherwise indicated, the address of each person is c/o Mid-Atlantic Realty Trust, 170 West Ridgely Road, Suite 210, Lutherville, Maryland 21093.
(2)	Includes 38,000 shares, 38,000 shares, 10,000 shares, 16,000 shares, 38,000 shares, and 1,333 shares subject to immediately exercisable options granted pursuant to Mid-Atlantic Realty Trust’s 1993 Omnibus Share Plan and the 1995 Stock Option Plan to each of Messrs. Benson, Blum, Frank, Hoffberger, Stone and Robinson, respectively.
(3)	Includes 691 unvested restricted shares owned by each of Messrs. Benson, Blum, Frank, Hoffberger, Lipman and Stone, 103,557 unvested restricted shares owned by Mr. Hughes, 69,190 unvested restricted shares owned by Mr. Robinson, and 4,300 unvested restricted shares owned by Ms. Cheek, all granted pursuant to Mid-Atlantic Realty Trust’s 1997 Restricted Share Plan and 1993 Omnibus Share Plan.
(4)	Based solely on information contained in Schedule 13G dated February 4, 2003 and filed with the SEC on such date. Business address is One Memorial Drive, Cambridge, MA 02142-1300.
(5)	Includes 399,481 shares held by World Total Return Fund Limited Partnership and by U.S.A. Fund Limited Partnership, investment funds of which Mr. Blum is the President and CEO of the General Partner and in which he holds a substantial interest. Excludes 5,400 shares held as trustee for certain trusts, of which beneficial ownership is disclaimed.
(6)	Excludes 134,624 shares owned by the Hoffberger Foundation, Inc., a charitable foundation of which Mr. Hoffberger is an officer and director. The number of shares in the above table includes 95,000 shares owned by CPC, Inc., a corporation of which Mr. Hoffberger is a director, shareholder and executive officer and includes 25,749 shares registered in the name of Mr. Hoffberger as co-trustee under two trust agreements.
(7)	Includes 31,987 shares held by the Trustees’ Deferred Compensation Trust which the Board of Trustees has the power to vote.

SHAREHOLDER PROPOSALS

We will hold a 2004 annual meeting of our shareholders only if the merger is not completed. If we hold our 2004 annual meeting, we expect to do so on our traditional schedule.

Our board of trustees will make provision for presentation of appropriate proposals by shareholders at the 2004 annual meeting of shareholders, provided that such proposals are submitted in writing by eligible shareholders to our Secretary at our principal executive offices no later than December 1, 2003 and no earlier than November 1, 2003. The form and substance of such proposals must satisfy requirements established by our bylaws and the Securities and Exchange Commission. If the notice is submitted in a timely and proper manner, we may describe the proposal in its proxy statement and thereby retain our discretionary authority to vote on that proposal. If the notice of a shareholder nomination or proposal is not timely received, we will be authorized to exercise discretionary authority with respect to the nomination or proposal.

OTHER MATTERS

Our management knows of no other business to be presented at the Special Meeting. If other matters do properly come before the Special Meeting, or any adjournment or postponement of that meeting, it is the intention of the persons named in the proxy to vote on these matters according to their best judgment unless the authority to do so is withheld in such proxy.

WHERE YOU CAN FIND MORE INFORMATION

We and Kimco are each subject to the information filing requirements of the Securities Exchange Act of 1934 and, in accordance with that act, are obligated to file with the Securities and Exchange Commission periodic reports, proxy statements and other information relating to our business, financial condition and other matters. These reports, proxy statements and other information may be inspected at the Commission’s office at the public reference facilities of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, and are also available for inspection at the regional offices of the Commission located at Citicorp Center, 13th Floor, New York, New York 10048. Copies of these materials can be obtained, upon payment of the Commission’s customary charges, by writing to the Commission’s principal office at 450 Fifth Street, NW, Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. The information is also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

You should rely only on the information contained in this document to vote your common shares at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated             , 2003. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

APPENDIX A

AMENDED

AGREEMENT AND PLAN OF MERGER

among

KIMCO REALTY CORPORATION,

KIMCO ACQUISITION REAL ESTATE INVESTMENT TRUST

and

MID-ATLANTIC REALTY TRUST

Dated as of July 14, 2003

i

ii

Exhibits

Exhibit A—Form of Voting Agreement

Exhibit B—Budget

Exhibit C—Pro Forma Budget

Exhibit D—Term Sheet Concerning Exchange Offer and Restated and Amended Agreement of Limited Partnership of MART LP

Exhibit E— Form of Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander LLC

iii

AMENDED AGREEMENT AND PLAN OF MERGER

This AMENDED AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 14, 2003, among Kimco Realty Corporation, a Maryland corporation (“Kimco”), Kimco Acquisition Real Estate Investment Trust, a Maryland real estate investment trust (“Merger Sub”) and Mid-Atlantic Realty Trust, a Maryland real estate investment trust (“MART”).

RECITALS

A.    Kimco, Merger Sub and MART are parties to that certain Agreement and Plan of Merger, dated as of June 18, 2003, by and among Kimco, Merger Sub and MART (the “Original Agreement”). Kimco, Merger Sub and MART desire to amend the Original Agreement to revise the closing conditions in Sections 8.1(b) and 8.3(i) to correct the agreement to reflect the parties’ original intent that (1) except with respect to the matters addressed in clause (2) below, each of MART and Kimco have a separate waivable right to assert a closing condition and decline to consummate the proposed merger in the event that any party to the Agreement is subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other legal restraint or prohibition which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by the Agreement, including, without limitation, any orders, rulings, injunctions, restraints or prohibitions arising out of or relating to derivative, class action or other claims by security holders of MART, and (2) Kimco has the waivable right to assert a closing condition and decline to consummate the proposed merger in the event that any party to the Agreement is subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other legal restraint or prohibition arising out of or relating to derivative, class action or other claims by security holders of MART LP (as defined below), which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by the Agreement.

B.    The Board of Directors of Kimco and the Board of Trustees of MART each have determined that a business combination between Kimco and MART is in the best interests of their respective companies and shareholders, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

C.    The Board of Trustees of MART has received a fairness opinion from its financial advisor relating to the transactions contemplated hereby that the Merger Consideration (as defined below) is fair from a financial point of view to the holders of MART Common Shares, as more fully described herein.

D.    Kimco and MART intend and agree that, for federal income tax purposes, the Merger (as defined in Section 1.1) will be treated as a taxable sale of assets by MART to Merger Sub, followed immediately by a taxable liquidation of MART under Section 331 of the Internal Revenue Code of 1986, as amended.

E.    As a condition to the willingness of Kimco to enter into this Agreement, the trustees and executive officers of MART have entered into a Voting Agreement, dated as of the date hereof, with Kimco (the “Voting Agreement”), in the form attached as Exhibit A hereto, pursuant to which each such trustee and executive officer has agreed, among other things, to vote his or her shares of beneficial interest of MART in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement.

F.    Kimco, Merger Sub and MART desire to make certain representations, warranties and agreements in connection with the Merger.

G.    Kimco, Merger Sub and MART intend this Agreement to amend, restate and supersede in its entirety the Original Agreement in all respects.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1—The Merger

1.1  The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), MART shall be merged with and into Merger Sub in accordance with this Agreement and the separate existence of MART shall thereupon cease (the “Merger”). Merger Sub shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”). The Merger shall have the effects specified in Section 8-501.1(o) of the Maryland REIT Law (the “MRL”) (the MRL and the Maryland General Corporation Law (“MGCL”) together shall be referred to herein as the “Maryland Law”).

1.2  The Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Goodwin Procter LLP, 599 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on the later of September 15, 2003 and the first business day immediately following the day on which the last of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, as the parties may agree in writing; but in no event later than the Termination Date (as defined in Section 9.1 hereof). The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3  Effective Time.    If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause Articles of Merger satisfying the requirements of Maryland Law to be properly executed, verified and delivered for filing in accordance with Maryland Law on the Closing Date. The Merger shall become effective upon the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland in accordance with Maryland Law or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with Maryland Law as the effective time of the Merger (the “Effective Time”).

ARTICLE 2—Charter And Bylaws Of The Surviving Entity

2.1  Charter.    The Declaration of Trust of Merger Sub in effect immediately prior to the Effective Time shall be the charter of the Surviving Entity, unless and until duly amended in accordance with applicable law.

2.2  Bylaws.    The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity, unless and until duly amended in accordance with applicable law.

ARTICLE 3—Trustees and Officers Of The Surviving Entity

3.1  Trustees.    The trustees of Merger Sub immediately prior to the Effective Time shall be the trustees of the Surviving Entity as of the Effective Time. In addition, one individual currently serving as a Trustee of MART (to be selected by Kimco in its sole discretion with written notice to MART prior to the Closing, subject to the consent of the nominee) shall be appointed to the Board of Directors of Kimco, effective as of the Effective Time, for a term expiring at the next annual meeting of stockholders in 2004, and will be nominated by the Board of Directors of Kimco for election at the next annual meeting of stockholders in 2004, otherwise to hold office in accordance with the charter and bylaws of Kimco.

3.2  Officers.    The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time.

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ARTICLE 4—Effects of the Merger; Exchange of Certificates

4.1  Conversion of the MART Common Shares.

(a)  At the Effective Time, each common share of beneficial interest, par value $.01 per share, of MART (the “MART Common Shares”) issued and outstanding immediately prior to the Effective Time (other than those MART Common Shares to be canceled pursuant to Section 4.1(c)) shall, by virtue of the Merger and without any action on the part of MART, Merger Sub, Kimco or the holders of any of the securities of any of these entities, be converted into the right to receive $21.00 in cash, without interest, plus, in the event the Closing occurs after September 15, 2003, an amount per share equal to the product of (i) $1.24 divided by 365, multiplied by (ii) the number of days that have elapsed following September 15, 2003 and prior to the Closing Date (the “Merger Consideration”).

(b)  As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all MART Common Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate representing any MART Common Shares (a “Certificate”) shall thereafter cease to have any rights with respect to such MART Common Shares, except the right to receive the Merger Consideration upon the surrender of such Certificate.

(c)  Each MART Common Share issued and held in MART’s treasury at the Effective Time, if any, and each MART Common Share held by Kimco, Merger Sub or any other wholly-owned Subsidiary of Kimco at the Effective Time, if any, by virtue of the Merger, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

(d)  In connection with the Merger, each outstanding option (collectively, the “MART Options”) to purchase MART Common Shares granted under MART’s 1993 Omnibus Share Plan or its 1995 Stock Option Plan (together, the “MART Option Plans”), which has not been exercised by the Effective Time, including those MART Options that are not fully vested and exercisable as of the Effective Time, shall, at the Effective Time, be converted into a right to receive at Effective Time, as consideration therefor, cash in an amount equal to the product of (i) the number of MART Common Shares receivable upon exercise of such MART Option and (ii) the excess, if any, of $21.00 over the exercise price per share provided for in such MART Option, which cash payment shall be treated as compensation and shall be net of any applicable Tax (as defined in Section 5.10 hereof), which cash amount shall not exceed $2,300,000 in the aggregate; it being understood that no MART Options shall continue to vest following the Effective Time. Notwithstanding the foregoing, if the exercise price per share provided for in any MART Option equals or exceeds $21.00, no cash shall be paid with regard to such MART Option to the holder of such MART Option. MART shall take all actions necessary to ensure that no MART Options are granted after the date hereof and that all MART Options are terminated as of the Effective Time. The MART Common Shares described in Section 5.3(a) of the MART Disclosure Letter as restricted shares shall vest in full immediately prior to the Effective Time so as to no longer be subject to any forfeiture or vesting requirements and all such MART Common Shares shall be considered outstanding shares for all purposes of this Agreement, including receipt of the Merger Consideration.

(e)  Promptly following the date hereof, the MART Board of Trustees shall suspend the MART Dividend Reinvestment Plan and Stock Purchase Plan (the “MART DRSPP”). After the date hereof, MART will not issue any MART Common Shares under the MART DRSPP.

(f)  As of the Effective Time, the MART Board of Trustees shall have authorized the amendment of the MART Non-Employee Trustee Deferred Compensation Plan (the “Deferred Compensation Plan”) to cease any further deferrals into the deferred stock unit accounts. At the Effective Time, each outstanding stock unit in the Deferred Compensation Plan shall be automatically converted to the Merger Consideration and such amount shall be credited to the deferred money account in the Deferred Compensation Plan. The Deferred Compensation Plan and its related trust will remain in effect after the Effective Time.

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4.2  Effect on Shares of Beneficial Interest of Merger Sub.    As of the Effective Time, all shares of beneficial interest of Merger Sub then outstanding shall, by virtue of the Merger and without any action on the part of MART, Merger Sub, Kimco or the holders of any of the securities of these entities, be converted into an aggregate number of shares of beneficial interest of the Surviving Entity equal to the number of MART Common Shares and MART Options issued and outstanding immediately prior to the Effective Time.

4.3  Exchange of Certificates Representing MART Common Shares.

(a)  Prior to the Effective Time, Kimco shall deposit, or shall cause to be deposited, with an exchange agent selected by Kimco and reasonably satisfactory to MART on or prior to the Effective Time (the “Exchange Agent”), for the benefit of the holders of MART Common Shares and for exchange in accordance with this Article 4, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 4.1 and this Section 4.3 in exchange for outstanding MART Common Shares and MART Options.

(b)  Promptly after the Effective Time, Kimco shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Kimco may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, pursuant to Section 4.1(a) hereof, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of MART Common Shares which is not registered in the transfer records of MART, the Merger Consideration may be paid to such a transferee if the Certificate representing such MART Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. The Exchange Fund shall be used for no purpose other than the payment of the Merger Consideration.

(c)  At and after the Effective Time, there shall be no transfers on the stock transfer books of MART of the MART Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity, they shall be canceled and exchanged for the Merger Consideration in accordance with this Section 4.3.

4.4  Return of Exchange Fund.    Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of MART six months after the Effective Time shall be delivered to Kimco. Any former shareholders of MART who have not theretofore complied with this Article 4 shall thereafter look only to Kimco for payment of the Merger Consideration. None of Kimco, Merger Sub, MART, the Exchange Agent or any other Person shall be liable to any former holder of MART Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Entity will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

4.5  Withholding of Tax.    The Surviving Entity or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration such amount as the Surviving Entity, or any affiliate of the Surviving Entity, or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or the Exchange Agent, such withheld

4

amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of a Certificate in respect of which such deduction and withholding was made by the Surviving Entity or the Exchange Agent. In order to avoid withholding of tax pursuant to Section 1445 of the Code on the Merger Consideration to be paid to a MART shareholder, the MART shareholder will be required to deliver to Kimco a non-foreign affidavit dated as of the Closing Date, sworn under penalties of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445, stating that such MART shareholder is not a “foreign person” as defined in Code Section 1445 (the “FIRPTA Affidavit”). Withholding under Code Section 1445 and Treasury Regulations Section 1.1445-8 at a rate of 35% (or such other rate as may apply in the event of a change in applicable law) will be required with respect to MART shareholders who have not timely supplied such FIRPTA Affidavit.

ARTICLE 5—Representations and Warranties of MART

MART represents and warrants to Kimco and Merger Sub, except as set forth on the disclosure letter delivered by MART to Kimco at or prior to the date hereof (the “MART Disclosure Letter”) (with specific reference to the particular section or subsection of this Agreement to which the information in the MART Disclosure Letter relates; provided, however that an item included on the MART Disclosure Letter with respect to any section or subsection of this Article 5 shall be deemed to relate to each other section or subsection of this Article 5 to the extent that such relationship is reasonably inferable), as follows:

5.1  Existence; Good Standing; Authority; Compliance With Law.    MART is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland. MART is duly licensed or qualified to do business as a foreign entity and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, which states are listed in Section 5.1 of the MART Disclosure Letter, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and is not likely to have a material adverse effect on the business, results of operations, properties, assets, liabilities (contingent or otherwise) or financial condition of MART and the MART Subsidiaries taken as a whole (a “MART Material Adverse Effect”). MART has all requisite real estate investment trust power and authority to own, operate and lease its assets and properties and carry on its business as now conducted. Each MART Subsidiary (as defined in this Section 5.1) is a corporation, limited liability company (“LLC”) or partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, LLC or partnership power and authority to own its properties and to carry on its business as it is now being conducted. Each MART Subsidiary is duly qualified to do business and is in good standing in the states listed on Section 5.4 of the MART Disclosure Letter, which are the only states in which the ownership of its property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and could not reasonably be expected to have a MART Material Adverse Effect. Neither MART nor any of the MART Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which MART or any MART Subsidiary or any of their respective properties or assets is subject, except where such violation has not had or could not reasonably be expected to have a MART Material Adverse Effect. MART and the MART Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action has not had or could not reasonably be expected to have a MART Material Adverse Effect. The charter or other equivalent documents, bylaws, organizational documents and partnership and joint venture agreements (and in each such case, all amendments thereto) of MART, MART Limited Partnership, a Maryland limited partnership (“MART LP”) and each joint venture in which MART or a MART Subsidiary is a party are listed in Section 5.1 of the MART Disclosure Letter and MART has delivered or made available to Kimco true and correct copies of the organizational documents for each material operating MART Subsidiary (including any that own any Property). For the purposes of this

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Agreement, the term “MART Subsidiary” shall include any of the entities listed under such heading in Section 5.4 of the MART Disclosure Letter.

5.2  Authorization, Validity and Effect of Agreements.    MART has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement. The Board of Trustees of MART has, by resolutions duly adopted by unanimous vote, approved this Agreement, the Merger and the transactions contemplated by this Agreement and has agreed to recommend that the holders of MART Common Shares adopt and approve the Merger at the Shareholders Meeting (as defined in Section 7.3(c) hereof), which will be held in accordance with the provisions of Section 7.3. In connection with the foregoing, the Board of Trustees of MART has taken such actions and votes as are necessary on its part to render the provisions of the Maryland Control Share Acquisition Statute (Title 3, Subtitle 7 of the MGCL), the Maryland Business Combination Statute (Title 3, Subtitle 6 of the MGCL) inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of two-thirds of the outstanding MART Common Shares, the execution by MART of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action of MART. This Agreement constitutes the valid and legally binding obligation of MART, enforceable against MART in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, or other similar laws relating to creditors’ rights generally and by general principles of equity.

5.3  Capitalization.

(a)  The authorized capital shares of MART consists of 100,000,000 MART Common Shares, of which 18,081,829 shares are issued and outstanding as of the date hereof, and 2,000,000 preferred shares of beneficial interest, par value $.01 per share, of which no shares are issued and outstanding. All such issued and outstanding MART Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except for the Convertible Subordinated Debentures due 2003 (the “Convertible Debentures”) and the units of limited partnership interest (the “OP Units”) of MART LP, MART has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of MART on any matter. Section 5.3(a) of the MART Disclosure Letter indicates the name of the holder of any such obligation and the number of MART Common Shares into which any such obligation may be convertible or exercisable. Except for the MART Options (all of which have been issued under the MART Option Plans), there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate MART to issue, transfer or sell any shares of beneficial interest of MART. Section 5.3(a) of the MART Disclosure Letter sets forth a full list of the MART Options, including the name of the person to whom such options have been granted, the number of shares subject to each option and the per share exercise price for each option. Section 5.3(a) of the MART Disclosure Letter also sets forth a full list of the outstanding awards under the MART 1997 Restricted Share Plan, including the name of the person to whom such restricted shares have been granted and the number of shares. There are no agreements or understandings to which MART or any MART Subsidiary is a party with respect to the voting of any MART Common Shares or which restrict the transfer of any such shares, nor does MART have knowledge of any such agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in the Agreement of Limited Partnership of MART LP (the “MART LP Partnership Agreement”) with respect to the OP Units or pursuant to contribution agreements to which MART is a party, all of which are listed on Section 5.3(a) of the MART Disclosure Letter (the “Contribution Agreements”), there are no outstanding contractual obligations of MART or any MART Subsidiary to repurchase, redeem or otherwise acquire any capital shares, partnership interests or any other securities of MART or any MART Subsidiary. All dividends which have been declared with respect to MART Common Shares prior to the date hereof have been paid in full other than the dividend to be paid on June 16, 2003 in an amount equal to $0.31 per share. Except as set forth on Section 5.3(a) of the MART Disclosure Letter, neither MART nor any MART Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of their securities under the Securities Act of 1933, as

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amended (the “Securities Act”). After the Effective Time, the Surviving Entity will have no obligation to issue, transfer or sell any capital shares or other interests of MART or the Surviving Entity pursuant to any MART Option Plan or any other MART Benefit Plan (as defined in Section 5.16 hereof).

(b)  The sole general partner of MART LP is MART. MART owns 18,081,829 OP Units in MART LP and is the sole General Partner, as defined in the MART LP Partnership Agreement, and the Limited Partners, as defined in the MART LP Partnership Agreement, collectively own 3,020,776 OP Units in MART LP. Section 5.3(b) of the MART Disclosure Letter sets forth a list of the holders of all OP Units, such holder’s most recent address and the exact number and type (e.g., general, limited, etc.) of OP Units held. The MART LP has no Preference Units or Other Securities outstanding, as such terms are defined in the MART LP Agreement. All such issued and outstanding partnership interests are duly authorized, validly issued, fully paid, and free of preemptive rights. Except for any right of the OP Unit holders under the MART LP Partnership Agreement or the Contribution Agreements, there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate MART LP to issue, transfer or sell any partnership interests of MART LP. Except as set forth in the MART LP Partnership Agreement and the Contribution Agreements, there are no outstanding contractual obligations of MART LP to repurchase, redeem or otherwise acquire any partnership interests of MART LP. The partnership interests owned by MART and, to the knowledge of MART, the partnership interests owned by the Limited Partners, are subject only to the restrictions on transfer set forth in the MART LP Partnership Agreement, the Contribution Agreements, and those imposed by applicable laws. Except as set forth in the MART LP Partnership Agreement and the Contribution Agreements, MART LP has not issued or granted, and is not a party to, any commitments of any kind relating to, or any agreements or understandings with respect to, partnership interests or any other interests in MART LP or any securities convertible or exchangeable into partnership interests or such other interests or securities and neither the Limited Partners nor MART has offered to purchase the other’s partnership interest or has notified the other of an offer by a Third Party to purchase its partnership interest. All material MART notices, consents and other written communications in the last year between MART LP and either the Limited Partners or MART or between the Limited Partners and MART have been delivered or made available to Kimco.

5.4  Subsidiaries.    Set forth in Section 5.4 of the MART Disclosure Letter is a list of all MART Subsidiaries and all Persons owning an interest therein. Each of the outstanding shares of capital stock in each of the MART Subsidiaries that is a corporation is duly authorized, validly issued, fully paid and nonassessable. Each of the outstanding shares of capital stock of, or partnership or other equity interests in, each of the MART Subsidiaries owned directly or indirectly by MART is owned free and clear of all liens, pledges, security interests, claims, options or other encumbrances and neither MART nor any MART Subsidiary has any agreement or commitment to sell or transfer any of such stock or interests. The following information for each MART Subsidiary is set forth in Section 5.4 of the MART Disclosure Letter: (i) its name and jurisdiction of incorporation or organization; (ii) the jurisdictions in which such entity is qualified to conduct business; and (iii) the percentage ownership held by MART.

5.5  Other Interests.    Except for interests in the MART Subsidiaries as set forth in Section 5.4 of the MART Disclosure Letter, neither MART nor any MART Subsidiary owns directly or indirectly any material interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than investments in short-term investment securities). With respect to the ownership interests in the MART Subsidiaries set forth in Section 5.4 of the MART Disclosure Letter, MART or the applicable MART Subsidiary, as the case may be, is not in any material breach of any provision of any agreement, document or contract governing such entity’s rights in or to the interests owned or held, and to the knowledge of MART, the other parties to such agreements, documents or contracts are not in material breach of any of their respective obligations under such agreements, documents or contracts.

5.6  No Violation.    Neither the execution and delivery by MART of this Agreement nor the consummation by MART of the transactions contemplated by this Agreement in accordance with its terms, will: (i) conflict with or result in a breach of any provisions of the charter, bylaws, organizational documents, partnership agreements, or joint venture agreements of MART or any MART Subsidiary; (ii) except as set forth in Section 5.6 of the

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MART Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of MART or the MART Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which MART or any of the MART Subsidiaries is a party, or by which MART or any of the MART Subsidiaries or any of their properties is bound or affected, which could reasonably be expected to have a MART Material Adverse Effect (it being understood that no representation is being given as to whether the consummation of the Merger will result in a breach of any financial covenants contained in any such agreement after the Closing); or (iii) other than the filings provided for in Article 1 of this Agreement, or required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act (collectively, the “Regulatory Filings”), require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not reasonably be expected to have a MART Material Adverse Effect or prevent or materially delay the consummation of the Merger.

5.7  SEC Documents.    All filings by MART with the United States Securities and Exchange Commission (“SEC”), including each (A) registration statement, (B) annual report on Form 10-K, (C) quarterly report on Form 10-Q, (D) current report on Form 8-K, (E) proxy statement or information statement, and (F) other reports filed with the SEC pursuant to the requirements of the Exchange Act or the Securities Act (in all such cases, including all exhibits, amendments and supplements thereto), prepared by MART or any of the MART Subsidiaries since January 1, 2002, are publicly-available on EDGAR (collectively, the “MART Reports”). The MART Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by MART pursuant to the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the “Securities Laws”) since January 1, 2002. As of their respective dates, the MART Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading (except to the extent such statements have been modified or superceded by later MART Reports). Each of the consolidated balance sheets of MART included in or incorporated by reference into the MART Reports (including the related notes and schedules) fairly presents the consolidated financial position of MART and the MART Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of MART included in or incorporated by reference into the MART Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of MART and the MART Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case, other than in the case of Forms 8-K furnished but not deemed filed with the SEC, in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC. Except as and to the extent set forth on the consolidated balance sheet of MART and the MART Subsidiaries at December 31, 2002, including all notes thereto, neither MART nor any of the MART Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of MART or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities (i) reflected on the Forms 10-Q filed prior to the date hereof, (ii) those liabilities arising in the ordinary course of business since such date, and (iii) liabilities incurred in connection with the Merger.

5.8  Litigation.    Except as disclosed in Section 5.8 of the MART Disclosure Letter and except for routine litigation arising from the ordinary course of business of MART and the MART Subsidiaries which (a) relates to any landlord/tenant rent collection proceedings or regarding tenants with less than 10,000 square feet or (b) are adequately covered by insurance (it being understood that litigation arising from or related in any way to

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Hazardous Material (as defined in Section 5.15) shall not be considered routine litigation), there is no suit, action or proceeding pending (in which service of process has been received by an employee of MART or a MART Subsidiary) or, to the knowledge of MART, threatened against or affecting MART or any MART Subsidiary or any of their respective assets or properties nor is there any judgment, decree, injunction, rule or order of any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (“Governmental Entity”) or arbitrator outstanding against or affecting MART or any MART Subsidiary which, if determined adversely, could reasonably be expected to have a MART Material Adverse Effect, or that individually or in the aggregate could reasonably be expected to prevent the consummation of the Merger.

5.9  Absence of Certain Changes or Events.    Except for the transactions contemplated by this Agreement, since the date of the most recent audited financial statements included in MART Reports, MART and the MART Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any change in the business or assets of MART which had or could be reasonably expected to have a MART Material Adverse Effect, nor has there been any occurrence in the business or assets of MART that with the passage of time could reasonably be expected to result in a MART Material Adverse Effect; provided that this representation shall not be deemed to include the impact of (A) changes in laws of general applicability or interpretations thereof by courts or Governmental Entities, including changes in tax statutes, regulations or rulings generally applicable to real estate investment trusts (“REITs”) within the meaning of Section 856 of the Code, (B) changes in generally accepted accounting principles (“GAAP”) or accounting principles generally applicable to REITs, (C) the effects of compliance with and prosecution of this Agreement on the operating performance of MART, (D) general changes in the economy or financial markets of the United States relating to or arising from acts of war or terrorism or other changes in the general U.S. and global economic conditions, in either case, other than those that would have a materially disproportionate financial effect, relative to other industry participants, on MART and the MART Subsidiaries taken as a whole, (E) any actions taken, or inaction or failure to act, by MART at the request or direction, following the date of this Agreement, of Kimco and Merger Sub, or resulting from Kimco’s refusal to consent to the taking of an action otherwise prohibited by this Agreement, (b) any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the MART Common Shares, other than the declaration of a dividend of $0.31 per share payable on June 16, 2003 to shareholders of record on May 30, 2003, (c) any split, combination or reclassification of the MART Common Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of beneficial interest of MART or partnership interests in MART LP or any issuance of an ownership interest in, any MART Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a MART Material Adverse Effect, (e) any change in accounting methods, principles or practices by MART or any MART Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between MART or any MART Subsidiary and any officer, trustee or director of MART or any MART Subsidiary.

5.10  Taxes.

(a)  MART and each of the MART Subsidiaries has timely filed with the appropriate taxing authority all material Tax Returns (as defined in this Section 5.10(a)) required to be filed by it prior to the date hereof or has timely requested extensions and any such request has been granted and has not expired. Each such Tax Return is complete and accurate in all material respects. All real property and personal property Taxes have been properly reflected in the statements of operations of MART and the MART Subsidiaries, and have been paid prior to the imposition of any penalty. All other material Taxes (as defined in this Section 5.10(a)) owed by MART or any of the MART Subsidiaries have been paid or accrued, except for Taxes being contested in good faith and for which adequate reserves have been taken. Neither MART nor any of the MART Subsidiaries has executed or filed with the Internal Revenue Service (the “IRS”) or any other taxing authority any agreement now in effect extending the period for assessment or collection of any material Tax. Except as set forth in Section 5.10(a) of the MART Disclosure Letter, neither MART nor any of the MART Subsidiaries is a party to any pending action or proceedings by any taxing authority for assessment or collection of any material Tax, and no claim for

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assessment or collection of any material Tax has been asserted against it. True and complete copies of all federal, state and local income or franchise Tax Returns filed by MART and each of the MART Subsidiaries with respect to taxable years commencing on or after January 1, 1997 have been delivered to Kimco or made available to representatives of Kimco prior to the date hereof. To the knowledge of MART, no claim has been made in writing or, to the knowledge of MART or any of the MART Subsidiaries, by an authority in a jurisdiction where MART or any of the MART Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There is no dispute or claim concerning any material Tax liability of MART or any of the MART Subsidiaries, (i) claimed or raised by any taxing authority in writing or (ii) as to which MART or any of the MART Subsidiaries has knowledge. No issues have been raised in writing in any examination by any taxing authority with respect to MART or any of the MART Subsidiaries which, by application of similar principles, reasonably could be expected to result in a material deficiency or increase in Tax for any other period not so examined. Section 5.10(a) of the MART Disclosure Letter lists all federal and state income Tax Returns filed with respect to MART and all the MART Subsidiaries for taxable periods commencing on or after January 1, 1997 that have been audited, and indicates those Tax Returns, if any, that currently are the subject of audit. For the purpose of this Agreement, (i) the term “Tax” or “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, windfall profits, environmental (including taxes under Section 59A of the Code), franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, rollback, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and shall include any amounts payable pursuant to any tax sharing agreement or with respect to which any relevant entity is liable as a successor, pursuant to contract or by operation of law; and (ii) the term “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)  MART (i) intends to be taxed as a REIT through the Closing Date and has complied (and will comply) with all applicable provisions of the Code relating to a REIT, through the Closing Date, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for 2002 and through the Closing, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT during such time period, and, to the knowledge of MART, no such challenge is pending or threatened, provided that MART makes no representation that it will satisfy the distribution requirements of Section 857 or Section 4981 of the Code for its tax year that includes the Closing Date and provided further, that the representations made in this Section 5.10(b) shall not apply to the extent that MART fails to qualify as a REIT solely as a result of actions taken by Kimco after the Closing Date.

(c)  MART, for all taxable years commencing with its short taxable year ended December 31, 1993 through December 31, 2001, was eligible to and did validly elect to be taxed as a REIT for federal income tax purposes and at all times thereafter continued such election and continued to be so eligible to be taxed as a REIT for federal income tax purposes. Provided the Closing occurs on or after September 15, 2003, any disposition of the assets of MART and or any of its Subsidiaries will not be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19, or under temporary or final regulations under Section 337(d) of the Code, or otherwise. MART has no earnings and profits accumulated in any “non-REIT year” within the meaning of Section 857(a)(2) of the Code.

(d)  Since January 1, 2001, MART has incurred no material liability for Taxes under Section 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any tax arising from “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither MART nor any of the MART Subsidiaries has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business. To the knowledge of MART, no event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon MART or the MART Subsidiaries.

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(e)  MART and each of the MART Subsidiaries have withheld and paid all material Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, or other third party.

(f)  MART has no class of outstanding stock that is not regularly traded on an established securities market under Section 1445(b)(6) of the Code (except for the Convertible Debentures).

(g)  Commencing with its short taxable year ended December 31, 1993, MART has not owned, directly or indirectly, an interest in any Subsidiary other than (i) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code, (ii) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, or (iii) a partnership, any other “flow through” entity or any entity disregarded for federal income tax purposes.

(h)  Each MART Subsidiary that is treated as an association taxed as a corporation for federal income tax purposes is and has been since its acquisition either a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.

(i)  MART LP, each MART Subsidiary organized as a partnership and each other partnership or other “flowthrough” entity in which MART directly or indirectly owns any interest that files Tax Returns as a partnership for federal income tax purposes (the “Partnerships”) is classified as a partnership for federal income tax purposes, and neither the Partnerships, MART nor any of the Subsidiaries of MART has taken a position inconsistent with such treatment with regard to any Tax. Other than the Partnerships, MART does not own, directly or indirectly, any material interest in any joint venture, partnership, or other arrangement or contract that could reasonably be expected to be treated as a partnership for federal income tax purposes. MART LP has the right to make or to require each Partnership that is classified as a partnership for federal income tax purposes to make, in the manner provided in Section 1.754-1(b) of the Treasury Regulations, an election under Section 754 of the Code (and any corresponding elections under state or local tax law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code, or such an election has already been made and not rescinded by any such Partnerships.

(j)  Neither MART nor any of the MART Subsidiaries has made any election, or is required, to treat any asset of any Subsidiary as owned by another person for tax purposes (other than by reason of a Subsidiary being a “qualified REIT subsidiary” or a “disregarded entity” for federal income tax purposes and any comparable provision of state, local or foreign law and except with respect to assets beneficially owned by a Subsidiary and record title to which is held by another entity).

(k)  Neither MART nor any of the MART Subsidiaries has requested, received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes.

(l)  Other than the Tax Protection Agreements (as defined below), neither MART nor any of its Subsidiaries (i) is a party to or is otherwise subject to any Tax allocation or sharing agreement and (ii) has any liability for the Taxes of another person under law, by contract or otherwise.

(m)  A true, complete and correct copy of each Tax Protection Agreement has been delivered to Kimco. In this Agreement, “Tax Protection Agreements” shall mean any agreement to which MART or any MART Subsidiary is a party pursuant to which (a) any liability to holders of OP Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of OP Units, MART, MART LP or their respective Subsidiaries or the Partnerships have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) operate (or refrain from operating) in a particular manner, and/or (v) only dispose of assets in a particular manner; and/or (c) limited partners of a Partnership have guaranteed debt of such

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Partnership or any other Partnership or agreed to indemnify another person for a liability of or that relates to a Partnership.

(n)  Neither MART nor any MART Subsidiary is a party to any so-called “tax increment financing” or similar agreement and none of the MART Properties (as defined in Section 5.12 hereof) are located within or subject to any tax increment financing or other special tax district.

(o)  To the knowledge of MART, none of the MART Properties are currently, or if developed would be, subject to any so-called “change in use taxes.” Except as set forth in Section 5.10(o) of the MART Disclosure Letter, no MART Properties have any tax exemptions, payments in lieu of taxes or tax abatements with respect to payment of real property taxes.

5.11  Books and Records.

(a)  The books of account and other financial records of MART and each of the MART Subsidiaries are true, complete and correct in all material respects.

(b)  The minute books and other records of MART and each of the MART Subsidiaries have been made available to Kimco, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders, trustees and directors and any committees of the Board of Trustees of MART and each of the MART Subsidiaries.

5.12  Properties.    All of the real estate properties owned by MART and each of the MART Subsidiaries are set forth in Section 5.12 of the MART Disclosure Letter. Except as set forth in Section 5.12 of the MART Disclosure Letter, MART and each MART Subsidiary owns fee simple title to or has a valid leasehold interest in each of the real properties identified in the MART Disclosure Letter (the “MART Properties”), free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (collectively, “Encumbrances”) and the MART Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Property Restrictions”), except for (u) real estate taxes and special assessments (v) leases and reciprocal easement agreements, (w) inchoate liens imposed for construction work in progress pursuant to Budgets and Pro Forma Budgets (each as defined herein) or incurred in the ordinary course of business (x) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, that do not (i) materially adversely affect the current use of the property, (ii) materially detract from the value of or materially interfere with the current use of the property, (iii) materially detract from the value of or materially interfere with the planned use of any land held for development or properties being developed or expanded, or (iv) affect the ability to rebuild after a casualty, to the same density, any property currently in existence and (y) Encumbrances and Property Restrictions disclosed on existing title reports or surveys (in either case copies of which title reports and surveys have been delivered or made available to Kimco or as would be disclosed on current title reports received prior to the date hereof or surveys except, in each case as would not have a material adverse effect on the value of any of the MART Properties, individually or in the aggregate. Except as could not reasonably be expected to have a MART Material Adverse Effect, valid policies of title insurance have been issued insuring MART’s or the applicable MART Subsidiary’s fee simple or leasehold title to each of the MART Properties listed in Section 5.12 of the MART Disclosure Letter, and to the knowledge of MART such policies are in full force and effect and no claim has been made against any such policy and MART has no knowledge of any facts or circumstances which would constitute the basis for such a claim. To the knowledge of MART, except for the Properties Under Development (as defined below), (i) no certificate, permit or license from any governmental authority having jurisdiction over any of the MART Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the MART Properties or which is necessary to permit the lawful use and operation of all driveways, roads, parking areas, out lots, and other means of egress and ingress to and from any of the MART Properties (a “REA Agreement”) has not been obtained and is not in full force and effect, and there is no pending threat of modification or cancellation of any of the same and the MART

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Properties are in full compliance with all governmental permits, licenses and certificates except, in each case as would not have a material adverse effect on the value of any of the MART Properties, individually or in the aggregate; or (ii) no written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the MART Properties has been issued by any governmental authority and none of the MART Properties are in violation of any such federal, state or municipal law, order, ordinance, regulation or requirement, including, without limitation, the Americans with Disabilities Act, except for such violations that would not have a material adverse effect on the value of any of the MART Properties, individually or in the aggregate. To the knowledge of MART, each Property Under Development has obtained all certificates, permits and licenses which are required to be obtained and MART has no reason to believe that any future certificate, permit or license required for the lawful use and operation of the improvements being constructed thereon will not be issued in the ordinary course of business. No REA Agreements or other easements (other than customary utility easements which can be obtained in the ordinary course of business) are required from third parties for any Property Under Development which has not already been obtained. There are no tenant improvement projects, development and redevelopment projects or acquisition and construction projects currently in process at any MART Properties the cost of which is (i) not included in the MART 2003 budget (the “Budget”) attached as Exhibit B hereto or the pro forma of the Development and Redevelopment Projects (the “Pro Forma Budget”) attached as Exhibit C hereto or (ii) in excess of $50,000 in any case or in excess of $150,000 in the aggregate. Within 5 business days following the date hereof, MART covenants to provide tenant improvement projects, development and redevelopment projects and acquisition and construction projects currently in process at any of the MART Properties. To the knowledge of MART, the use and occupancy of each of the MART Properties complies in all material respects with all applicable codes and zoning laws and regulations, and MART has no knowledge of any pending or threatened proceeding or action that will in any manner affect the size of, use of, improvements on, construction on, or access to any of the MART Properties, with such exceptions as are not material and do not interfere with the use made and proposed to be made of such MART Properties. Neither MART nor any of the MART Subsidiaries has received any notice to the effect that (A) any betterment assessments have been levied against, or any condemnation, taking, eminent domain or similar action or rezoning proceedings are pending or threatened with respect to any of the MART Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the MART Properties or by the continued maintenance, operation or use of the parking areas. Except as set forth in Section 5.12 of the MART Disclosure Letter, to the knowledge of MART, there are no facts or circumstances under which the owner of real estate (other than MART) can cause MART to materially breach or be in material default under any material lease or material REA Agreement.

5.13  Leases.

(a)  Section 5.13 of the MART Disclosure Letter sets forth a true, accurate and complete rent roll for each of the MART Properties (the “Rent Roll”) as of May 31, 2003. Except as noted in Section 5.13 of the MART Disclosure Letter, to MART’s knowledge, there is no violation of any cotenancy, exclusive or restriction listed in such Section 5.13.

(b)  MART has previously delivered or made available to Kimco a true, complete and correct copy of all leases, tenancies or other agreements for all or any portion of the MART Properties listed on the Rent Roll, all amendments, modifications, assignments, subleases to which MART or any MART Subsidiary has consented and supplements thereto and all guarantees with respect thereto (each, a “MART Lease” and collectively, the “MART Leases”).

(c)  Except as noted in Section 5.13 of the MART Disclosure Letter, each of the MART Leases is valid and subsisting and in full force and effect and has not been amended, modified or supplemented. To the knowledge of MART, other than as set forth in the MART Leases, no tenant under a MART Lease has the right to terminate such lease prior to the scheduled expiration thereof. Except as set forth in Section 5.13 of the MART Disclosure Schedule neither MART nor any MART Subsidiary has received any written notice from any tenant which leases more than 10,000 square feet of any intention to vacate.

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(d)  To the knowledge of MART no tenant under a MART Lease has provided written notice to MART or any MART Subsidiary of any offset, defense or claim against rent payable by it or other performance of obligations due from it under its lease.

(e)  Except as set forth in Section 5.13 of the MART Disclosure Letter, no tenant under a MART Lease is in material default under any material provision of its lease, and no such tenant is in arrears in the performance of any monetary obligation required of it under its lease. Except as set forth in Section 5.13 of the MART Disclosure Letter, MART is not aware of any facts or circumstances which with the passage of time and/or notice would constitute a default by any tenant under a lease.

(f)  Except as set forth in Section 5.13 of the MART Disclosure Letter, MART has received no written notice stating that any tenant leasing in excess of 10,000 square feet under a MART Lease is insolvent or that any such tenant is unable to perform any or all of its material obligations under its lease.

(g)  No tenant under any of the MART Leases, or any guarantor, has asserted any claim of which MART or any MART Subsidiary has received written notice which would materially affect the collection of rent from such tenant and neither MART nor any MART Subsidiary has received written notice of any material default or breach on the part of MART or any MART Subsidiary under any of the MART Leases which has not been cured within the applicable cure period.

(h)  Except as provided in the Budget or the Pro Forma Budget, there are no tenant improvement costs or leasing commissions associated with leases of 10,000 square feet or more of any of the MART Properties which have not yet been reduced to a written lease. Within five (5) business days following the date hereof, MART covenants to provide Section 5.13(h) of the MART Disclosure Letter, setting forth a list of all written commitments made by MART or any MART Subsidiary to enter into leases of 10,000 square feet or more of any of the MART Properties or any portion thereof which has not yet been reduced to a written lease, including a description of the right of any third party broker to any outstanding brokerage or other commission incidental thereto and all other financial terms, all in reasonable detail. Section 5.13 of the MART Disclosure Letter also sets forth a complete list of all brokerage or other commissions owed in whole or part by MART or any of the MART Subsidiaries. MART has provided true and correct copies of all such written commitments to Kimco.

(i)  To the knowledge of MART, all leases of 10,000 square feet or more pursuant to which MART or any MART Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or any event which with notice or lapse of time or both would constitute such a default, nor do any of such leases contain any provision which would preclude the Surviving Entity or a MART Subsidiary from occupying and using the leased premises for the same purposes and upon substantially the same rental and other terms as are applicable to the occupation and current use by MART and the MART Subsidiaries.

(j)  No tenants have been granted options to purchase or rights of first refusal or rights of first offer under their applicable leases or otherwise which would require consent or be triggered by the Merger.

5.14  Options to Purchase/Brokerage.    Except as set forth in the MART Leases, no tenant under any of the MART Leases is entitled to any purchase option, concessions, allowances, abatements, set offs, rebates or refunds or has prepaid any rents or other charges for more than one month. Except as provided in the Budget or the Pro Forma Budget for 2003 or, with respect to any subsequent years, there are no brokerage, leasing commission or other compensation in excess of $100,000 in the aggregate which would be due or payable to any Person, firm, corporation or other entity with respect to or on account of any of the MART Leases or any extensions or renewals thereof on and after the Effective Time and MART covenants to provide, within five (5) business days of the date hereof, Section 5.22 of the MART Disclosure Letter setting forth a list of all such items (without giving effect to the exceptions in the initial clause of this sentence).

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5.15  Environmental Matters

(a)  For purposes of this Agreement, (x) “Environmental Law” means any Law of any Governmental Entity relating to human health, safety or protection of the environment, and (y) “Hazardous Material” means (A) any petroleum or petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls (“PCBs”); (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import, under any applicable Environmental Law.

(b)  To the knowledge of MART, except as disclosed on the environmental audits/reports made available to Kimco, and except as disclosed in Section 5.15(b) of the MART Disclosure Letter or on any environmental report obtained by Kimco, or except as has not had or is not reasonably expected to have a MART Material Adverse Effect:

(i)  All property presently owned, operated or leased by MART or any MART Subsidiaries, and all facilities and operations thereon, are in material compliance with all applicable Environmental Laws. Neither MART nor any MART Subsidiary (1) has entered into or is subject to or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, claim, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; (2) are parties to any proceeding of any Governmental Entity regarding any alleged failure by MART or any MART Subsidiary to comply with applicable Environmental Laws; and (3) has any reason to believe that any of the items enumerated in parts (1) and (2) of this sentence are reasonably expected.

(ii)  Neither MART nor any MART Subsidiary has transported or arranged for the transportation of any Hazardous Material to any location which is the subject of any pending action, suit or proceeding that could reasonably be expected to result in claims against MART or any MART Subsidiary related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including, but not limited to, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder (“CERCLA”) and, to the knowledge of MART, there is no reasonable basis for such claim.

(iii)  No Hazardous Materials have been or are threatened to be spilled, released, discharged, or disposed of at any site presently or formerly owned, operated, leased, or used by MART or any MART Subsidiary, or, to the knowledge of MART are present in the soil, sediment, water, or groundwater at any such site. No property now or previously owned or operated by MART or any MART Subsidiary is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites.

(iv)  MART and the MART Subsidiaries have not entered into any agreements to provide indemnification to any third party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by MART or a MART Subsidiary.

(v)  MART has provided to Kimco (in addition to assessments, analyses and reports prepared at the request of Kimco) copies of all documents, records, and information in the possession of MART and the MART Subsidiaries concerning any material environmental or health or safety matter relevant to MART or any of the MART Subsidiaries, whether generated by MART, the MART Subsidiaries, or others, including without limitation, environmental audits, environmental risk assessments, site assessments, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any Governmental Entity, except for such reports that contain information regarding the environmental condition of any such property that has been superceded by information contained in a subsequently dated report that has been provided to Kimco.

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5.16  Employee Benefit Plans.

(a)  All employee benefits plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and other benefit arrangements, including cash bonus or incentive plans, covering employees of MART and the MART Subsidiaries, other than any multiemployer plan (within the meaning of Section 3(37) of ERISA) (the “MART Benefit Plans”) are listed in Section 5.16(a) of the MART Disclosure Letter. True and complete copies of the MART Benefit Plans have been provided or made available to Kimco. To the extent applicable, the MART Benefit Plans have been administered in all material respects in accordance with their terms and comply, in all material respects, with the applicable requirements of ERISA and the Code. No MART Benefit Plan is covered by Title IV of ERISA or Section 412 of the Code. No MART Benefit Plan nor MART or any MART Subsidiary has incurred any liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. There are no pending or, to the knowledge of MART, anticipated claims against or otherwise involving any of the MART Benefit Plans and no suit, action, governmental administrative proceeding, or other litigation (excluding claims for benefits incurred in the ordinary course of MART Benefit Plan activities) has been brought against or, to the knowledge of MART, threatened with respect to any such MART Benefit Plan. Except as otherwise required by Sections 601 through 608 of ERISA, Section 4980B of the Code and applicable state laws, or as disclosed in Section 5.16(a) of the MART Disclosure Letter, MART does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits or severance to any employee or former employee upon his retirement or termination of employment and MART has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. MART or any MART Subsidiary may amend or terminate any MART Benefit Plan at any time without incurring any liability thereunder. Section 5.16(a) of the MART Disclosure Letter also sets forth the amount payable to each executive officer and trustee of MART pursuant to the MART Benefit Plans in connection with the transactions contemplated herein. Except as set forth in Section 5.16(a) of the MART Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional subsequent events directly related to the transaction contemplated herein) (i) constitute an event under any MART Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, trustee, director or consultant of MART or any MART Subsidiary pursuant to any MART Benefit Plan or (ii) result in the triggering or imposition of any restrictions or limitations on the right of MART or Kimco to amend or terminate any MART Benefit Plan.

(b)  Neither MART nor any MART Subsidiary contributes to or has any liability to contribute to a multiemployer plan. All contributions have been made as required by the terms of each of the plans listed in Sections 5.16(a) of the MART Disclosure Letter and the terms of any related collective bargaining agreements and neither MART nor any MART Subsidiary has any knowledge or received any notice that any such plan is in reorganization, that increased contributions are required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than required under Section 412 of the Code, or that any such plan is insolvent.

5.17  Labor Matters.    Neither MART nor any MART Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of MART, threatened against MART or any of the MART Subsidiaries, except for any such proceeding which have not had or could not reasonably be expected to have a MART Material Adverse Effect. To the knowledge of MART, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of MART or any of the MART Subsidiaries.

5.18  No Brokers.    Neither MART nor any of the MART Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Kimco to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the

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negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that MART has retained Wachovia Securities, LLC (“Wachovia”) as its financial advisors, the arrangements with which have been disclosed in writing to Kimco prior to the date hereof. Other than the foregoing arrangements and Kimco’s arrangement with UBS Warburg, MART is not aware of any claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.19  Opinion of Financial Advisor.    The Board of Trustees of MART has received the opinion of Wachovia, to the effect that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of MART Common Shares. MART shall promptly deliver a copy of the written opinion of Wachovia to Kimco. It is agreed and understood that such opinion is for the sole benefit of MART’s Board of Trustees and may not be relied upon by Kimco (except by operation of law following the Effective Time) or any other person.

5.20  Kimco Share Ownership.    Neither MART nor any of the MART Subsidiaries owns any shares of the common stock, par value $.01 per share, of Kimco (the “Kimco Common Stock”) or other securities convertible into any shares of Kimco Common Stock.

5.21  Related Party Transactions.    Except as set forth in Section 5.21 of the MART Disclosure Letter, there are no arrangements, agreements and contracts entered into by MART or any of the MART Subsidiaries (which are or will be in effect as of or after the date of this Agreement) with any Person who is an officer, trustee, director or affiliate of MART or any of the MART Subsidiaries that are required to be disclosed under the Securities Laws.

5.22  Contracts and Commitments.    Section 5.22 of the MART Disclosure Letter sets forth a list of (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the MART Properties or personal property of MART and each of the MART Subsidiaries and (ii) each material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a “Commitment”) entered into by MART or any of the MART Subsidiaries which may result in total payments by or liability of MART or any MART Subsidiary in excess of $25,000 other than those Commitments (a) that have been reflected on the Budget or Pro Forma Budget, or (b) entered into in the ordinary course of business consistent with past practice that do not extend beyond the first anniversary of the Closing Date or are terminable at the option of MART without penalty and, in the aggregate, do not represent payments or liabilities in excess of $50,000 per annum. A list of the foregoing is set forth in Section 5.22 of the MART Disclosure Letter and the copies of such documents, which have previously been provided or made available to Kimco and its counsel, are true and correct. None of MART or any of the MART Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods except where such default has not had or could not reasonably be expected to have a MART Material Adverse Effect. All joint venture agreements to which MART or any of the MART Subsidiaries is a party are set forth in Section 5.4 of the MART Disclosure Letter and neither MART nor any of the MART Subsidiaries is in default with respect to any obligations, which individually or in the aggregate are material, thereunder. Section 5.22 of the MART Disclosure Letter contains a list of the name, address, telephone number and other relevant contact information for all secured lenders of MART or any MART Subsidiary.

5.23  Development Rights.    All Properties currently under development or material construction by MART or the MART Subsidiaries and all properties for which MART or any of the MART Subsidiaries has entered into a commitment for acquisition, development or commencement of material construction prior to the Effective Time are listed in Section 5.23 of the MART Disclosure Letter (each, a “Property Under Development” and collectively, the “Properties Under Development”). All material agreements relating to such acquisition, development and construction are listed in Section 5.23 of the MART Disclosure Letter.

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5.24  Status of Options to Purchase Real Property and Other Agreements to Purchase or Sell Real Property.    Except for the current development projects in Urbana, Maryland and Dover, Delaware, or as set forth in Section 5.24 of the MART Disclosure Letter, there are no options of MART or any of the MART Subsidiaries to purchase real property, rights of first refusal or other agreements to purchase or sell any real property.

5.25  Vote Required.    The affirmative vote of the holders of two-thirds of the outstanding MART Common Shares is the only vote required to approve the Merger.

5.26  No Statutory Dissenters’ Rights.    No statutory dissenters’ or appraisal rights shall be available with respect to the Merger or the transactions described on Exhibit D.

5.27  Definition of MART’s Knowledge.    As used in this Agreement, the phrase “to the knowledge of MART” (or words of similar import) means the actual knowledge of F. Patrick Hughes, Paul F. Robinson, Deborah R. Cheek, Eugene T. Grady and M. J. Brooke Webster after due inquiry.

5.28  Insurance.    Section 5.28 of the MART Disclosure Letter sets forth a description of insurance maintained by MART. Neither MART nor any of the MART Subsidiaries has received any written notice of cancellation or termination with respect to any existing material insurance policy of MART or any of the MART Subsidiaries.

5.29  Rule 16b-3.    MART has taken, or will take prior to the Effective Time, all necessary action, including (without limitation) causing its Board of Trustees to adopt resolutions authorizing and approving the Merger, this Agreement and the other transactions contemplated hereby to exempt such transactions under Rule 16b-3 of the Exchange Act from the provisions of Section 16(b) of the Exchange Act.

5.30  Disclosure Controls and Procedures.    MART has, within the 90 days preceding the date of the last filed MART Report, conducted an evaluation of the effectiveness of MART’s disclosure controls and procedures, as required by Rule 13a-15 under the Exchange Act, and has reported its conclusions as required under the Exchange Act.

5.31  HSR Act Filings.    Neither the execution of this Agreement nor the consummation of the Merger requires any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

ARTICLE 6—Representations and Warranties of Kimco

Kimco represents and warrants to MART as follows:

6.1  Existence; Good Standing; Authority.    Kimco is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Merger Sub is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland. Kimco has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. For purposes of this Agreement, the term “Kimco Subsidiary” means Merger Sub and each other Subsidiary of Kimco. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transaction contemplated hereby.

6.2  Authorization, Validity and Effect of Agreements.    Kimco has the requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the ancillary agreements to which it is a party. Merger Sub has the requisite limited liability company power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the

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ancillary agreements to which it is a party. The Board of Directors of Kimco and the trustees of Merger Sub have taken all necessary action to approve the consummation of the transactions contemplated by this Agreement. The execution by Kimco of this Agreement, the ancillary agreements and the consummation of the transactions contemplated by this Agreement and the ancillary agreements have been duly authorized by all requisite corporate action on the part of Kimco. The execution by Merger Sub of this Agreement, the ancillary agreements and the consummation of the transactions contemplated by this Agreement and the ancillary agreements have been duly authorized by all requisite real estate investment trust action on the part of Merger Sub. This Agreement constitutes, and the ancillary agreements to which Kimco or Merger Sub, as the case may be, will become a party (when executed and delivered pursuant hereto) will constitute, the valid and legally binding obligations of each of Kimco and Merger Sub, as the case may be, enforceable in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, or other similar laws relating to creditors’ rights generally and by general principles of equity.

6.3  No Violation.    Except as set forth in Section 6.3 of the disclosure letter delivered at or prior to the execution hereof to MART (the “Kimco Disclosure Letter”), neither the execution and delivery by Kimco of this Agreement or the ancillary agreements nor the consummation by Kimco of the transactions contemplated by this Agreement and the ancillary agreements in accordance with their terms, will: (i) conflict with or result in a breach of any provision of the charter or bylaws or other organizational documents of Kimco or Merger Sub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Kimco or Merger Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Kimco or Merger Sub is a party, or by which Kimco or Merger Sub is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, results of operations, properties, assets, liabilities (contingent or otherwise) or financial condition of Kimco and the Kimco Subsidiaries taken as a whole (a “Kimco Material Adverse Effect”); or (iii) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not reasonably be expected to have a Kimco Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.

6.4  Litigation.    There is no suit, action or proceeding pending (in which service of process has been received by an employee of Kimco or a Kimco Subsidiary) or, to the knowledge of Kimco threatened in writing against or affecting Kimco or any Kimco Subsidiary that, individually or in the aggregate, could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court of Governmental Entity or arbitrator outstanding against Kimco or any of the Kimco Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, such effect.

6.5  Definition of Kimco’s Knowledge.    As used in this Agreement, the phrase “to the knowledge of Kimco” (or words of similar import) means the actual knowledge of Michael Flynn and Jeff Olson after due inquiry.

6.6  Availability of Funds.    Kimco has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable by it or Merger Sub pursuant to this Agreement.

6.7  No Brokers.    Neither Kimco nor any of the Kimco Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or

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MART to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Kimco has retained UBS Warburg as its financial advisors. Other than the foregoing arrangements and MART’s arrangement with Wachovia, Kimco is not aware of any claim for payment of any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

6.8  MART Share Ownership.    Neither Kimco nor any of the Kimco Subsidiaries owns any MART Common Shares or other securities convertible into any MART Common Shares.

6.9  HSR Act Filings.    Neither the execution of this Agreement nor the consummation of the Merger requires any filing under the HSR Act.

ARTICLE 7—Covenants

7.1  Acquisition Proposals.

(a)  Unless and until this Agreement shall have been terminated in accordance with Article 9 hereof, MART agrees and covenants that, except as otherwise authorized or permitted in this Section 7.1, neither it nor any MART Subsidiary shall, nor shall they instruct or authorize any of their respective officers, trustees, directors, affiliates, employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or other representatives (each, a “Representative”) to, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries, proposals, discussions or negotiations or the making of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to, or that may reasonably be expected to lead to, any direct or indirect (i) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving MART (other than the Merger), (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (“Transfer”) of any of its assets in one or a series of transactions that, if consummated, would result in a Transfer of 25% or more of the assets of MART and the MART Subsidiaries taken as a whole, or (iii) any tender offer, share exchange or exchange offer or other similar transaction or series of related transactions that, if consummated, would relate to 25% or more of the outstanding MART Common Shares (each, an “Acquisition Proposal”) or engage in any negotiations with any Third Party (as defined in Section 7.1(e)) with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal; provided, however, that, subject to MART’s compliance with this Section 7.1 in its entirety, nothing contained in this Agreement shall prohibit MART from furnishing information to, or entering into or participating in discussions or negotiations with, any Third Party that has made, after the date of this Agreement, an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that, prior to furnishing such information or entering into or participating in such discussions or negotiations: (A) the Board of Trustees of MART (the “MART Board”), after consultation with and based upon the advice of its outside counsel, determines in good faith that such action is consistent with the fiduciary duties of the MART Board under applicable law, (B) the MART Board determines in good faith, after consultation with and based on the advice of its independent financial advisor, that such Acquisition Proposal would, if consummated, constitute a Superior Proposal (as defined in Section 7.1(e) hereof), (C) MART provides written notice to Kimco to the effect that it is furnishing information to, or entering into or participating in discussions or negotiations with, such Person (including, without limitation, the identity of such Person), (D) MART keeps Kimco reasonably informed of the status of any such discussions or negotiations, and promptly informs Kimco (but in any event, within 24 hours) of all material developments relating thereto, including the material terms of any such proposal made by any such Third Party and its responses thereto, and (E) MART enters into a customary confidentiality agreement with such Third Party. Without limiting the foregoing, it is agreed that any material violation of this Section 7.1(a) by any Representative of MART or of a MART

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Subsidiary, purporting to act on behalf of MART shall be deemed to be a violation of this Section 7.1(a). For the sake of clarity, nothing contained in this Section 7.1(a) is intended to, or shall be deemed to supersede or affect the provisions contained in Section 7.2(xv) hereof.

(b)  MART will immediately cease and cause to be terminated any existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal and will take the necessary steps to inform each of its Representatives of the obligations undertaken in this Section 7.1 and cause each of its Representatives to comply with such obligations. MART will notify Kimco immediately (but in any event within 24 hours) if it or any of its Representatives receive any inquiries, proposals, or expressions of interest, or any request for non-public information with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, which notice to Kimco shall include, without limitation, the identity of the parties, price and other material terms thereof and copies of any proposals, expressions of interest or other related documentation.

(c)  Nothing contained in this Section 7.1 shall prohibit the MART Board, in order to comply with its fiduciary duties under applicable law, from, prior to the Shareholders Meeting withdrawing, modifying, amending or qualifying its recommendation of the Merger in a manner adverse to Kimco in response to an unsolicited bona fide written Superior Proposal and recommending such a Superior Proposal to its shareholders: (A) if, but only if, MART: (1) complies with this Section 7.1 in its entirety, and (2) provides Kimco with at least three business days’ (or such shorter period from the time of receipt and the time of the meeting) prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of the Merger or any of the transactions contemplated hereby in a manner adverse to Kimco and to recommend such Superior Proposal (which notice shall include the material terms of such Superior Proposal, including any then-current written proposal or agreement embodying such Superior Proposal), (B) if, in the event that, during such three business days (or such shorter period of time), (x) Kimco fails to make a counterproposal to such Superior Proposal, or (y) makes a counterproposal to such Superior Proposal (any such counterproposal being referred to in this Agreement as the “Counterproposal”), the MART Board, in good faith, after consultation with and based upon the advice of its independent financial advisor, determines that the Counterproposal is not at least as favorable to MART’s shareholders as the Superior Proposal from a financial point of view, taking into account all material financial terms of such Superior Proposal, and (C) if MART shall have terminated this Agreement in accordance with Section 9.1(h) and complied with Section 9.2. For the avoidance of doubt, (A) the parties hereto acknowledge and agree that any amendment to the financial terms or any other material term of a Superior Proposal subject to the procedures in this Section 7.1(c) shall be treated as a new Superior Proposal for the purposes of this Section 7.1(c) (for example, a new written notice by Kimco and a new three business day period (or shorter period, as the case may be) is required) and (B) the mere fact that MART enters into an agreement embodying a Superior Proposal with a Third Party that, prior to the date hereof, had executed a confidentiality agreement with MART will not, in and of itself, be a basis for claiming that MART has breached this Section 7.1.

(d)  Nothing in this Section 7.1 shall prohibit MART from complying with Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal.

(e)  For purposes of this Agreement, (i) the term “Third Party” shall mean any Person (other than Kimco or its affiliates), or any group (as defined in Section 13(d)(3) of the Exchange Act) of which Kimco or its affiliates is not a part; and (ii) the term “Superior Proposal” shall mean a bona fide written Acquisition Proposal that the MART Board determines in good faith, after consultation with and based upon the advice of its independent financial advisor, to be more favorable to MART’s shareholders than the Merger from a financial point of view (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal).

7.2  Conduct of Business.    At all times from the execution of this Agreement until the Effective Time, and MART:

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(i)  Shall, and shall cause each of the MART Subsidiaries to, use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

(ii)  Shall, and shall cause each of the MART Subsidiaries to, consult in good faith, cooperate and confer on a regular basis with one or more Representatives of Kimco designated by Kimco to report operational matters of materiality, including, but not limited to, leasing operations, acquisition, disposition, budget and capital improvement activities of MART and the MART Subsidiaries, in order to allow for an orderly transition after the Effective Time, and, subject to Section 7.1, any proposals to engage in material transactions, whether or not in the ordinary course of business;

(iii)  Shall, and shall cause each of the MART Subsidiaries to, promptly notify Kimco of any material adverse change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects of its business or its properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach or inaccuracy of any representation or warranty contained herein;

(iv)  Shall promptly notify Kimco of any and all material correspondence or material communications received from any equity holder of any MART Subsidiary (including providing summaries of any oral communications with such equity holder);

(v)  Shall give reasonable prior notice to Kimco (but in any event not less than 48 hours prior to such communications) of any intended material correspondence or material communications to any equity holder of any MART Subsidiary;

(vi)  Shall promptly deliver, or cause to be delivered, to Kimco copies of any material correspondence received from any tenant leasing more than 20,000 square feet of space, including, without limitation, any notice of default or request for consent to assign or sublet;

(vii)  Shall, and shall cause each of the MART Subsidiaries to, use commercially reasonable efforts to comply with all material loan documents to which any such entity is a party and to comply with all material REA Agreements, ground leases and other material contracts;

(viii)  Shall promptly deliver, or cause to be delivered, to Kimco (i) prior notice of at least 24 hours before any draw by MART on its revolving line(s) of credit subject to Section 7.2(xi), (ii) on a weekly basis, a status report detailing all activity by MART relating to its revolving line(s) of credit and (iii) on a monthly basis, a balance sheet, a statement of operations and a statement of cash flows, prepared internally by MART. Further, by no later than fifteen days after the end of each calendar month, MART shall deliver, or cause to be delivered, to Kimco (x) a report which updates all leasing activity, (y) copies of notices of any offers to purchase, inquiries or letters of intent relating to any property owned by MART or any MART Subsidiary, and (z) such other information related to the MART Properties or reports as Kimco may reasonably request;

(ix)  Shall, and shall cause the MART Subsidiaries to, take all action necessary to terminate any management contracts with Persons other than MART or the MART Subsidiaries relating to the MART Properties;

(x)  Shall, and shall cause each MART Subsidiary to, conduct its operations and maintain its properties according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to clauses (xi)-(xxviii) below;

(xi)  Shall not, and shall cause each MART Subsidiary not to, (a) acquire, enter into an option to acquire or exercise an option or contract to acquire (except for the current development projects at Villages at Urbana in Urbana, Maryland and Dover Square in Dover, Delaware under agreements listed on Section 5.23 of the MART Disclosure Letter), additional real property, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, shopping centers or any other type of real estate projects (including, but not limited, to options to purchase real property listed in Section 5.24

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of the MART Disclosure Letter) or (b) incur additional indebtedness (including, without limitation, draw on the revolving line of credit, prepayments or refinancings of any existing indebtedness or amend any existing indebtedness) without the prior written consent of Kimco (which consent shall not be unreasonably withheld); provided, however, that MART may draw up to an aggregate $2,000,000 on its revolving line of credit for working capital purposes as well as such additional funds in compliance with the Pro Forma Budgets as are necessary for completion of construction of, or acquisition of, the projects currently under development at Villages at Urbana in Urbana, Maryland, Dover Square in Dover, Delaware, Shrewsbury Square in Shrewsbury, Pennsylvania, Skyline Village in Harrisonburg, Virginia, Greenbrier Shopping Center (Phase III) in Bel Air, Maryland, Smoketown Plaza in Woodbridge, Virginia and Lutherville Station in Lutherville, Maryland, in any case in compliance with Section 7.2(viii) hereof;

(xii)  Shall not amend its charter or bylaws, and shall cause each MART Subsidiary not to amend its charter, bylaws, joint venture documents, partnership agreements or equivalent documents, in each case, except as contemplated by this Agreement;

(xiii)  Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any of its shares, including under the MART DRSPP effect any share split, reverse share split, share dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of beneficial interest, (C) increase any compensation or enter into or amend any employment agreement with any of its executive officers or trustees, (E) grant any bonuses (x) other than in the ordinary course of business and consistent with past practice, to any of its employees, or (y) to any of its executive officers or trustees, or (D) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

(xiv)  Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its Shares or allow any of the MART Subsidiaries (including, without limitation, the MART LP) to pay or make any distribution or dividend, other than corresponding regular quarterly distributions payable to OP Unit Holders in an amount per OP Unit not to exceed the amount payable to the shareholders of MART in such quarter, payable at the same time as such dividends, or (B) directly or indirectly redeem, purchase or otherwise acquire any of its shares of beneficial interest or capital stock or partnership or other interest of any of the MART Subsidiaries, or make any commitment for any such action, except for the redemption of MART LP Units in accordance with the terms of the MART LP Agreement as it may be modified by any of the Contribution Agreements listed on Section 5.3(a) of the MART Disclosure Letter or any Convertible Debentures in accordance with the terms of the trust indenture dated September 9, 1993;

(xv)  Shall not, and shall not permit any of the MART Subsidiaries to, sell, lease or otherwise dispose of (A) any MART Property or any portion thereof or any of the capital stock of or partnership or other interests in any of the MART Subsidiaries or (B) except in the ordinary course of business, any of its other assets; provided, however, that MART may enter into bona fide leases, in arms-length transactions with third parties, on market rates, terms and conditions, which do not violate any exclusives or restrictions, and which do not include tenant improvement allowances or leasing commissions in excess of $25,000; provided, further, that MART shall promptly (but in any event within forty-eight hours) notify Kimco in writing whenever MART enters into any such lease; provided, further MART shall not enter into any letters of intent for leases relating to tenants occupying more than 5,000 square feet of a MART Property or enter into leases for space in excess of 10,000 square feet without the prior consent of Kimco, provided that such consent shall be deemed granted if Kimco has not responded favorably or unfavorably to a request for such a consent within three business days of receiving the proposed letter of intent;

(xvi)  Shall not, and shall not permit any of the MART Subsidiaries to, make any loans, advances or capital contributions to, or investments in, any other Person;

(xvii)  Shall not, and shall not permit any of the MART Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other

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than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of MART included in the MART Reports or incurred in the ordinary course of business consistent with past practice or arising from the transactions contemplated by this Agreement;

(xviii)  Except as specified in the Budget and the Pro Forma Budget, shall not, and shall not permit any of the MART Subsidiaries to, enter into any Commitments (other than those specifically covered by other sections of this Section 7.2) which may result in total payments or liability by or to all such entities in excess of $50,000 per Commitment or $200,000 in the aggregate, except for (A) the renewal of casualty and property insurance held by MART in the ordinary course of business with coverage no less than MART currently has and premiums at market competitive rates, and all such policies shall include early cancellation on a pro-rated basis and be subject to no more than a 25% minimum earned premium and (B) as may be required in connection with the redemption of any OP Units or the redemption of any Convertible Debentures;

(xix)  Shall not, and shall not permit any of the MART Subsidiaries to, enter into or amend or otherwise modify any agreement or arrangement with any officer, trustee, director, consultant or affiliate of MART or any of the MART Subsidiaries;

(xx)  Shall not, without prior notification and consultation with Kimco, terminate any employee under circumstances which would result in severance payments to such employee or pay any severance benefits to any employee on account of such employee’s termination;

(xxi)  Shall maintain in full force and effect fire and extended coverage casualty insurance on the MART Properties as shown in Section 5.12 of the MART Disclosure Letter and all other insurance listed in Section 5.28 of the MART Disclosure Letter and make claims in due course, including claims under the pollution legal liability policy for the releases at Enchanted Forest, Wilkens and Patriot properties;

(xxii)  Shall not, and shall not permit any of the MART Subsidiaries to, forgive any existing indebtedness to MART or any MART Subsidiary, guarantee the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or make any investments in any other Person in excess of $50,000 in the aggregate, other than a MART Subsidiary in the ordinary course of business;

(xxiii)  Shall not, and shall not permit any of the MART Subsidiaries to, make or rescind any election relating to Taxes (unless MART reasonably determines, after prior consultation with Kimco, that such action is required by applicable law or necessary to preserve MART’s status as a REIT or the partnership status of MART LP or any other MART Subsidiary which files Tax Returns as a partnership for Federal tax purposes, or the status of any MART Subsidiary as a “qualified REIT subsidiary” or “taxable REIT subsidiary” as such terms are defined in Section 856 of the Code);

(xxiv)  Shall not: (A) change any of its methods, principles or practices of accounting in effect other than as required by GAAP or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $100,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2001, except as may be required by the SEC, applicable law or GAAP;

(xxv)  Subject to any existing contractual insurer requirements, shall give Kimco the opportunity to participate in the defense of any derivative, class action claims or other claims by securityholders of MART or any MART Subsidiary against MART and/or its trustees arising out of or in connection with any of the transactions contemplated by this Agreement and MART shall not settle any such claim without the approval of Kimco, which approval shall not be unreasonably withheld;

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(xxvi)  Shall not enter into or amend or otherwise modify any agreement or arrangement with persons that are affiliates or, as of the date of this Agreement, are officers, trustees or directors of MART or any MART Subsidiary without prior written notice to Kimco and the approval of a majority of the “independent” members of the Board of Trustees of MART;

(xxvii)  Shall not, and shall not permit any of the MART Subsidiaries to, except as otherwise permitted or contemplated by this Agreement, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of MART or any of the MART Subsidiaries; and

(xxviii)  Shall not, and shall not permit any of the MART Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

7.3  Preparation of the Proxy Statement; Meeting of Shareholders.

(a)  As soon as practicable following the date of this Agreement, MART shall prepare and file with the SEC a preliminary proxy statement (the “Proxy Statement”). Kimco shall cooperate in the preparation of the Proxy Statement. Each of MART and Kimco shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC for mailing to the MART shareholders as promptly as practicable after such filing. MART will notify Kimco promptly following the receipt by MART of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply Kimco with copies of all correspondence between MART or any of its Representatives and the SEC with respect to the Proxy Statement. MART will provide Kimco with the opportunity to review and provide comments on drafts of any letters, memoranda or other correspondence to the SEC prepared by MART in connection with the Proxy Statement a reasonable time prior to such letters, memoranda or other correspondence being submitted to the SEC, and will in good faith consider such comments, and MART will provide Kimco with the opportunity to participate in any substantive telephone calls between MART, or any of its Representatives, and the SEC concerning the Proxy Statement. MART agrees that the Proxy Statement will comply in all material respects with all applicable requirements of the Securities Laws. MART shall agree to date the Proxy Statement as of the approximate date of mailing to its shareholders and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) Kimco or MART, as the case may be, shall, promptly upon obtaining knowledge of such event, inform the other of such occurrences, (ii) MART shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement, in cooperation with Kimco, with indication of such satisfaction not to be unreasonably withheld or delayed, (iii) each of MART and Kimco shall use its commercially reasonable efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to MART shareholders as promptly as practicable after such filing and (iv) MART shall use its commercially reasonable efforts to have any such amendment or supplement mailed to its shareholders at the earliest practicable date.

(b)  MART agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the Shareholders Meeting (as defined in Section 7.3(c) hereof), will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by MART in reliance upon and in conformity with information concerning Kimco furnished in writing to MART by Kimco for use in the Proxy Statement. Kimco agrees that the information concerning it and provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Shareholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)  Subject to the provisions of Section 7.1 hereof, (i) MART will take all action necessary in accordance with applicable law and its charter and bylaws to convene a meeting of its shareholders (the “Shareholders Meeting”) as promptly as practicable to consider and vote upon the approval of the Merger (and no other

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Acquisition Proposal will be considered at such Shareholders Meeting), (ii) the Board of Trustees of MART shall recommend and declare advisable that its shareholders approve the Merger and the transactions contemplated hereby and MART shall include such recommendation in the Proxy Statement; (iii) prior to the Effective Time, neither the Board of Trustees of MART nor any committee thereof shall, except in compliance with Section 7.1 hereof, withdraw or modify the approval or recommendation by such Board of Trustees. MART shall use its commercially reasonable efforts to timely mail the Proxy Statement to MART’s shareholders and to take all such other actions necessary or desirable to obtain such approval; (iv) except to the extent required by law, MART shall not (x) change or otherwise take any action after the mailing of the Proxy Statement that would result in a change of the date specified in the Proxy Statement for the Shareholders Meeting or (y) otherwise take any action that would postpone or delay the Shareholders Meeting; provided, however, that MART may adjourn the Shareholders Meeting in the event a quorum is not present or proxies representing sufficient votes to approve the Merger have not been received by the time of the Shareholders Meeting, such adjournment not to exceed ten days, and during which time MART shall use its commercially reasonable efforts to obtain a quorum and the requisite vote for approval of the Merger.

(d)  The trustees and executive officers of MART shall have, contemporaneously with the execution of this Agreement, executed the Voting Agreements, covering all MART Common Shares beneficially owned, for which such person has voting power, pursuant to which each such trustee and executive officer shall agree, among other things, to vote his or her MART Common Shares in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement.

7.4  Filings; Other Action.    Subject to the terms and conditions herein provided, MART and Kimco shall: (a) use commercially reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the ancillary agreements and the consummation of the transactions contemplated by such agreements and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use commercially reasonable efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in reasonably satisfactory form to MART and Kimco; and (c) use commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary to consummate and make effective the transactions contemplated by this Agreement and the ancillary agreements.

7.5  Inspection of Records.    From the date hereof to the Effective Time, MART shall allow designated officers and representatives of Kimco reasonable access during normal business hours to the records and files, correspondence, audits and properties, as reasonably requested by Kimco, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of MART and the MART Subsidiaries, as reasonably requested by Kimco. All such information shall be kept confidential by Kimco in accordance with Section 10.5 hereof.

7.6  Publicity.    Kimco and MART shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the rules of the NYSE if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.

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7.7  Further Action.

(a)  Each party hereto shall perform such further acts and execute such documents as may reasonably be required to effect the Merger. Without limiting the foregoing, upon Kimco’s request, within a reasonable time before, or at the Closing, MART shall (x) cooperate with Kimco to address corporate, partnership or limited liability company recordkeeping or maintenance matters relating to the MART Subsidiaries including, without limitation, dissolving, reinstating or bringing into good standing any MART Subsidiary upon the reasonable request of Kimco, and (y) execute and deliver such deeds, affidavits, certificates, indemnities or other documents necessary for Kimco to obtain endorsements to existing title insurance policies or new title insurance policies which (i) ensure that Kimco (or its designee) is the record owner of the MART Properties, subject only to the Encumbrances, (ii) contain a so-called “non-imputation” endorsement (such non-imputation endorsement ensuring that Kimco will not be charged with the imputed knowledge of MART, the MART Subsidiaries and affiliates thereof) and (iii) satisfy so-called “Schedule B-1” or other requirements for the issuance of any such title policies and delete exceptions which relate to indebtedness which has been satisfied or Property Restrictions which do not properly relate to the applicable MART Property. In connection with the Closing, MART, each MART Subsidiary, Kimco and Merger Sub shall use their respective commercially reasonable efforts to execute and deliver to Kimco such deeds, bills of sale, assignments, certificates and affidavits as are required to effectuate the consummation of the transactions described herein.

(b)  At Kimco’s request and cost, MART shall (i) cooperate with Kimco and the Kimco Subsidiaries in seeking to obtain tenant estoppels, REA Agreement estoppels, surveys, title commitments and/or policies, engineering reports, environmental reports, payoff letters and/or lender estoppels and appraisals with respect to the MART Properties, and (ii) provide Kimco reasonable access to the MART Properties, tenants therein, and ground lessors thereof and all documents and information regarding the MART Properties as may be necessary to evaluate MART’s compliance with Environmental Laws and the presence or release of Hazardous Materials. Notwithstanding the foregoing, Kimco’s receipt of the items described in the foregoing sentence shall not in any manner be deemed a condition to Closing.

(c)  At Kimco’s request and cost, MART shall cooperate with Kimco in connection with any request to lenders and ground lessors for such consents (including any consents of lenders and ground lessors required to transfer to Kimco the property subject to the loan documents (the “Loan Documents”) and the ground leases, as the case may be) and estoppels as Kimco may reasonably request in connection with the Merger. Notwithstanding the foregoing, Kimco’s receipt of the items described in the foregoing sentence shall not in any manner be deemed a condition to closing except as set forth in Section 8.3(e) hereof and Section 8.3(e) of the MART Disclosure Letter. Kimco shall pay all fees and costs, if any, related to MART’s applying for any lender’s consent to the assignment and assumption of any of the Loan Documents or any other consent, estoppel, amendment or modifications related thereto, together with fees and costs, if any, charged by the lenders in connection with the Closing relating to obtaining any consent, estoppel, amendment or modification.

7.8  Expenses.    Except as otherwise provided herein, subject to the provisions of Article 9, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. All costs and expenses for professional services rendered pursuant to the transactions contemplated by this Agreement including, but not limited to, investment banking and legal services, will be paid by each party incurring such services.

7.9  Indemnification.

(a)  Kimco and Merger Sub (the “Indemnifying Parties” and each, an “Indemnifying Party”) agree that all rights to indemnification now existing in favor of the trustees or officers of MART and the trustees, directors or officers of the MART Subsidiaries, including, without limitation, MART LP (the “Indemnified Parties” and, each, an “Indemnified Party”) as provided in their respective organizational documents in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time and, at the Effective Time, shall become the joint and several obligations of the Indemnifying Parties. During such period, the Indemnifying

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Parties shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were trustees or officers of MART or trustees, directors or officers of any MART Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), (unless such modification is required by law); provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b)  Promptly (but in any event within ten business days) upon learning of the commencement of any action, suit demand, proceeding or investigation or the assertion of any claim or liability with respect to which an Indemnified Party may be entitled to indemnification (a “Potentially Indemnifiable Action”), such Indemnified Party shall notify the Indemnifying Parties in writing of such Potentially Indemnifiable Action and the relevant facts and circumstances with respect thereto, together with a copy of such claim and all legal pleadings relating thereto; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify prejudices the Indemnifying Parties’ ability to defend such Potentially Indemnifiable Action. The Indemnifying Parties shall have, at the sole cost of the Indemnifying Parties, the right at any time to elect to assume control of the defense of any Potentially Indemnifiable Action with counsel selected by the Indemnifying Parties and reasonably acceptable to the Indemnified Party (it being agreed that Latham & Watkins LLP and Goodwin Procter LLP shall be deemed acceptable); provided, however, that an Indemnified Party shall, at such party’s expense, be permitted to participate in such defense with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Indemnifying Parties. Notwithstanding the foregoing, if the Indemnified Parties have reasonably concluded (upon the advice of counsel to the Indemnified Parties) that (i) there may reasonably be legal defenses available to them that are different from or in addition to or inconsistent with those available to the Indemnifying Parties, or (ii) there is any conflict of interest between the Indemnifying Parties and any Indemnified Party, such Indemnified Party shall be permitted to participate in the defense of such Potentially Indemnifiable Action with counsel selected by such Indemnified Party, which counsel shall be reasonably acceptable to the Indemnifying Parties, and the Indemnifying Parties shall pay the reasonable fees and expenses of such counsel, subject to receiving reasonable documentation of such fees and expenses. Notwithstanding any other provision of this Section 7.9(b) or the organizational documents of MART and the MART Subsidiaries, the Indemnifying Parties shall not be obligated to pay or reimburse fees and expenses of more than one counsel for all Indemnified Parties in a single Potentially Indemnifiable Action, unless any Indemnified Party has reasonably concluded (upon the advice of counsel to such Indemnified Party) that (i) there may reasonably be legal defenses available to it that are different from or in addition to or inconsistent with those available to the other Indemnified Parties, or (ii) there is any conflict of interest between any Indemnified Party and the other Indemnified Parties, in each case of which, the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of additional counsel or counsels for each such Indemnified Party with different, additional or inconsistent defenses or conflicting interests. In the event the Indemnifying Parties assume control of the defense of a Potentially Indemnifiable Action as provided in this Section 7.9, no compromise or settlement of such action may be effected by the Indemnifying Parties without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation by the Indemnified Party of any law, statute, rule, regulation, order or requirement of any Governmental Entity, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Parties. In connection with any Potentially Indemnifiable Action, the Indemnifying Parties and the Indemnified Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. Notwithstanding anything to the contrary set forth in this Agreement or the organizational documents of MART and the MART Subsidiaries, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent, and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In addition, the Indemnifying Parties shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by an Indemnified Party provided that the Indemnifying Parties shall have received (i) a written affirmation by the

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Indemnified Party of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Indemnifying Parties as authorized by the applicable indemnification provision and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Indemnifying Parties if it shall ultimately be determined that the applicable standard of conduct was not met. Except as otherwise expressly provided in this Section 7.9, any indemnification or payment or reimbursement of the expenses permitted by this Section 7.9 shall be furnished pursuant to the MART Declaration of Trust, Bylaws and other organizational documents in effect on the date hereof and otherwise in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnified Party shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

(c)  At or prior to the Effective Time, Kimco shall purchase directors’ and executive officers’ liability insurance policy coverage for MART’s trustees and executive officers for a period of six years following the Effective Time, which will provide the trustees and executive officers with coverage on, subject to the following sentence, terms no less favorable to such trustees and executive officers as currently provided by MART. In fulfilling its obligations under the preceding sentence, Kimco shall not be required to pay aggregate premiums in excess of 150% of the amount paid by MART in its last full fiscal year (which premiums are hereby represented and warranted by MART to be $95,000 (provided that if the premium of such coverage exceeds such amount, Kimco shall be obligated to obtain a policy with the greatest dollar amount of coverage available for such amount). MART shall have the right to reasonably review and approve any such policy, which approval shall not be unreasonably withheld.

(d)  This Section 7.9 is intended for the irrevocable benefit of, and to grant third party rights to, the indemnified parties and their respective heirs and shall be binding on all successors of Kimco. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.9.

7.10  Certain Benefits.    Except for (i) normal increases in the ordinary course of business that are consistent with past practices and cost increases of third party providers necessary to maintain benefits at current levels that, in the aggregate, do not result in a material increase in benefits or compensation expense to MART or any of the MART Subsidiaries, (ii) as set forth in Section 5.16 of the MART Disclosure Letter, or (iii) as expressly provided in this Agreement, MART will not, and will not permit any of the MART Subsidiaries to, adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any trustee, director, officer or employee that increase in any manner the compensation, retirement, welfare or fringe benefits of any trustee, director, officer or employee or pay any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options, restricted stock or deferred stock units) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.11  Employment and Benefit Matters

(a)  Provision of Benefits.  As soon as practicable after the Effective Time, Kimco agrees to provide the employees of MART and the MART Subsidiaries (the “MART Employees”) who remain employed after the Effective Time with at least the types and levels of employee benefits (including employee contribution levels) maintained by Kimco for similarly-situated employees of Kimco. Kimco will treat, and cause the applicable benefit plans to treat, the service of MART Employees with MART or the MART Subsidiaries attributable to any period before the Effective Time as service rendered to Kimco for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual (including minimum pension amount) or eligibility for severance benefits or retiree welfare benefit plans. Without limiting the foregoing, Kimco shall not treat any MART Employee as a “new” employee for purposes of any exclusions or waiting periods under any health or similar

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plan of Kimco for a pre-existing medical condition if such MART Employee was enrolled in a health plan of MART on the Effective Date.

(b)  Compensation Agreements.    Following the Effective Time, Kimco shall honor in accordance with their existing terms all written employment, change in control, and other compensation agreements, policies and arrangements disclosed in Section 5.16(a) of the MART Disclosure Letter. As of the Effective Time, MART shall pay (i) the benefits owed to the participants under MART’s Cash Bonus Plan, and (ii) the termination amounts owed to each of F. Patrick Hughes and Paul F. Robinson pursuant to their respective employment agreements with MART in the event each resigns from his employment or such employment is terminated at the Effective Time. Kimco agrees to honor any existing obligation to pay terminated MART employees for properly accrued vacation in accordance with MART policy in connection with their termination. In the event any employees of MART entitled to participate in MART’s Development/Redevelopment Bonus Plan, as described in Section 5.16(a) to the MART Disclosure Letter, are terminated by Kimco prior to the completion of a development or redevelopment project, Kimco agrees to pay any such employees the bonus such employees would have been entitled to under the Development/Redevelopment Bonus Plan described in Section 5.16(a) to the MART Disclosure Letter as if such project had been completed as of the employment termination date.

(c)  Continuation of Employment.    No provision of this Section 7.11 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of MART or any MART Subsidiary in respect of continued employment (or resumed employment) with Kimco. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of MART or any MART Subsidiary.

7.12  Environmental Matters.    MART and Kimco shall cooperate and keep each other informed in a timely manner regarding any communications to or filings with any Governmental Entity regarding any environmental matters or conditions at the MART Properties and MART shall not submit any written communication or filing to any such Governmental Entity without the prior written consent of Kimco, which consent shall not be unreasonably withheld.

7.13  REIT Status.    From and after the date hereof until the Closing, MART will:

(a)  comply with all applicable laws, rules and regulations of the Code relating to a REIT, and will not take any action or fail to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes (it being understood that the failure to pay a dividend to shareholders, as required by this agreement, shall not be deemed a breach of this Section 7.13 hereof) and provided further, that in the event MART reasonably believes that it is required to take any other action in order to comply with this Section 7.13 and that such action is inconsistent with any other obligation or restriction imposed upon MART under this Agreement, MART shall so notify Kimco and MART shall not be deemed in breach of this Agreement by virtue of the inconsistent obligation or restriction if it has obtained the prior consent of Kimco (which shall not be unreasonably withheld or delayed); and

(b) not enter into any new, or materially modify any existing Tax Protection Agreements.

7.14  Internal Restructuring.    As soon as reasonably practicable following the date hereof, MART shall cause MART to form separate Maryland business trusts (in form and substance agreed to or acceptable to Kimco) and to convey and contribute all of its right, title and interest in and to any and all real property owned of record by it, to such respective newly-formed business trusts in exchange for all of the outstanding shares of beneficial interest thereof. At least five business days prior to the Closing Date, MART shall contribute all of the beneficial interests in the newly-formed business trusts to MART LP. The actions described in this Section 7.14, in the aggregate, shall be hereinafter referred to as the “Restructuring.”

7.15  Transactions Relating to MART LP.    At or about the time of the mailing of the Proxy Statement, the Exchange Offer (as described in Exhibit D) shall be commenced. Neither the commencement nor the completion

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of the Exchange Offer (as described in Exhibit D) shall be a condition to either party’s obligation to consummate the Merger. The terms and conditions of Exhibit D shall be incorporated herein by reference.

ARTICLE 8—Conditions

8.1  Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

(a)  This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of shareholders of MART.

(b)  None of the parties hereto shall be subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other legal restraint or prohibition (excluding for these purposes, orders, rulings, injunctions, restraints or prohibitions arising out of or relating to derivative, class action or other claims by security holders of MART LP) which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by this Agreement.

(c)  All required Governmental Approvals, if any, shall have been obtained.

8.2  Conditions to Obligation of MART to Effect the Merger.    The obligation of MART to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by MART:

(a)  Each of the representations and warranties of Kimco and Merger Sub contained in this Agreement qualified as to materiality or Kimco Material Adverse Effect shall be true and correct in all respects and the representations and warranties of Kimco and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date except to the extent any such representation or warranty is expressly limited by its terms to another date or time, and MART shall have received a certificate, dated the Closing Date, signed on behalf of Kimco by the Chief Executive Officer of Kimco to the foregoing effect.

(b)  Kimco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and MART shall have received a certificate, dated the Closing Date, signed on behalf of Kimco by the Chief Executive Officer of Kimco to the foregoing effect.

8.3  Conditions to Obligation of Kimco to Effect the Merger.    The obligations of Kimco to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Kimco:

(a)  Each of the representations and warranties of MART contained in this Agreement qualified as to materiality or MART Material Adverse Effect shall be true and correct in all respects and the representations and warranties of MART contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date except to the extent any such representation or warranty is expressly limited by its terms to another date or time, and Kimco shall have received a certificate, dated the Closing Date, signed on behalf of MART by the Chief Executive Officer of MART to the foregoing effect.

(b)  MART shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing

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Date, and Kimco shall have received a certificate, dated the Closing Date, signed on behalf of MART by the Chief Executive Officer of MART to the foregoing effect.

(c)  At closing, Kimco shall have received the opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander LLC, in the form attached hereto as Exhibit E, regarding the qualification of MART as a REIT under the Code and the treatment of MART LP and all MART Subsidiaries (which are organized as partnerships or limited liability companies or which file tax returns as partnerships) as partnerships and not as associations taxable as corporations or publicly-traded partnerships for federal income tax purposes since the acquisition of such MART Subsidiaries by MART. For purposes of such opinion, Gordon, Feinblatt, Rothman, Hoffberger & Hollander LLC may rely on (in addition to customary assumptions and representations for opinions of this type) assumptions to the effect that (A) MART will satisfy its REIT distribution requirements for its current taxable year (as a result of the Merger or otherwise), and (B) no action will be taken following the Merger that is inconsistent with MART’s status as a REIT for any period prior to the Merger.

(d)  From the date of this Agreement through the Effective Time, there shall not have occurred any change concerning or other event affecting MART or any of the MART Subsidiaries, that has had or could reasonably be expected to have a MART Material Adverse Effect and Kimco shall have received a certificate, dated the Closing Date, signed on behalf of MART by the Chief Executive Officer of MART to the foregoing effect. For purposes of this Section 8.3(d), a MART Material Adverse Effect will not be deemed to include the impact of (A) changes in laws of general applicability or interpretations thereof by courts or Governmental Entities, including changes in tax statutes, regulations or rulings generally applicable to REITs, (B) changes in GAAP or accounting principles generally applicable to REITs, (C) the effects of compliance with and prosecution of this Agreement on the operating performance of MART, (D) general changes in the economy or financial markets of the United States relating to or arising from acts of war or terrorism or other changes in the general U.S. and global economic conditions, in either case, other than those that would have a materially disproportionate financial effect, relative to other industry participants, on MART and the MART Subsidiaries taken as a whole, (E) any actions taken, or inaction or failure to act, by MART at the request or direction, following the date of this Agreement, of Kimco and Merger Sub, or resulting from Kimco’s refusal to consent to the taking of an action otherwise prohibited by this Agreement.

(e)  The consents set forth in Section 8.3(e) of the MART Disclosure Letter (including those consents required from the lenders listed in such section of the MART Disclosure Letter) shall have been obtained in form and substance reasonably satisfactory to Kimco subject to the limitations described in Section 8.3(e) of the MART Disclosure Letter.

(f)  MART shall have consummated the Restructuring.

(g)  MART shall have caused each officer, trustee or other employee who has an outstanding loan from, or other debt obligations to, MART or any MART Subsidiary, for any purpose, to repay such loan.

(h)  MART shall have delivered to Kimco a payoff letter with respect to any indebtedness listed on Section 8.3(h) of the MART Disclosure Letter.

(i)  None of the parties hereto shall be subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other legal restraint or prohibition arising out of or relating to derivative, class action or other claims by security holders of MART LP, which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by this Agreement.

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ARTICLE 9—Termination

9.1  Termination.    This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the shareholders of MART:

(a)  by mutual written consent of the parties duly authorized by the Board of Directors of Kimco and the Board of Trustees of MART;

(b)  by either Kimco or MART, if any United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued a judgment, injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such judgment, injunction, order, decree, ruling or other action shall have become final and non-appealable; provided, however, that this right shall not be available to any party whose failure to comply with the terms of this Agreement has been the cause of, or materially contributed to, such action;

(c)  by Kimco upon a breach of any representation, warranty, covenant or agreement on the part of MART set forth in this Agreement, or if any representation or warranty of MART shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would be incapable of being satisfied or cured by the Termination Date (as defined below);

(d)  by MART upon a breach of any representation, warranty, covenant or agreement on the part of Kimco or Merger Sub set forth in this Agreement, or if any representation or warranty of Kimco or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would be incapable of being satisfied or cured by the Termination Date;

(e)  by Kimco if (i) the Board of Trustees of MART shall have failed to make, or shall have withdrawn, modified, amended or qualified its approval of, or recommendation of the Merger or any of the transactions contemplated hereby in a manner adverse to Kimco, or shall have failed to include the recommendation of its Board of Trustees that the shareholders of MART approve the Merger in the Proxy Statement; or (ii) the Board of Trustees of MART shall have (x) recommended that the shareholders of MART accept or approve an Acquisition Proposal, or (y) failed to recommend that the shareholders of MART reject or not accept an Acquisition Proposal that has been made public (or MART or its Board shall have resolved to do such) within seven (7) business days of such Acquisition Proposal having been made public;

(f)  by either Kimco or MART if the Merger shall have failed to receive the requisite vote for approval by the shareholders of MART upon the holding of a duly convened Shareholders Meeting or adjournment thereof;

(g)  by either Kimco or MART, if the Merger shall not have been consummated on or before the Termination Date; provided, however, that a party may not terminate this Agreement pursuant to this Section 9.1(g) if the party seeking such termination is in material breach of any term of this Agreement; or

(h)  by MART, if prior to the Effective Time, the Board of Trustees of MART, in accordance with Section 7.1(c) hereof, shall have withdrawn, modified, amended or qualified its recommendation of the Merger in a manner adverse to Kimco and recommended that the MART shareholders approve or accept a Superior Proposal, provided that (i) MART and the Board of Trustees of MART shall have complied with Section 7.1 in all respects, and (ii) MART shall, concurrently with such termination, pay Kimco the Termination Amount and the Break-Up Expenses, as required by Section 9.2.

The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of this Agreement. For the purposes of this Agreement, the “Termination Date” shall mean December 15, 2003.

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9.2  Effect of Termination.

(a)  In the event of the termination and abandonment of this Agreement pursuant to Section 9.1 hereof, this Agreement shall immediately become void and have no effect, all rights and obligations of any party hereto shall cease except for agreements contained in Section 10.5 and neither party shall have any liability to the other parties or any of their affiliates, directors, trustees, officers or shareholders; provided, however, that nothing herein shall relieve any party from the obligation to make payments to another party as required pursuant to this Article 9.

(b)  If (A) Kimco terminates this Agreement pursuant to (x) Section 9.1(c) as a result of a willful breach by MART, (y) Section 9.1(e), or (z) Section 9.1(f) in circumstances in which the Board of Trustees of MART failed to make, or withdrew, modified, amended or qualified its approval or recommendation of the Merger in a manner adverse to Kimco, or (B) MART terminates this Agreement pursuant to Section 9.1(h), then in any such event MART shall pay to Kimco an amount in cash equal to (i) $15,500,000 (the “Termination Amount”) in addition to (ii) any Kimco Break-Up Expenses (as defined in Section 9.2(c) hereof) that may be payable by MART to Kimco pursuant to Section 9.2(c), subject to the provisions of Section 9.3.

(c)  If (A) Kimco terminates this Agreement pursuant to (x) Section 9.1(c) as a result of a material breach (including, without limitation, a willful breach) by MART, (y) Section 9.1(e), or (z) Section 9.1(f) in circumstances in which the Board of Trustees of MART failed to make, or withdrew, modified, amended or qualified its approval or recommendation of the Merger in a manner adverse to Kimco; (B) MART terminates this Agreement pursuant to Section 9.1(h), or (C) if either party terminates this Agreement pursuant to Section 9.1(g) in circumstances in which the only condition to Closing in Article VIII hereof that has not been satisfied or waived as of the Termination Date is Section 8.3(i), then in any such event, MART shall pay all of Kimco’s out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers in an amount not to exceed the lesser of the actual amount of such costs and expenses incurred and $2,500,000 (all such expenses, “Kimco Break-Up Expenses”), subject to the provisions of Section 9.3.

(d)  If (A) prior to MART’s Shareholders Meeting, an Acquisition Proposal has been received by MART or a Person has publicly disclosed an Acquisition Proposal or an intent or desire to make an Acquisition Proposal and (B) at any time prior to the twelve month anniversary of the termination of this Agreement by either party pursuant to Section 9.1(f), MART enters into a letter of intent, agreement in principle or agreement relating to an Acquisition Proposal with a Person other than Kimco or MART’s Board of Trustees recommends or resolves to recommend that MART’ shareholders approve an Acquisition Proposal with a Person other than Kimco, then upon the consummation of such transaction, MART shall pay to Kimco the Termination Amount and the Kimco Break-Up Expenses in accordance with the provisions of Section 9.3, which amount shall be reduced by any monies previously paid by MART to Kimco pursuant to Section 9.2(c). At any time prior to the twelve month anniversary of the termination of this Agreement, MART shall not enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal with a Person other than Kimco unless such letter of intent, agreement in principle or agreement provides that such Person shall, upon the consummation of the transaction contemplated thereby, pay any Termination Amount and any Kimco Break-Up Expenses due Kimco under this Section 9.2(d) in accordance with the provisions of this Article 9.

(e)  If MART terminates this Agreement pursuant to Section 9.1(d), as a result of a material breach by Kimco (including, without limitation, a willful breach), then Kimco shall pay all of MART’s out-of-pocket costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers in an amount not to exceed the lesser of the actual amount of such costs and expenses incurred and $2,500,000 (the “MART Break-Up Expenses” and, together with the Kimco Break-Up Expenses, the “Break-Up Expenses”), subject to the provisions of Section 9.3.

(f)  If required under this Section 9.2, the payment of the Break-Up Expenses and, if applicable, the Termination Amount, shall be paid in immediately available funds within two (2) business days after the date of

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the event giving rise to the obligation to make such payment; provided that, in connection with a termination pursuant to Section 9.1(h), the Termination Amount and Break-Up Expenses shall be paid concurrently with such termination as contemplated by Section 9.1(h) and, in the case of payment of the Termination Amount pursuant to Section 9.2(d), the Termination Amount shall be paid upon the consummation of such transaction as contemplated in such Section 9.2(d). The parties acknowledge and agree that the provisions for payment of the Termination Amount and/or the Break-Up Expenses are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce the parties to enter into this Agreement and to reimburse the parties for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if either party fails to pay promptly the Termination Amount and/or Break-Up Expenses due under this Section 9.2, the defaulting party shall reimburse the other party on demand for all costs and expenses (including legal fees and expenses) incurred in connection with any action, including any legal action, taken to collect payment of such amounts, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. plus two percent per annum, compounded quarterly, from the date such fee was required to be paid.

(g)  Notwithstanding anything to the contrary in this Agreement, Kimco expressly acknowledges and agrees that, with respect to any termination of this Agreement in circumstances where the Termination Amount and/or Kimco Break-Up Expenses are payable in accordance with this Section 9.2, the payment of the Kimco Break-Up Expenses, and, if applicable, the Termination Amount, shall constitute liquidated damages with respect to any claim for damages or any other claim which Kimco would otherwise be entitled to assert against MART or any of the MART Subsidiaries or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Kimco. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances where the Kimco Break-Up Expenses, and, if applicable, the Termination Amount, are payable in accordance with this Section 9.2, the right to such payments: (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in this Section 9.2, Kimco hereby agrees that, upon any termination of this Agreement in circumstances where the Kimco Break-Up Expenses, and, if applicable, the Termination Amount, are payable in accordance with this Section 9.2, in no event shall Kimco (A) seek to obtain any recovery or judgment against MART or any MART Subsidiary or any of their respective assets, or against any of their respective trustees, directors, officers, employees, partners, managers, members or shareholders, or (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

(h)  Notwithstanding anything to the contrary in this Agreement, MART expressly acknowledges and agrees that, with respect to any termination of this Agreement in circumstances where the MART Break-Up Expenses are payable in accordance with this Section 9.2, the payment of the MART Break-Up Expenses shall constitute liquidated damages with respect to any claim for damages or any other claim which MART would otherwise be entitled to assert against Kimco or Merger Sub or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or shareholders, with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to MART. The parties hereto expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances where the MART Break-Up Expenses are payable in accordance with Section 9.2, the right to such payments (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing. Except for nonpayment of the amounts set forth in this Section 9.2, MART hereby agrees that, upon any termination of this Agreement in circumstances where the MART Break-Up Expenses are payable in accordance with this Section 9.2, in no event shall MART (A) seek to obtain any recovery or judgment against

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Kimco or any of the Kimco Subsidiaries or any of their respective assets, or against any of their respective directors, officers, employees, partners, managers, members or stockholders, or (B) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

(i)  Notwithstanding any provision to the contrary herein, the aggregate amount of the Termination Amount or Kimco Break-Up Expenses, as the case may be, pursuant to this Section 9.2 shall be subject to the limitations set forth in Section 9.3.

9.3  Payment of Termination Amount or Expenses.

(a)  In the event that MART is obligated to pay Kimco the Termination Amount and/or the Kimco Break-Up Expenses pursuant to Section 9.2 (the “Kimco Section 9.2 Amount”), MART shall pay to Kimco from the applicable Kimco Section 9.2 Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (m) the Kimco Section 9.2 Amount and (n) the sum of (1) the maximum amount that can be paid to Kimco without causing Kimco to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by Kimco’s independent certified public accountants, plus (2) in the event Kimco receives either (X) a letter from Kimco’s counsel indicating that Kimco has received a ruling from the IRS described in Section 9.3(b)(ii) or (Y) an opinion from Kimco’s outside counsel as described in Section 9.3(b)(ii), an amount equal to the Kimco Section 9.2 Amount less the amount payable under clause (1) above. To secure MART’s obligation to pay these amounts, MART shall deposit into escrow an amount in cash equal to the Kimco Section 9.2 Amount with an escrow agent selected by Kimco and on such terms (subject to Section 9.3(b)) as shall be agreed upon by Kimco and the escrow agent. The payment or deposit into escrow of the Kimco Section 9.2 Amount pursuant to this Section 9.3(a) shall be made within two (2) business days of the event which gives rise to the payment of the Kimco Section 9.2 Amount by wire transfer or bank check. Notwithstanding anything to the contrary in this Agreement, if MART shall not have paid the Kimco Section 9.2 Amount within the period set forth in the preceding sentence, Kimco shall also be entitled to receive interest on such Kimco Section 9.2 Amount, commencing on the date that the Kimco Section 9.2 Amount became due, at a rate per annum equal to the publicly announced prime rate of Citibank, N.A. plus two percent per annum, compounded quarterly, from the date such fee was required to be paid.

(b)  The escrow agreement described in Section 9.3(a) shall provide that the Kimco Section 9.2 Amount in escrow or any portion thereof shall not be released to Kimco unless the escrow agent receives any one or combination of the following: (i) a letter from Kimco’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Kimco without causing Kimco to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Kimco’s accountants revising that amount, in which case the escrow agent shall release such amount to Kimco, or (ii) a letter from Kimco’s counsel indicating that Kimco received a ruling from the IRS holding that the receipt by Kimco of the Kimco Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Kimco’s outside counsel has rendered a legal opinion to the effect that the receipt by Kimco of the Kimco Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Kimco Section 9.2 Amount to Kimco. MART agrees to amend this Section 9.3 at the request of Kimco in order to (x) maximize the portion of the Kimco Section 9.2 Amount that may be distributed to Kimco hereunder without causing Kimco to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Kimco’s chances of securing a favorable ruling described in this Section 9.3(b) or (z) assist Kimco in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.3(b). The escrow agreement shall also provide that any portion of the Kimco Section 9.2 Amount held in escrow for five years shall be released by the escrow agent to MART. MART shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

(c)  In the event that Kimco is obligated to pay MART the MART Break-Up Expenses pursuant to Section 9.2 (the “MART Section 9.2 Amount”), Kimco shall pay to MART from the applicable MART Section 9.2

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Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (m) the MART Section 9.2 Amount and (n) the sum of (1) the maximum amount that can be paid to MART without causing MART to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by MART’s independent certified public accountants, plus (2) in the event MART receives either (X) a letter from MART’s counsel indicating that MART has received a ruling from the IRS described in Section 9.3(d)(ii) or (Y) an opinion from MART’s outside counsel as described in Section 9.3(d)(ii), an amount equal to the MART Section 9.2 Amount less the amount payable under clause (1) above. To secure Kimco’s obligation to pay these amounts, Kimco shall deposit into escrow an amount in cash equal to the MART Section 9.2 Amount with an escrow agent selected by MART and on such terms (subject to Section 9.3(d)) as shall be agreed upon by MART and the escrow agent. The payment or deposit into escrow of the MART Section 9.2 Amount pursuant to this Section 9.3(c) shall be made within two (2) business days of the event which gives rise to the payment of the MART Section 9.2 Amount by wire transfer or bank check. Notwithstanding anything to the contrary in this Agreement, if MART shall not have paid the MART Section 9.2 Amount within the period set forth in the preceding sentence, MART shall also be entitled to receive interest on such MART Section 9.2 Amount, commencing on the date that the MART Section 9.2 Amount became due, at a rate per annum equal to the publicly announced prime rate of Citibank, N.A. plus two percent per annum, compounded quarterly, from the date such fee was required to be paid.

(d)  The escrow agreement described in Section 9.3(c) shall provide that the MART Section 9.2 Amount in escrow or any portion thereof shall not be released to MART unless the escrow agent receives any one or combination of the following: (i) a letter from MART’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to MART without causing MART to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from MART’s accountants revising that amount, in which case the escrow agent shall release such amount to MART, or (ii) a letter from MART’s counsel indicating that MART received a ruling from the IRS holding that the receipt by MART of the MART Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, MART’s outside counsel has rendered a legal opinion to the effect that the receipt by MART of the MART Section 9.2 Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the MART Section 9.2 Amount to MART. Kimco agrees to amend this Section 9.3 at the request of MART in order to (x) maximize the portion of the MART Section 9.2 Amount that may be distributed to MART hereunder without causing MART to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve MART’s chances of securing a favorable ruling described in this Section 9.3(b) or (z) assist MART in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.3(b). The escrow agreement shall also provide that any portion of the MART Section 9.2 Amount held in escrow for five years shall be released by the escrow agent to Kimco. Kimco shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

9.4  Extension; Waiver.    At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, Board of Trustees or Manager, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto (it being understood that Merger Sub and Kimco may not extend the time for each others’ obligations), (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

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ARTICLE 10—General Provisions

10.1  Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 10.

10.2  Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Kimco or Merger Sub:

Kimco Realty Corporation

3333 New Hyde Park Road

New Hyde Park, NY 11042

Fax No. (516) 869-2533

Attn:  Michael Pappagallo

          Bruce Rubenstein, Esq.

With copies to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Fax No. (617) 523-1231

Attn:  Gilbert G. Menna, P.C.

If to MART:

Mid-Atlantic Realty Trust

170 West Ridgely Road

Suite 210

Lutherville, MD 21093

Fax No. (410) 859-5685

Attn:  Paul F. Robinson

With copies to:

Gordon, Feinblatt, Rothman, Hoffberger & Hollander LLC

The Garrett Building

233 East Redwood Street

Baltimore, MD 21202

Fax No. (410) 576-4246

Attn:  Abba David Poliakoff, Esq.

and

Hunton & Williams

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219-4074

Fax No. (804) 788-8218

Attn:  David C. Wright, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

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10.3  Assignment; Binding Effect; Benefit.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Merger Sub may assign any of its rights under this Agreement to another subsidiary of Kimco (specifying that such subsidiary shall take the place of Merger Sub as a constituent party to the Merger) provided Kimco and Merger Sub shall remain obligated hereunder in all respects. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.9 hereof, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.4  Entire Agreement.    The MART Disclosure Letter and all Exhibits and Schedules attached hereto or thereto and referred to herein or therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. This Agreement, the Exhibits attached hereto, the MART Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

10.5  Confidentiality.

(a)  Each of MART and Kimco will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between MART and Kimco dated as of January 8, 2003.

(b)  Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state Securities Laws.

10.6  Amendment.    This Agreement amends, restates and supersedes in its entirety the Original Agreement in all respects. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or Trustees, as applicable, at any time before or after approval of matters presented in connection with the Merger by the shareholders of MART, but after any such shareholder approval, no amendment shall be made which (i) alters the amount or changes the form of the Merger Consideration, or (ii) by law requires the further approval of shareholders without, in either case, obtaining shareholder approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.7  Governing Law; Jurisdiction and Venue.    This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws. Each of MART and Kimco hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Maryland and of the United States of America located in the State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and

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(b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Maryland.

10.8  Counterparts.    This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

10.9  Headings.    Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

10.10  Interpretation.    In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

10.11  Waivers.    Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.12  Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.13  Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any Maryland Court, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14  Certain Definitions.

(a)  As used in this Agreement, the word “Subsidiary” or “Subsidiaries” when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(b)  As used in this Agreement, the word “Person” means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

(c)  As used in this Agreement, the word “affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

10.15  Alternative Structure.    Notwithstanding anything to the contrary contained in this Agreement, upon notice to MART not less than 10 business days prior to the Shareholders’ Meeting, Kimco shall be entitled to

40

revise the structure of the Merger so as to provide for (i) the merger of Merger Sub into MART (with MART as the Surviving Entity), or (ii) the merger of another directly or indirectly, wholly-owned subsidiary of Kimco, other than Merger Sub, with MART (with either of MART or such subsidiary surviving). In addition, MART will take such other action as may be reasonably requested by Kimco to help reduce any adverse tax implications arising out of the transactions contemplated hereby, provided, that, nothing in this Section 10.15 shall (a) subject the MART shareholders to adverse tax consequences, (b) change the amount or form of consideration to be received by the MART shareholders, (c) alter to the detriment of the MART shareholders the benefits to be received by them hereunder, (d) jeopardize or materially delay or impede the receipt of any required regulatory or third Party approvals or consents or add any additional regulatory or third party approvals or consents relating to the consummation of the Merger, (e) impede or delay consummation of the Merger, or create any new condition to Closing, (f) reduce the obligations of any party hereunder including, but not limited to, Kimco’s obligations to provide the Merger Consideration and perform its other undertakings hereunder after the Effective Time or (g) adversely affect MART or the MART Subsidiaries or otherwise increase the obligations of MART or the MART Subsidiaries. The parties shall execute an appropriate amendment to this Agreement and any related documents necessary to reflect any such revised structure.

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IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

KIMCO REALTY CORPORATION

By:	/s/ MICHAEL J. FLYNN
Name: Michael J. Flynn
Title: President and Chief Operating Officer

KIMCO ACQUISITION REAL ESTATE INVESTMENT TRUST

By:	/s/ MICHAEL J. FLYNN
Name: Michael J. Flynn
Title: President

MID-ATLANTIC REALTY TRUST

By:	/s/ F. PATRICK HUGHES
Name: F. Patrick Hughes
Title: President & Chief Executive Officer

42

APPENDIX B

June 18, 2003

Board of Trustees

Mid-Atlantic Realty Trust

170 West Ridgely Road, Suite 210

Lutherville, MD 21093

Gentlemen:

You have asked Wachovia Securities, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, of the Merger Consideration (as hereinafter defined) to be received by the holders of Mid-Atlantic Realty Trust (“MART”) common shares of beneficial interest, par value $.01 per share (the “MART Common Shares”) pursuant to that certain Agreement and Plan of Merger, dated as of June 18, 2003 (the “Agreement”), among MART, Kimco Realty Corporation (“Kimco”) and Kimco Acquisition Real Estate Investment Trust (“Merger Sub”). Capitalized terms in this letter shall have the meaning ascribed to them in the Agreement unless the context clearly requires otherwise.

As more fully described in the Agreement, MART shall be merged with and into Merger Sub and the separate existence of MART shall thereupon cease, with Merger Sub being the surviving entity (the “Merger”), and pursuant to the Merger, each MART Common Share issued and outstanding immediately prior to the Effective Time will, at the Effective Time, be converted into the right to receive $21.00 in cash, without interest, plus, in the event the Closing occurs after September 15, 2003, an amount per share equal to the product of (i) $1.24 divided by 365, multiplied by (ii) the number of days that have elapsed following September 15, 2003 and prior to the Closing Date (the “Merger Consideration”).

In arriving at our opinion, we have, among other things:

-	Reviewed the Agreement, including the financial terms of the Agreement.

-	Reviewed certain business, financial and other information, including financial forecasts, regarding MART that was publicly available or furnished to us by its management, and have discussed MART’s business and prospects with its management.

-	Considered certain financial data for MART and compared that data with similar data regarding certain other publicly traded companies that we deemed to be relevant.

-	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant.

-	Calculated a net asset value per common share for MART based on its projected net operating income, adjusted for capital reserves.

-	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed to be relevant.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information, and we have not assumed any responsibility for any independent verification of such information. With respect to MART’s financial forecasts, we have assumed that they have been reasonably prepared and reflect the best current estimates and judgments of management as to the future financial performance of the company. We have discussed MART’s financial projections with its management, but we assume no responsibility for and express no view as to financial projections of MART or the assumptions upon which they are based. In arriving at our opinion, we have conducted physical inspections of certain of the properties or facilities of MART, but have not made any comprehensive evaluations or appraisals of the assets or liabilities of MART.

B-1

Board of Trustees

Mid-Atlantic Realty Trust

June 18, 2003

In rendering our opinion, we have assumed that the Merger contemplated by the Agreement will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed that will have a material adverse effect on the Merger or other actions contemplated by the Agreement. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger or other actions contemplated by the Agreement compared with other business strategies that may have been considered by MART’s management and/or MART’s Board of Trustees or any committee thereof.

Wachovia Securities is a trade name of Wachovia Securities, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Trustees of MART in connection with the Agreement and will receive a fee for such services, which include the delivery of this opinion.

Please note that an affiliate of Wachovia Securities is a participating lender in a credit facility maintained by MART. Wachovia Securities has also acted as lead manager for MART’s most recent public equity offering in March 2002. In addition, Wachovia Securities maintains active equity research on MART.

Please note that an affiliate of Wachovia Securities is a participating lender in a credit facility maintained by Kimco. Wachovia Securities has also acted as (i) co-lead manager for a $50 million note offering by Kimco in April 2003 and (ii) senior co-manager for a $175 million preferred stock offering by Kimco in April 2003. In addition, Wachovia Securities maintains active equity research on Kimco.

Additionally, in the ordinary course of our business, we may trade in the securities of MART and Kimco for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is solely for the information and use of the Board of Trustees of MART in connection with its consideration of the Merger and does not and shall not confer any rights or remedies upon the holders of MART Common Shares or any other person or be used or relied upon for any other purpose. Our opinion does not address the merits of the underlying decision by MART to enter into the Agreement and does not and shall not constitute a recommendation to any holder of MART Common Shares as to how such holder should vote in connection with the Agreement or any other matter related thereto. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that this opinion may be reproduced in full and described in any proxy statement mailed or provided to the holders of MART Common Shares.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and other factors we deem to be relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of MART Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/    WACHOVIA SECURITIES, LLC

B-2

PROXY

MID-ATLANTIC REALTY TRUST

170 West Ridgely Road, Suite 210

Lutherville, Maryland 21093

SPECIAL MEETING OF SHAREHOLDERS                                 , 2003

This Proxy Is Solicited On Behalf Of The Board Of Trustees Of Mid-Atlantic Realty Trust

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated             , 2003, and hereby appoints LeRoy E. Hoffberger, F. Patrick Hughes and Paul F. Robinson, and each of them individually, as proxies, each with the power to appoint such person’s substitute, and hereby authorizes each of them to vote, as designated below, all the common shares of beneficial interest of Mid-Atlantic Realty Trust, held of record by the undersigned on             , 2003, at the Special Meeting of Shareholders to be held on             , 2003, or any adjournment or postponement thereof as specified below.

1.    TO APPROVE THE MERGER OF MID-ATLANTIC REALTY TRUST WITH AND INTO KIMCO ACQUISITION REAL ESTATE INVESTMENT TRUST, A MARYLAND REAL ESTATE INVESTMENT TRUST AND SUBSIDIARY OF KIMCO REALTY CORPORATION, A MARYLAND CORPORATION, WITH KIMCO ACQUISITION REAL ESTATE INVESTMENT TRUST BEING THE SURVIVING ENTITY, PURSUANT TO THE AMENDED AGREEMENT AND PLAN OF MERGER DATED JULY 14, 2003 AMONG KIMCO REALTY CORPORATION, KIMCO ACQUISITION REAL ESTATE INVESTMENT TRUST, AND MID-ATLANTIC REALTY TRUST.

☐ For         ☐ Against         ☐ Abstain

2.    TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL NO. 1 ABOVE. IF ANY OTHER BUSINESS IS PROPERLY PRESENTED AT THE SPECIAL MEETING, AS WELL AS ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING, THE PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT AND AS SAID PROXIES DEEM ADVISABLE.

Please sign exactly as your name appears on your proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND MAIL THE CARD IN THE ENVELOPE ENCLOSED

DATED: , 2003	Signature

DATED: , 2003	Signature if held jointly